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TABLE OF CONTENTS

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
REGAL ENTERTAINMENT GROUP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting of Stockholders
To Be Held on May 12, 2004

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of Regal Entertainment Group, which will be held on May 12, 2004 at 12:00 p.m. (Eastern Time) at our offices located at 7132 Regal Lane, Knoxville, Tennessee 37918 for the following purposes:

  1.
  To elect two Class II directors to serve for three-year terms on our board of directors;

  2.
  To ratify the audit committee's selection of KPMG LLP as our independent auditors for the fiscal year ending December 30, 2004; and

  3.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our board of directors has fixed the close of business on Wednesday, April 7, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. Therefore, stockholders who owned shares of our Class A or Class B common stock at the close of business on that date are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By order of the Board of Directors,
Peter B. Brandow Executive Vice President, General Counsel and Secretary

Knoxville, Tennessee
April 12, 2004

TABLE OF CONTENTS

GENERAL INFORMATION
THE PROXY
VOTING AT THE ANNUAL MEETING
PROPOSAL 1. ELECTION OF CLASS II DIRECTORS
Nominees for Director—Class II
Continuing Directors—Class I
Continuing Directors—Class III
Board and Committee Information
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
Employment Contracts and Termination of Employment and Change-In-Control Arrangements
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report on Executive Compensation
Comparative Stock Performance
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER BUSINESS
OTHER INFORMATION
STOCKHOLDER PROPOSALS
AVAILABILITY OF REPORT ON FORM 10-K
APPENDIX A: AUDIT COMMITTEE CHARTER
APPENDIX B: ANNUAL REPORT INFORMATION

i

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the board of directors of Regal Entertainment Group, a Delaware corporation (the "Company" or "Regal"), for use at the Annual Meeting of Stockholders of the Company, to be held on May 12, 2004 at 12:00 p.m. (Eastern Time), or any adjournment or postponement thereof, at Regal's offices located at 7132 Regal Lane, Knoxville, Tennessee 37918 (the "Annual Meeting").

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about April 14, 2004. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at 9110 East Nichols Avenue, Suite 200, Centennial, Colorado 80112.

THE PROXY

        A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the meeting will not, in and of itself, revoke a proxy. Proxies in the form enclosed, unless revoked, will be voted at the meeting as directed by you on the form or, in the absence of such direction, in favor of all proposals to be considered at the meeting.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (the "Common Stock"). At the close of business on April 7, 2004, 53,735,036 shares of Class A common stock and 89,216,142 shares of Class B common stock were outstanding and entitled to vote. Only stockholders of record of our Common Stock at the close of business on April 7, 2004, the date selected as the record date by our board of directors, are entitled to vote at the Annual Meeting. The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on each matter submitted to a vote of stockholders. The shares of Class A and Class B common stock will vote together as a single class on all matters to be considered at the Annual Meeting.

        The holders of a majority of the voting power of the Common Stock entitled to vote at the meeting and who are present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the meeting in person or by proxy, and entitled to vote. Cumulative voting is not permitted in the election of directors. If the ratification of the selection of auditors is not approved by the affirmative vote of the holders of a majority of the voting power of the Common Stock present at the meeting in person or by proxy, and entitled to vote, our audit committee of the board of directors will review its future selection of auditors.

        Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will have no effect on the proposal for election of directors, but with respect to the proposal on the ratification of auditors, abstentions will have the same effect as votes against such proposal. Broker non-votes will have no effect on either of the proposals to be considered at the Annual Meeting.

PROPOSAL 1. ELECTION OF CLASS II DIRECTORS

        Regal's business and affairs are managed under the direction of our board of directors, which is currently comprised of eight members. The size of our board of directors may be fixed from time to time by our board of directors as provided in our bylaws. Pursuant to our certificate of incorporation, as amended, our board of directors is divided into three classes, designated as Class I, Class II and Class III, and the members of each class are to be elected to serve a three-year term, with the terms of office of each class ending in successive years. In order to establish the initial classification of our board of directors in 2002, Class I directors were elected to serve for a one-year term expiring at last year's annual meeting, Class II directors were elected to serve for a two-year term expiring at this year's annual meeting, and Class III directors were elected to serve for a three-year term expiring at the 2005 annual meeting. At each subsequent annual meeting, the directors of the class standing for election will be elected for a full three-year term to succeed those directors whose terms then expire.

        At this Annual Meeting, there are two nominees for election to the board of directors, each of whom, if elected, will serve as a Class II director. The Class II directors will serve on the board of directors for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2007. The names of each nominee and continuing director, their respective ages (as of February 6, 2004), class of the board of directors and the year during which each director's current term expires, periods during which they have served the Company as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations appear below. There are no family relationships among any director, executive officer, or any person nominated or chosen by us to become a director.

        Each nominee is an incumbent director and has consented to be named herein and to serve on the board of directors if elected. If any of these director nominees should be unavailable for election at the time of the meeting, which is not anticipated, the proxies will be voted for such other person as may be recommended by the board of directors in place of each such nominee.

Name	Age	Class or Nominee Class	Expiration of Current Term
Michael L. Campbell	50	I	2006
Kurt C. Hall	44	I	2006
Alfred C. Eckert III	55	I	2006
Thomas D. Bell, Jr.*	54	II	2004
Craig D. Slater*	46	II	2004
Philip F. Anschutz	64	III	2005
Stephen A. Kaplan	45	III	2005
James D. Packer	36	III	2005

*
Director nominee

Nominees for Director—Class II
For a Three-Year Term Expiring 2007

        Thomas D. Bell, Jr. has been a director since March 2002 and is a member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Bell is the President and Chief Executive

Officer of Cousins Properties Incorporated, a real estate investment trust. Mr. Bell has served as the Vice Chairman of the board of directors and Chairman of the Executive Committee of Cousins Properties since January 2001. Prior to joining Cousins Properties, Mr. Bell served as a senior advisor at Credit Suisse First Boston Corporation, overseeing real estate activities. Prior thereto, Mr. Bell spent ten years with Young & Rubicam and retired as Chairman and Chief Executive Officer. Mr. Bell is also a member of the boards of Credit Suisse Group, Lincoln Financial Group and AGL Resources, Inc.

        Craig D. Slater has served as a director since March 2002 and is a member of our Executive Committee, Nominating and Corporate Governance Committee and Compensation Committee. Mr. Slater has served as President of The Anschutz Investment Company, a private investment firm, since 1997, and as Executive Vice President of Anschutz Company since April 1999 and The Anschutz Corporation since May 1999. Mr. Slater served as Vice President of Acquisitions and Investments of both The Anschutz Corporation and Anschutz Company from August 1995 until May and April 1999, respectively. Mr. Slater also served as Corporate Secretary of Anschutz Company and The Anschutz Corporation from September 1991 to October 1996. Mr. Slater currently serves on the boards of directors of Qwest Communications International, Inc. and Forest Oil Corporation.

        The board of directors recommends a vote "FOR" the election of each of the two nominees to serve as a Class II Director.

Continuing Directors—Class I
Term Expires 2006

        Michael L. Campbell is our Co-Chairman and Co-Chief Executive Officer and is the Co-Chairman of the board of directors and Chief Executive Officer of Regal Cinemas Corporation ("Regal Cinemas"). Mr. Campbell has served as a director since March 2002 and is a member of our Executive Committee. Mr. Campbell founded Regal Cinemas, Inc. in November 1989, and has served as Chief Executive Officer of Regal Cinemas, Inc. since its inception. Mr. Campbell served as a director and executive officer of Regal Cinemas, Inc. when it filed for bankruptcy on October 11, 2001 and throughout its bankruptcy proceedings. Prior thereto, Mr. Campbell was the Chief Executive Officer of Premiere Cinemas Corporation, which he co-founded in 1982, and served in such capacity until Premiere was sold in October 1989. Mr. Campbell is a director of Fandango, Inc., Eon Streams, Inc. and the National Association of Theatre Owners and serves on the executive committee of the board of directors of the National Association of Theatre Owners.

        Kurt C. Hall is our Co-Chairman and Co-Chief Executive Office, the President and Chief Executive Officer of Regal CineMedia Corporation ("Regal CineMedia") and serves as a director of Regal Cinemas. Mr. Hall has served as a director since March 2002 and is a member of our Executive Committee. Mr. Hall served as President and Chief Executive Officer of United Artists Theatre Company ("United Artists") from March 6, 1998 to August 8, 2002, and as a director from May 12, 1992 to August 8, 2002. Mr. Hall served as a director and executive officer of United Artists when it filed for bankruptcy on September 5, 2000 and throughout its bankruptcy proceedings. Prior thereto, Mr. Hall served as United Artists' Chief Operating Officer since February 24, 1997, and as Executive Vice President since May 12, 1992. Mr. Hall was Chief Financial Officer of United Artists Theatre Circuit, Inc. from May 12, 1992 to March 5, 1998. Mr. Hall serves as a director of the National Association of Theatre Owners and serves on its executive committee of the board of directors.

        Alfred C. Eckert III has served as a director since March 2002 and is a member of our Audit Committee and our Compensation Committee. Mr. Eckert has been Chairman and Chief Executive Officer of GSC Partners, a private investment firm, since 1994. Mr. Eckert is also a director of R.R. Donnelley & Sons Company.

Continuing Directors—Class III
Term Expires 2005

        Philip F. Anschutz has served as a director since March 2002. Mr. Anschutz has served as the Chairman of the board of directors of The Anschutz Corporation, which he founded in 1965, and Anschutz Company for more than the last five years. Mr. Anschutz is a director of Qwest Communications International, Inc. and Union Pacific Corporation.

        Stephen A. Kaplan has served as a director since March 2002 and is a member of our Compensation Committee, Executive Committee and our Nominating and Corporate Governance Committee. Mr. Kaplan is a principal of Oaktree Capital Management, LLC. Since 1995, Mr. Kaplan has managed Oaktree's Principal Investment Activities Group, which invests in controlling and minority positions in private and public companies. Prior to joining Oaktree Capital Management, LLC, Mr. Kaplan was a managing director of Trust Company of the West. Prior to his work with Trust Company of the West, Mr. Kaplan was a partner with the law firm Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of General Maritime Corporation, Chart Industries, Inc., Cherokee International, Inc. and CollaGenex Pharmaceuticals, Inc.

        James D. Packer has served as a director since March 2003. Mr. Packer is the Executive Chairman of Publishing and Broadcasting Ltd., Australia's leading media and entertainment company. Mr. Packer is also the Co-Chief Executive Officer of Consolidated Press Holdings Limited. Since 1988, Mr. Packer has worked in various senior positions across the PBL group. Mr. Packer currently serves as a director in various companies, including Puma AG, Foxtel, Challenger International Limited and Hoyts Cinemas Limited.

Board and Committee Information

        The board of directors held eight meetings during our fiscal year ended January 1, 2004. All directors attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board of directors on which they served.

Corporate Governance

        We regularly monitor developments in the area of corporate governance. In November 2003, the Securities and Exchange Commission ("SEC") approved the final corporate governance rules of the New York Stock Exchange ("NYSE"), and our board of directors has subsequently completed its review of these rules and has taken all actions required for the Company, as a controlled company, to be in full compliance by the applicable deadline.

        In accordance with the provisions of the NYSE rules applicable to controlled companies, the Company is not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee comprised solely of independent directors, or (iii) a compensation committee comprised solely of independent directors. The Company qualifies as a controlled company due to the ownership by Anschutz Company of shares entitled to cast more than 50% of votes eligible to be cast for the election of directors. The Company believes that the current composition of the board of directors, taken together with the Company's related party transaction policy and board committee structure, appropriately recognizes the right of controlling stockholders to select a majority of directors while ensuring a strong role for independent directors.

        In accordance with the Sarbanes-Oxley Act and the NYSE corporate governance rules, our board of directors and its Committees have taken a number of actions since our inception in 2002 to comply with these new rules. These actions include (i) adopting a new Audit Committee Charter, which reflects certain changes required under the Sarbanes-Oxley Act, (ii) establishing a Nominating and Corporate Governance Committee and adopting a Nominating and Corporate Governance Committee Charter,

(iii) adopting a Compensation Committee Charter, (iii) adopting a Code of Business Conduct and Ethics applicable to our directors, officers and employees, which includes the prompt disclosure to stockholders of any waiver of the code for executive officers or directors made by the board of directors or any committee thereof, (iv) adopting Corporate Governance Guidelines, and (v) establishing a practice of holding regular executive sessions of non-management directors.

        If you desire to communicate with our board members, including non-management directors as a group or the current presiding director of the non-management directors, you may do so by mailing your request to Secretary, Regal Entertainment Group, at 7132 Regal Lane, Knoxville, Tennessee 37918. The Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom it is addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director on request.

        A copy of our Audit Committee's Charter is attached to this Proxy Statement and will also be available, on or before the date of our Annual Meeting, on our website at www.regalentertainmentgroup.com under "Investor Relations", "Corporate Governance". Copies of the Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines will also be available, on or before the date of our Annual Meeting, on our website at www.regalentertainmentgroup.com under "Investor Relations", "Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Our board of directors has determined that each of Messrs. Bell, Eckert and Kaplan qualify as independent directors under the applicable listing standards of the NYSE. Pursuant to the NYSE listing standards, a director shall be considered independent if the board of directors makes an affirmative determination after a review of all relevant information that the director has no material relationship with the company. Our board of directors has established the categorical standards set forth below to assist it in making such determinations. A director will not be considered independent if the director:

  •
  is, or within the last three years has been, employed by the Company;

  •
  has an immediate family member (which, for purposes of the these independence standards, shall include such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home) who is, or within the last three years has been, employed as an executive officer of the Company;

  •
  receives, or within the last three years has received, more than $100,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

  •
  has an immediate family member who receives, or within the last three years has received, more than $100,000 per year in direct compensation as an executive employee of the Company other than pension or other forms of deferred compensation (provided such compensation is not contingent on continued service);

  •
  is, or within the last three years has been, affiliated with or employed by the Company's auditor;

  •
  has an immediate family member who is, or within the last three years has been, affiliated with or employed by the Company's auditor in a professional capacity;

  •
  is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives serve, or within the last three years have served, on such other company's compensation committee;

  •
  has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives serve, or within the last three years have served, on such other company's compensation committee;

  •
  is, or within the last three years has been, an executive officer or employee of a company that makes payments to, or receives payments from, the Company in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  •
  has an immediate family member who is, or within the last three years has been, an executive officer of a company that makes payments to, or receives payments from, the Company in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

        The following factor is also considered by our board of directors in making an independence determination. However, the board of directors is not precluded from finding a director to be independent if the director:

  •
  is, or within the last three years has been, an executive officer of a charitable organization that receives contributions from the Company in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such charitable organization's consolidated gross revenues.

        Our non-management directors meet in an executive session at least once per year and rotate serving as the presiding director for each executive session. In addition, we intend to hold an executive session including only our independent directors at least once a year. We encourage, but do not require, our board members to attend our annual stockholders meetings. Last year, one of our directors attended the annual stockholders meeting.

        Our board of directors has established four standing committees. The standing committees consist of an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Corporate Governance Committee. The standing committees, except for the Executive Committee, are comprised entirely of our non-management directors as provided in the table below.

Board Member	Audit	Compensation	Executive	Nominating and Corporate Governance
Thomas D. Bell, Jr.	X			X
Alfred C. Eckert III	X	X
Stephen A. Kaplan		X	X	X
Craig D. Slater		X	X	X
Kurt C. Hall			X
Michael L. Campbell			X
Meetings Held in 2003	5	3	1	0

        The functions performed by each of the committees are briefly described below:

Audit Committee

        The primary purposes of the Audit Committee are to assist the board of directors' oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to be the independent auditor of the Company, the performance of the Company's internal audit function and the independent auditor, and to prepare the report required to be included in our annual meeting proxy statements. The Audit Committee operates under an Audit Committee Charter, adopted by our board of directors, a copy of which is attached hereto as Appendix A.

        Currently there is one vacancy on the Audit Committee. Mr. Robert F. Starzel served on our Audit Committee and our board of directors in 2003. In February 2004, Mr. Starzel was named Chairman of the SF Newspaper Co. and resigned from our board of directors to devote his time to such position. Our board of directors intends to fill the vacancy left by Mr. Starzel with a director who qualifies as independent under the applicable listing standards of the NYSE. Each of the two individuals serving on our Audit Committee satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our board of directors believes each of the members of the Audit Committee is financially literate and that Mr. Thomas D. Bell, Jr. qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

Compensation Committee

        The Compensation Committee is responsible for reviewing and making recommendations to the board of directors regarding compensation of the Company's directors and executive officers and administering and implementing the Company's incentive compensation plans and equity-based plans. The Compensation Committee's duties and responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Company's Co-Chief Executive Officers, evaluating their performance in light of such goals and objectives, and as a committee, determining and approving the Co-Chief Executive Officers' compensation levels based on such evaluation.

        The Compensation Committee operates under a Compensation Committee Charter, adopted by our board of directors, a copy of which will be available, on or before the date of the Annual Meeting, on our website at www.regalentertainmentgroup.com under the links to "Investor Relations", "Corporate Governance".

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee was established to identify qualified nominees for our board of directors, to develop and recommend to our board of directors a set of corporate governance principles to assist the board of directors in fulfilling its corporate governance responsibilities and to oversee an annual evaluation of the board of directors and our management. This committee has the ability to consider nominees recommended by stockholders and other interested parties. Because we are a controlled company, however, the committee does not have a formal policy with regard to the submission or consideration of director candidates recommended by stockholders.

        The committee operates under the Nominating and Corporate Governance Committee Charter, adopted by our board of directors, a copy of which will be available, on or before the date of the Annual Meeting, on our website at www.regalentertainmentgroup.com under the links to "Investor Relations", "Corporate Governance". The charter of the committee sets forth certain criteria for the nominating committee to consider in evaluating potential director nominees. In considering potential director nominees, the committee selects individuals who demonstrate the highest personal and professional integrity; who have demonstrated exceptional ability and judgment and who are expected to be most effective, in conjunction with the other members of the board of directors, in collectively serving the long-term interests of the Company and our stockholders.

        The committee identifies director candidates based on input provided by a number of sources, including members of the committee, other directors, our stockholders, our Co-Chief Executive Officers and third parties. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the committee takes into account each nominee's skills, knowledge, perspective, broad business judgment and leadership, relevant industry knowledge, business creativity and vision, experience, age and diversity, all in the context of the perceived needs of the board of directors at that time. Incumbent directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.

Executive Committee

        Our Executive Committee is generally authorized to act on behalf of our board of directors between scheduled meetings of our board of directors on matters already approved in principle by the board of directors and on matters specifically delegated by the board of directors from time to time as permitted under Delaware corporate law.

Compensation of Directors

        We reimburse all of our directors for reasonable out-of-pocket expenses related to attending board of director and board of director committee meetings. In addition, we pay Messrs. Bell, Packer and Eckert, each of whom is a non-management director, an annual cash retainer for board of director service of $40,000. We currently do not intend to pay cash or equity compensation to our other directors for serving on our board of directors, except as set forth above.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

        The following table shows information with respect to beneficial ownership of our Common Stock, as of April 1, 2004, for:

  •
  each of our directors and our executive officers listed in the summary compensation table provided below, who we refer to as our named executive officers;

  •
  all of our directors and named executive officers as a group; and

  •
  each person known by us, based upon our review of documents filed by them with the SEC in respect of the ownership of our shares of Common Stock, to beneficially own five percent or more of either class of our Common Stock.

        We have calculated the percentage of beneficial ownership based on 53,642,329 shares of Class A common stock and 89,216,142 shares of Class B common stock outstanding as of the close of business on April 1, 2004.

	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Voting Power(2)
Directors
Philip F. Anschutz(3)	73,708,639	57.9%	73,708,639	82.6%	77.9%
Thomas D. Bell, Jr.(7)	1,273	*	—	—	*
Alfred C. Eckert III(4)	11,740,958	21.9%	—	—	1.2%
Stephen A. Kaplan(5)	—	—	—	—	—
Craig D. Slater	384,411	*	—	—	*
James D. Packer	—	—	—	—	—
Executive Officers
Michael L. Campbell	—	—	—	—	—
Kurt C. Hall(6)	186,351	*	—	—	*
Amy E. Miles(7)	4,000	*	—	—	*
Gregory W. Dunn(7)	150,553	*	—	—	*
Peter B. Brandow(8)	125,810	*	—	—	*
All directors and named executive officers as a group (11 persons)	86,301,995	67.6%	73,708,639	82.6%	79.2%
Five Percent Stockholders
Anschutz Company(9)	73,708,639	57.9%	73,708,639	82.6%	77.9%
OCM Principal Opportunities Fund II, L.P.(10)	15,507,503	22.4%	15,507,503	17.4%	16.4%
GSCP Recovery, Inc.(11)	11,674,685	21.8%	—	—	1.2%
HUSH Holdings U.S. Inc.(12)	4,761,904	8.9%	—	—	*
Viking Global Performance LLC(13)	2,976,810	5.5%	—	—	*

*
Represents less than 1%

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director, named executive officer and principal stockholder is 9110 East Nichols Avenue, Suite 200, Centennial, CO 80112. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them.

  The number of shares of Class A common stock and Class B common stock outstanding used in calculating the percentage for each listed person includes the shares of Class A common stock and Class B common stock underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of April 1, 2004, but excludes shares of Class A common stock and Class B common stock underlying warrants or options held by any other person.

(2)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of Class A common stock and Class B common stock held by such beneficial owner (assuming exercise of currently exercisable options) and assumes that no shares of Class B common stock have been converted into Class A common stock.

(3)
All of the shares shown as beneficially owned by Mr. Anschutz are held by Anschutz Company, which is controlled by Mr. Anschutz and shares voting and dispositive power with Mr. Anschutz. The 73,708,639 shares of Class A common stock represent 73,708,639 shares of Class A common stock issuable upon the conversion of a like number of shares of Class B common stock beneficially owned by Mr. Anschutz.

(4)
Includes 1,273 shares subject to currently exercisable options and 11,674,685 shares of Class A common stock held directly by GSCP Recovery, Inc. ("GSCP"), with respect to which Mr. Eckert reports shared voting and dispositive power. See note 11 to this table for a description of the relationships among the persons and entities reporting shared power over these shares. Mr. Eckert disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)
Excludes 15,507,503 shares of Class B common stock held by OCM Principal Opportunities Fund II, L.P. ("OCM") and as to which Mr. Kaplan disclaims beneficial ownership. Mr. Kaplan is a principal of OCM's general partner, Oaktree Capital Management, LLC ("Oaktree"), which reports voting and dispositive power as general partner of OCM with respect to such shares.

(6)
Includes 111,544 shares subject to currently exercisable options.

(7)
All of the shares shown represent shares subject to currently exercisable options. Mr. Dunn reports shared dispositive power with his former spouse over 59,083 shares.

(8)
Includes 115,810 shares subject to currently exercisable options.

(9)
The address of Anschutz Company is 555 17th Street, Suite 2400, Denver, CO 80202.

(10)
The 15,507,503 shares of Class A common stock represent 15,507,503 shares of Class A common stock issuable upon conversion of a like number of shares of Class B common stock beneficially owned by the reporting person. OCM Principal Opportunities Fund II, L.P. ("OCM") reports shared voting and dispositive with its general partner, Oaktree Capital Management, LLC ("Oaktree"). The address of each of OCM and Oaktree is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(11)
GSCP, the record owner of the shares included in the table, reports shared voting and dispositive power over such shares with each of Greenwich Street Investments II, L.L.C. ("GSIII"), Greenwich Street Capital Partners II, L.P. ("GSCPII"), GSCP Offshore Fund, L.P. ("Offshore"), Greenwich Street Employees Fund, L.P. ("Employees"), Greenwich Fund, L.P. ("Fund"), TRV Executive Fund, L.P. ("TRV"), GSCP (NJ), L.P. ("NJ"), GSCP (NJ), Inc. ("NJ Inc."), Keith W. Abell, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel, Christine K. Vanden Beukel, Andrew Wagner and Mr. Eckert (collectively, the "Reporting Persons"). GSIII is the general partner of GSCPII, Offshore, Employees, Fund and TRV, which collectively own all of the outstanding capital stock of GSCP. NJ is the manager of GSCPII, Offshore, Employees, Fund and TRV. NJ Inc. is the general partner of NJ. Each of Messrs. Abell, Hamwee, Hayden, Inglesby, Kaufman, Patel, Wagner and Eckert and Ms. Vanden Beukel is a managing director, executive officer and shareholder of NJ Inc. and a limited partner of NJ. Each Reporting Person (other than GSCP) disclaims beneficial ownership of the common stock beneficially owned by each other Reporting Person except to the extent of the particular Reporting Person's pecuniary interest in the shares reported as beneficially owned. The address of each of the Reporting Persons is 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932 (c/o GSC Partners for each of the individual Reporting Persons and GSCP).

(12)
Consolidated Press Holdings Limited ACN 008 394 509 ("CPH") also reports sole voting and dispositive power over the shares held directly by HUSH Holdings U.S. Inc. ("HUSH") as HUSH's ultimate parent. HUSH's address is One Exeter Plaza, Boston, MA 02116 and CPH's address is 54-58 Park Street, Sydney, NSW 2000, Australia.

(13)
Viking Global Performance LLC ("VGP") reports shared dispositive power over all of the shares included in the table with each of Viking Global Investors LP ("VGI"), O. Andreas Halvorsen, Brian T. Olson and David C. Ott, and over 2,073,610 of such shares with Viking Global Equities LP ("VGE"). Each of VGI and Messrs. Olson and Ott also report shared voting power over all of the shares included in the table, and Mr. Halvorsen reports sole voting power over all of such shares. VGE also reports shared voting power over 2,073,610 of the shares, which it owns directly. The other shares included in the table are held in accounts of VGE III Portfolio Ltd. ("Portfolio"), with which VGP and VGI have entered into an investment management agreement. Under the agreement, VGP has investment authority with respect to the shares held in the Portfolio accounts and VGI performs Portfolio account managerial services. VGP is the general partner of VGE and VGI, an affiliate of VGP, provides managerial services to VGE. Messrs. Halvorsen, Olson and Ott are Managing Directors of VGI and Member of VGP. The address for each of the foregoing is 55 Railroad Avenue, Greenwich, Connecticut 06830.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our board of directors. Our board of directors has adopted a written charter for our Audit Committee, and has re-evaluated it in connection with the filing of our Annual Report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2003 Annual Report on Form 10-K with our management and KPMG LLP, our independent auditors. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), Communication with Audit Committees, as modified or supplemented, and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board No. 1, (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with KPMG their independence from Regal and our management. The Audit Committee has also considered whether and determined that the independent auditors' provision of other non-audit services to us is compatible with maintaining the auditors' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2004, for filing with the Securities and Exchange Commission.

        Respectfully submitted on April 12, 2004 by the members of the Audit Committee of the board of directors.

Thomas D. Bell, Jr.
Alfred C. Eckert III

        In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Independent Auditors

        KPMG, LLP served as our independent auditors for the fiscal year ended January 1, 2004 and has been selected to serve as our independent auditors for the current fiscal year. For the fiscal years ended December 26, 2002 and January 1, 2004, we incurred fees for services from KPMG as discussed below.

  •
  Audit Fees.  The aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements included in our Form 10-K, the review of the financial statements included in our Forms 10-Q and services provided in connection with regulatory filings (including our initial public offering and public debt offerings) were approximately $1,747,800 for the fiscal year ended December 26, 2002 and $634,000 for the fiscal year ended January 1, 2004.

  •
  Audit-Related Fees.  The aggregate fees billed for professional services rendered by KPMG for assurances and related services that are reasonably related to the performance of the audit or review of our financial statements were approximately $0 for the fiscal year ended December 26, 2002 and $187,000 for the fiscal year ended January 1, 2004. For the fiscal year ended January 1, 2004 such fees were primarily related to due diligence services.

  •
  Tax Fees.  The aggregate fees billed for professional services rendered by KPMG related to federal and state tax compliance, tax advice and tax planning were approximately $346,700 for the fiscal year ended December 26, 2002 and $122,200 for the fiscal year ended January 1, 2004. All of these services are permitted non-audit services.

  •
  All Other Fees.  No fees were billed for other services rendered by KPMG for the fiscal years ended December 26, 2002 and January 1, 2004.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent auditors. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to an individual member of the Audit Committee.

EXECUTIVE COMPENSATION

        We were formed in March 2002. The following table shows the cash compensation and certain other compensation paid or accrued by us for our Co-Chief Executive Officers and our other most highly compensated executive officers whose salary exceeded $100,000 for the fiscal years ended December 26, 2002 ("Fiscal 2002") and January 1, 2004 ("Fiscal 2003"). We refer to these officers as our named executive officers.

Summary Compensation Table

Long Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Stock Options(1)
Michael L. Campbell, Co-Chief Executive Officer	Fiscal 2003 Fiscal 2002	$ $	589,100 589,100	$ $	650,000 883,650	— 2,432,013
Kurt C. Hall, Co-Chief Executive Officer	Fiscal 2003 Fiscal 2002	$ $	589,100 589,100	$ $	650,000 839,100	— 791,056
Gregory W. Dunn, Executive Vice President and Chief Operating Officer	Fiscal 2003 Fiscal 2002	$ $	377,169 377,169	$ $	282,877 377,169	— 752,766
Amy E. Miles, Executive Vice President and Chief Financial Officer	Fiscal 2003 Fiscal 2002	$ $	325,000 325,000	$ $	275,000 325,000	— 752,766
Peter B. Brandow, Executive Vice President, General Counsel and Secretary	Fiscal 2003 Fiscal 2002	$ $	305,000 305,000	$ $	228,750 305,000	— 579,050

(1)
Securities underlying stock option awards in Fiscal 2003 are reported prior to giving effect to the antidilution adjustments made in connection with our payment of an extraordinary cash dividend on July 1, 2003.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

        The following table shows information about the value realized on option exercises for each of our named executive officers during the most recent fiscal year ended January 1, 2004, and the value of their unexercised options at the end of such fiscal year. Value of unexercised options is measured as the difference between the exercise price (after giving effect to the antidilution adjustments made in connection with our payment of an extraordinary cash dividend on July 1, 2003) and the closing price of our Class A common stock on December 31, 2003, the last trading day of fiscal 2003, of $20.52 per share.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael L. Campbell	190,884	$1,844,632	—	1,945,610	—	$26,376,829
Kurt C. Hall(2)	159,592	$1,905,266	—	474,633	—	$7,731,274
Gregory W. Dunn	59,083	$765,456	—	602,213	—	$8,164,262
Amy E. Miles	59,083	$757,945	—	602,213	—	$8,164,262
Peter B. Brandow	45,448	$464,016	—	463,240	—	$6,280,191

(1)
The number of Securities Underlying Unexercised Options at Fiscal Year-End reported for each of our named executive officers reflects amounts after giving effect to the antidilution adjustments made in connection with our payment of an extraordinary cash dividend on July 1, 2003.

(2)
The amounts are shown after giving effect to the antidilution adjustments made in connection with our payment of an extraordinary cash dividend on July 1, 2003.

Equity Compensation Plan Information

        The following table sets out, as of January 1, 2004, the number of shares of Regal's Class A common stock to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities available for future issuance under our equity compensation plan, after giving effect to the antidilution adjustments made in connection with our payment of an extraordinary cash dividend on July 1, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,626,377	$8.70	642,748
Equity compensation plans not approved by security holders	—	—	—
Total	10,626,377	$8.70	642,748

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

        We have entered into employment agreements with Messrs. Campbell and Hall, pursuant to which Mr. Campbell serves as one of our Co-Chief Executive Officers and as Chief Executive Officer of Regal Cinemas, and Mr. Hall serves as our other Co-Chief Executive Officer and as President and Chief Executive Officer of Regal CineMedia. The term of the agreements is three years and provides for a base annual salary of $589,100 for each of Messrs. Campbell and Hall, subject to subsequent annual adjustment. Each employee is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by our board of directors. Each employee's target bonus shall be at least 100% of his base annual salary and each employee's stretch bonus shall be at least 150% of his base annual salary.

        If we terminate either Mr. Campbell's or Mr. Hall's employment without cause, such employee is entitled to severance payments equal to that of two times his base annual salary and health and life insurance benefits for 24 months from the date of the termination of his employment. Under those circumstances, each employee is also entitled to receive, pro-rated to the date of termination, any bonus he would have received for that year. If either employee terminates his employment for good reason, he is entitled to receive, in addition to amounts payable if we were to have terminated his employment without cause, one times such employee's target bonus. Also, if we terminate employment, or if either employee resigns for good reason, within 3 months prior to, or one year after, a change of control of Regal, such employee is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, he would have received in respect of the fiscal year in which the termination occurs; and (ii) two and one-half times his annual base salary plus two times his target bonus, and health and life insurance benefits for 30 months. Each employee is also subject to a noncompete agreement under which he agrees not to compete with us or our theatre affiliates or solicit or hire certain of our employees during the term of his employment agreement and for one year thereafter.

        We have entered into employment agreements with Ms. Miles and Mr. Dunn, pursuant to which Ms. Miles serves as our Chief Financial Officer and as Chief Financial Officer of Regal Cinemas, and Mr. Dunn serves as our Chief Operating Officer and as President and Chief Operating Officer of Regal Cinemas. The term of the agreements is three years and the agreements provide for base annual salaries of $325,000 for Ms. Miles and $377,169 for Mr. Dunn, subject to subsequent annual adjustment. Each employee is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by our board of directors. Each employee's target bonus shall be at least 75% of his or her base annual salary and each employee's stretch bonus shall be at least 100% of his or her base annual salary.

        If we terminate either Ms. Miles' or Mr. Dunn's employment without cause, such employee is entitled to severance payments equal to that of two times his or her base annual salary and health and life insurance benefits for 24 months from the date of the termination of his or her employment. Under those circumstances, each employee is also entitled to receive, pro-rated to the date of termination, any bonus he or she would have received for that year. If either employee terminates his or her employment for good reason, he or she is entitled to receive, in addition to amounts payable if we were to have terminated his or her employment without cause, one times such employee's target bonus. Also, if we terminate employment, or if either employee resigns for good reason, within 3 months prior to, or one year after, a change of control of Regal, such employee is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, the executive would have received in the fiscal year in which the termination occurs, and (ii) two times the executive's annual salary plus one and one-half times the executive's target bonus, and health and life insurance benefits for 30 months. Each employee is also subject to a noncompete agreement under which he or she agrees not to compete with us or our theatre affiliates or solicit or hire certain of our employees during the term of his or her employment agreement and for one year thereafter.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Compensation Committee Report on Executive Compensation

        The Compensation Committee consists of Alfred C. Eckert III, Stephen A. Kaplan and Craig D. Slater. The Compensation Committee is responsible for determining the salary and incentive compensation of our officers and providing recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also is responsible for administering our 2002 Stock Incentive Plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

Compensation Policies

        General.    In determining the compensation of the executive officers for the fiscal year ended January 1, 2004 the committee considered the compensation practices of comparable companies. Published data from comparable companies was gathered and reviewed by us. The comparable companies were selected based on their industry and their scope of operations. These comparable companies differ from the companies included in the industry peer group, which is used in the performance graph that follows this report. The committee believes that the published data used better reflects the overall labor markets in which Regal competes for talented executives.

        Our compensation policies are intended to create value for Regal's stockholders through long-term growth in sales and earnings. The total compensation package, consisting of a base salary, annual incentive opportunity, stock option grants and benefits is designed to attract, motivate and retain quality executives needed to successfully lead and manage Regal. The compensation program intentionally ties a sizable portion of the executives' total compensation to positive company performance and the creation of stockholder value.

        The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of executive officers' total compensation package, including insurance and other benefits.

        Base Salaries.    Base salaries are targeted at median competitive levels for similar-sized companies in the motion picture exhibition industry and are adjusted to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues. Base salaries are reviewed annually and any increases are approved by taking into account Regal's actual financial performance, the executive officer's performance in meeting company goals, and competitive salary data. The Compensation Committee does not assign a predetermined specific weight to these items.

        Annual Incentives and Long Term Incentives.    Any annual incentive compensation paid to our executive officers is variable and depends 100% on Regal's performance. Each of our named executive officers, other than Mr. Brandow, will be eligible for target and stock bonuses in accordance with their respective employment contracts. Bonuses are based on Regal's actual financial performance in relation to predetermined objectives and individual performance for the year then ended.

        Long-term incentives comprise a significant component of our executive officers' total compensation packages. These incentives are designed to motivate and reward executives with a proprietary interest in the Company for maximizing stockholder value and encourage the long-term employment of key employees.

Co-Chief Executive Officers Compensation

        Messrs. Campbell's and Hall's annual base salaries for the fiscal year ended January 1, 2004 were $589,100, which were the same as the annual base salaries paid to the Co-Chief Executive Officers during the fiscal year ended December 26, 2002. For the fiscal year ended January 1, 2004, each of Messrs. Campbell and Hall received an annual incentive cash bonus of $650,000. In determining the amounts of Messrs. Campbell's and Hall's bonus payments, the Compensation Committee considered the market share, profitability and revenue growth of the Company. The Compensation Committee considered certain financial targets for the fiscal year ended January 1, 2004, including EBITDA and EBITDAR margins, which factors exceeded the targets. The Committee also considered factors such as the successful acquisition of Hoyts Cinemas Corporation and the increase in the Company's quarterly common stock dividend as a result of the Company's strong operational performance. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based on a consideration of all such factors.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally limits Regal's tax deduction for compensation paid to the named executive officers to $1 million per year unless certain requirements are met. The Compensation Committee has taken and intends to continue taking the necessary steps to ensure that Regal's tax deduction is preserved and not limited by the $1 million deductibility cap, including obtaining stockholder approval at last year's annual meeting of stockholders for the material terms for payment of our annual executive incentive compensation as required under Section 162(m) of the Code.

Conclusion

        We believe our executive compensation policies and programs effectively serve the interests of our stockholders and Regal. The various pay vehicles offered are carefully designed to provide increased motivation for executive officers to contribute to Regal's overall future success, thereby enhancing the value of Regal for the stockholders' benefit.

        Respectfully submitted on April 12, 2004 by the members of the Compensation Committee of the Board of Directors:

Alfred C. Eckert III
Stephen A. Kaplan
Craig D. Slater

Comparative Stock Performance

        The following line graph compares the yearly percentage change in the cumulative total stockholder return on Regal's Class A common stock with (i) the cumulative total return on the Standard and Poor's Corporation Composite 500 Index and (ii) a peer group of public companies primarily engaged in the motion picture exhibition industry, for the period commencing May 9, 2002 (the date upon which Regal's shares of Class A common stock began trading on the New York Stock Exchange) and ending January 1, 2004 (the last day of Regal's most recently completed fiscal year). The comparison assumes $100 was invested on May 9, 2002 in Regal's Class A common stock and in the foregoing index and peer group, and further assumes the reinvestment of dividends. The peer group companies are comprised of Carmike Cinemas, Inc. and AMC Entertainment Inc.

Source: Zacks Investment Research, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and holders of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended January 1, 2004, all filing requirements under Section 16(a) applicable to our officers, directors and ten percent stockholders were satisfied timely, except that seven Forms 4 for Mr. Hall relating to seven stock option exercises for shares currently held by Mr. Hall were inadvertently filed late. All sales transactions affected by Mr. Hall were timely and accurately reported under Section 16(a), and information relating to the option exercises for shares currently held by Mr. Hall was set forth in a Form 5 filed with the SEC in February 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Warrant Exercises

        On May 23, 2003, all outstanding warrants held by (i) The Anschutz Corporation and its subsidiaries ("Anschutz") to purchase a total of 3,928,185 shares of Class B common stock, (ii) Craig Slater, a Regal director, to purchase a total of 6,696 shares of Class A common stock, (iii) Michael F. Bennet, a former Regal director, to purchase a total of 13,392 shares of Class A common stock, and (iv) ACE II LLC, a former 5% stockholder of Regal, to purchase 162,745 shares of Class A Common Stock were exercised at exercise prices of $8.88 per share.

Employment Agreements

        We have entered into Employment Agreements with each of our named executive officers other than Mr. Brandow. For the details of these agreements, please see "Executive Compensation—Employment Contracts and Termination of Employment and Change-In-Control Arrangements" above.

Employee Relationships with Michael Campbell

        Certain of Mr. Campbell's family members are employed by us and receive an annual salary in excess of $60,000 per year. Rick Campbell and Charles Campbell, Mr. Campbell's brothers, are employed, respectively, as our network administration manager and quality control senior manager.

Indemnification Agreements

        Regal Cinemas, Inc. has entered into indemnification agreements with each of Messrs. Campbell, Brandow and Dunn and Ms. Miles. The indemnification agreements provide that Regal Cinemas, Inc. will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, Inc., except among other restrictions to the extent such claims arise from conduct that was knowingly fraudulent, a knowing violation of law or of any policy of Regal Cinemas, Inc., deliberately dishonest or in bad faith or constituted willful misconduct.

Other Transactions

        During the year ended January 1, 2004, Regal CineMedia incurred approximately $2.7 million of expenses payable to an Anschutz affiliate for reimbursement of telecommunication services. Additionally, Regal CineMedia has recorded revenue of $0.7 million from certain affiliates of Anschutz and Oaktree's Principal Activities Group related to marketing and business meeting services provided by Regal CineMedia to these affiliates.

        On July 7, 2003, Regal acquired an aggregate of 2,451,441 shares of its Class A common stock from two stockholders and thereafter, on July 9, 2003, issued those same shares for the same purchase price to another of its stockholders, GSCP. Alfred C. Eckert III, one of our directors, is a limited partner of GSCP (NJ), L.P. and an executive officer of GSCP (NJ), L.P.'s general partner, GSCP

(NJ), Inc. Mr. Eckert disclaims beneficial ownership of these shares. A more detailed description of Mr. Eckert's relationship with GSCP is set forth in Notes 4 and 11 to the beneficial ownership table provided above under "Beneficial Ownership of Voting Securities."

        During the year ended January 1, 2004, United Artists remitted approximately $250,000 to Anschutz in satisfaction of amounts due under an insurance arrangement formerly held by Anschutz and United Artists.

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        Our audit committee has unanimously selected KPMG LLP to be our independent auditors for the fiscal year ending December 30, 2004, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

        Ratification of the selection of KPMG by our stockholders is not required by law. As a matter of policy however, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of our audit committee and board of directors to continue this policy). The persons designated in the enclosed proxy will vote your shares "FOR" ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the selection of this firm, the audit committee will reconsider the matter.

        Representatives of KPMG are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of KPMG should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in KPMG.

        The board of directors unanimously recommends a vote "FOR" the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 30, 2004.

OTHER BUSINESS

        We know of no other matter to be acted upon at the Annual Meeting. If any other matters are properly brought before the Annual Meeting however, the persons named in the accompanying proxy card as proxies for the holders of Regal's Common Stock will vote thereon in accordance with their best judgment.

OTHER INFORMATION

        Regal's audited consolidated financial statements are attached as Appendix B to this proxy statement and are included in the annual report on Form 10-K for the fiscal year ending January 1, 2004 filed with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the caption "Availability of Report on Form 10-K."

Costs of Proxy Statement

        We pay for preparing, assembling and mailing this Proxy Statement and any other proxy materials transmitted on behalf of our board of directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our common stock.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of the 2004 fiscal year, we must receive it no later than December 14, 2004. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between December 14, 2004 and January 13, 2005; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

Important Notice Regarding Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Regal's stockholders may be householding our proxy materials. In that event, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to the Company at: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918, or by calling (865) 922-1123. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2004 annual report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to Regal's offices, addressed as follows: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov, and by visiting our Internet web site at www.regalentertainmentgroup.com and clicking on "Investor Relations," then on "SEC Filings" and then on "Click here to continue on to view SEC Filings."

By Order of Our Board of Directors
Peter B. Brandow Executive Vice President, General Counsel and Secretary

April 12, 2004

APPENDIX A

REGAL ENTERTAINMENT GROUP

AUDIT COMMITTEE CHARTER

Purposes

        The primary purposes of the Audit Committee of the Board of Directors of Regal Entertainment Group are to (1) assist Board oversight of (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the qualifications and independence of the registered public accounting firm engaged by the Company (the "independent auditor"), and (d) the performance of the Company's internal audit function and independent auditor, and (2) prepare the report required by the Securities and Exchange Commission to be included in the Company's annual meeting proxy statement.

Organization

        The Audit Committee shall be composed of three or more members of the Board who are "independent," as determined by the Board, under the requirements of all applicable laws and regulations relative to the independence of directors and audit committee members, including the requirements of the Securities and Exchange Commission and the New York Stock Exchange. Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate as so interpreted within a reasonable period of time after his or her appointment to the Audit Committee. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

        The members of the Audit Committee shall be appointed annually by the Board, and the members of the Audit Committee may appoint one of their number as the Chairman. Any responsibilities of the Audit Committee may be delegated by the Audit Committee to the Chairman or any other member; provided that any delegate shall report any actions taken by him or her to the whole Audit Committee at its next regularly scheduled meeting. If an Audit Committee member simultaneously serves or, upon appointment, would serve on the audit committee of more than three public companies, continued service or appointment is contingent on a Board determination that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

Compensation of Members

        Compensation for service on the Audit Committee shall be limited to fees and compensation permitted under the Securities Exchange Act of 1934, the rules and regulations of the Securities and Exchange Commission promulgated thereunder and the rules and regulations of the New York Stock Exchange.

Meetings

        The Audit Committee shall meet no less frequently than quarterly, and shall meet more frequently as circumstances dictate. The Chairman, if appointed, shall be responsible for leadership of the Audit Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Audit Committee to the Board. If no Chairman is appointed, the Audit Committee shall delegate one of its members to report to the Board. The Audit Committee may request any officer or employee of the Company or the Company's internal and outside legal counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall have direct access to management, internal staff, the independent auditor, the corporate compliance staff and the Company's internal and outside legal counsel, both at meetings and otherwise.

Responsibilities and Duties

        In furtherance of its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the Board and the stockholders that the corporate accounting and reporting practices of the Company are in accordance with all applicable legal and regulatory requirements.

        In carrying out these responsibilities and duties, the Audit Committee shall:

  1.
  Review the Audit Committee Charter at least annually and, to the extent the Audit Committee determines such changes to be necessary or advisable (after receipt of advice from outside legal counsel engaged under paragraph 5 of this charter, if desired), recommend changes for the consideration and approval by the Board to be made to the Charter.

  2.
  Prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation shall compare the performance of the Audit Committee with the requirements of the Charter.

  3.
  Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, which independent auditor shall report directly to the Audit Committee, and shall receive appropriate funding, as determined by the Audit Committee, for the payment of compensation to the independent auditor for its performance of such services and for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

  4.
  Approve in advance the provision by the independent auditor of all audit and non-audit services to be performed by the independent auditor for the Company, including the terms of and fees associated with any such engagement.

  5.
  The Audit Committee shall obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to such outside legal, accounting or other advisors engaged by the Audit Committee from time to time.

  6.
  Take appropriate action to oversee the independence of the independent auditor, including:

  (a)
  reviewing the experience and qualifications of the senior members of the independent auditor team; evaluating the qualifications, performance and independence of the independent auditor, including the review and evaluation of the lead partner of the independent auditor, and whether the independent auditor's quality controls are adequate and the provision of non-audit services is in compliance with applicable law and compatible with maintaining the independent auditor's independence, taking into account the opinions of management and the personnel responsible for the Company's internal audit function; and presenting its conclusions to the full Board and, if so determined by the Audit Committee, recommending that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent auditor;

  (b)
  periodically reviewing management consulting services and other non-audit services not prohibited by applicable law, and the respective related fees, provided by and to the independent auditor, which shall have been pre-approved by the Audit Committee, and any transactional or other relationships between the Company and the independent auditor; and considering whether, under criteria the Audit Committee determines to be appropriate, the independent auditor's provision of non-audit services to the Company is compatible with maintaining the independence of the independent auditor;

    (c)
    annually obtaining and reviewing a formal written report from the independent auditor delineating (i) the independent auditor's internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to any audit conducted by the independent auditor, and any steps taken to deal with such issues, and (iii) all relationships between the independent auditor and the Company to assess the independent auditor's independence;

    (d)
    actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor;

    (e)
    taking appropriate action or recommending to the Board such appropriate action, as necessary, on any disclosed relationships to satisfy itself of the independent auditor's independence;

    (f)
    complying with all relevant laws and regulations relative to the independence of independent auditor, including (i) rotation of independent auditor or outside audit personnel and the lead audit partner as required by law and (ii) the performance of services by an outside audit firm when a former employee of that firm currently serves as chief executive officer, chief financial officer, chief accounting officer, controller or in an equivalent position of the Company; and

    (g)
    establishing clear hiring policies relating to the retention by the Company of employees or former employees of the independent auditor.

  7.
  Meet separately, periodically, with management, with personnel responsible for the Company's internal audit function and with the independent auditors.

  8.
  Review and discuss, as appropriate, with management and the independent auditor (and where appropriate the personnel responsible for the internal audit function):

  (a)
  the Company's annual audited financial statements and quarterly financial statements, including the Company's disclosures made in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission under "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

  (b)
  analyses prepared by management and/or the independent auditor setting forth the significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

  (c)
  the effect of regulatory and accounting initiatives on the financial statements of the Company;

  (d)
  any significant changes required in the independent auditor's audit plan;

  (e)
  any material correcting adjustments that have been identified by the independent auditor in accordance with GAAP and applicable laws, rules and regulations;

    (f)
    any material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses;

    (g)
    their assessments of the adequacy of the Company's internal control structure and procedures of the Company for financial reporting and the resolution of any identified material weaknesses in such internal control structure and procedures; and

    (h)
    other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards, including under Statement on Auditing Standards No. 61, Communications with Audit Committees.

  9.
  Review with the independent auditor any audit problems or difficulties the auditor encountered in the course of the audit work and management's response thereto, including (i) any restrictions on the scope of the independent auditor's activities or on access to requested information and (ii) any significant disagreements with management. The Audit Committee shall have sole authority to resolve any disagreements between management and the independent auditor regarding financial reporting.

  10.
  Review with the independent auditor their plans for, and the scope of, their annual audit for the current year and other examinations of the Company's financial information and the audit procedures to be utilized.

  11.
  Discuss with the independent auditor the responsibilities, budget and staffing of the Company's internal audit function.

  12.
  Consider the independent auditor's reports and judgments brought to the attention of the Audit Committee about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting, significant accounting policies, audit conclusions regarding the reasonableness of significant accounting estimates and any audit adjustments. Also, the Audit Committee shall review and consider information received from the independent auditor regarding all critical accounting policies and practices to be used by the Company, all alternative treatments of financial information within GAAP that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

  13.
  Discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, though this may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and the Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

  14.
  Inquire of management, other internal staff, and/or the independent auditor about significant risks or exposures, the Company's processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. Also, review and assess the Company's guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

  15.
  Establish an internal audit function of the Company to provide management and the Audit Committee with ongoing assessments of the Company's risk management processes and system of internal control. The Audit Committee shall review the personnel responsible for the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditor. The Audit Committee shall receive as necessary notification of material adverse findings from internal audits and a progress report on the proposed internal audit plan, as appropriate, with explanations for changes from the original plan.

  16.
  Review compliance with the Company's legal compliance policy annually. The Audit Committee shall review with the Company's counsel legal and regulatory matters brought to the attention of the Audit Committee that may have a material impact on the financial statements or compliance policies. The Audit Committee shall respond appropriately to any matters reported to the Audit Committee by counsel, including adopting, as necessary, appropriate remedial measures or sanctions, or recommending such action to the Board.

  17.
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by the Company's employees of concerns regarding questionable accounting or auditing matters.

  18.
  Report regularly to the full Board and review any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function.

  19.
  Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities.

  20.
  Perform such other functions as may be required by applicable laws, rules and regulations and the Company's Certificate of Incorporation or Bylaws, or by the Board.

* * *

        It is acknowledged that all of the above listed tasks and focus areas may not be relevant to all of the matters and tasks that the Audit Committee may consider and act upon from time to time, and the members of the Audit Committee in their judgment may determine the relevance thereof and the attention such items shall receive in any particular context.

        Adopted by the Board on March 26, 2004.

APPENDIX B

        This Appendix B was reproduced from Part II of our report on Form 10-K that was filed with the Securities and Exchange Commission on March 31, 2004. You can obtain a free copy of the complete text of our Form 10-K by following the instructions in our Proxy Statement under the heading "Availability of Report on Form 10-K."

MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our common equity consists of Class A and Class B common stock. Our Class A common stock has traded on the New York Stock Exchange since May 9, 2002 under the symbol "RGC." There is no established public trading market for our Class B common stock.

        The following table sets forth the historical high and low sales prices per share of our Class A common stock as reported by the New York Stock Exchange for the fiscal periods indicated.

	Fiscal 2003(1)
	High	Low
First Quarter (December 27, 2002 - March 27, 2003)	$22.72	$16.85
Second Quarter (March 28, 2003 - June 26, 2003)	24.15	17.15
Third Quarter (June 27, 2003 - September 25, 2003)	23.72	17.31
Fourth Quarter (September 26, 2003 - January 1, 2004)	21.54	18.40

(1)
On July 1, 2003, the Company paid an extraordinary cash dividend of $5.05 per share, on each share of Class A and Class B common stock. See Note 1 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K for further discussion.

	Fiscal 2002
	High	Low
Second Quarter (May 9 - June 27, 2002)	$25.10	$21.10
Third Quarter (June 28 - September 27, 2002)	24.70	16.00
Fourth Quarter (September 28 - December 26, 2002)	22.73	17.40

        On March 10, 2004, there were 113 stockholders of record of our Class A common stock and two stockholders of record of our Class B common stock.

  Dividend Policy

        During fiscal 2003, we paid to our stockholders four quarterly cash dividends of $0.15 per share on each share of our Class A and Class B common stock, or approximately $83.3 million in the aggregate. On July 1, 2003, we paid to our stockholders an extraordinary cash dividend of $5.05 per share, on each share of Class A and Class B common stock totaling approximately $716.0 million in the aggregate. On March 12, 2004 we paid a cash dividend of $0.18 per share of Class A and Class B common stock to our stockholders of record on February 26, 2004. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors. For a description of the loan agreement restrictions on the payment of dividends, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K.

SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA FOR REGAL ENTERTAINMENT GROUP

        Regal was created through a series of transactions during 2001 and 2002. The Anschutz Corporation and its subsidiaries ("Anschutz") acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon United Artists' emergence from bankruptcy reorganization on March 2, 2001, Edwards' emergence from bankruptcy reorganization on September 29, 2001 and Regal Cinemas, Inc.'s emergence from bankruptcy reorganization on January 29, 2002. Regal's financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. These controlling equity interests have been recorded in Regal's financial statements at Anschutz's combined historical cost basis.

        We present below selected historical consolidated financial data for Regal based on historical data (i) for the period ended January 3, 2002, considering the historical results for United Artists for the period from March 2, 2001 to January 3, 2002, and Edwards for the period from September 29, 2001 to December 27, 2001 (the fiscal 2001 periods in which Anschutz controlled United Artists and Edwards, "the period under common control"), (ii) for the fiscal year ended December 26, 2002, considering the results of operations of United Artists (from January 4, 2002), Edwards (from December 28, 2001), and Regal Cinemas (from January 24, 2002, the date upon which Anschutz is deemed to have acquired its controlling equity interest in Regal Cinemas, Inc.), and (iii) for the fiscal year ended January 1, 2004, considering the results of operations of United Artists, Regal Cinemas, and Edwards from December 27, 2002 and Hoyts from March 28, 2003. The fiscal year ended January 1, 2004 consisted of 53 weeks of operations. The selected historical consolidated financial data as of and for the fiscal years ended January 1, 2004 and December 26, 2002 and the period ended January 3, 2002 were derived from the audited consolidated financial statements of Regal and the notes thereto. The selected historical financial data do not necessarily indicate the operating results or financial position that would have resulted from our operation on a combined basis during the periods presented, nor is the historical data necessarily indicative of any future operating results or financial position of Regal. Because historical financial data for Regal for the period under common control ended January 3, 2002 include only partial year data for United Artists (from March 2, 2001) and Edwards (from September 29, 2001), we have included limited information for Regal. In addition to the below selected financial data, you should also refer to the more complete financial information included elsewhere in this Form 10-K.

	Fiscal year ended January 1, 2004(1)	Fiscal year ended December 26, 2002	Period Under Common Control Ended January 3, 2002
	(in millions, except per share data)
Statement of Operations Data:
Total revenues	$2,489.9	$2,140.2	$556.9
Income from operations	379.1	283.6	34.1
Net income	185.4	117.2	4.9
Earnings per diluted share	1.30	0.79	0.28
Dividends per common share(2)	5.65	0.15	—

	As of or for the fiscal year ended January 1, 2004	As of or for the fiscal year ended December 26, 2002	As of or for the period ended January 3, 2002
	(in millions, except operating data)
Other financial data:
Cash flow provided by operating activities	$476.1	$373.2	$61.6
Cash flow (used in) provided by investing activities	(181.9)	(115.0)	9.4
Cash flow (used in) provided by financing activities	(281.4)	(50.2)	21.5
Balance sheet data at period end:
Cash and cash equivalents	$288.8	$276.0	$68.0
Total assets	2,471.8	2,310.2	1,122.7
Total long-term obligations	1,227.2	678.4	438.9
Stockholders' equity	794.9	1,270.8	383.0
Operating data:
Theatre locations	550	524	252
Screens	6,045	5,663	2,214
Average screens per location	11.0	10.8	8.8
Attendance (in millions)	265.6	241.4	63.9
Average ticket price	$6.36	$6.02	$5.99
Average concessions per patron	2.43	2.44	2.40

(1)
Fiscal 2003 was comprised of 53 weeks.

(2)
Includes the July 1, 2003 payment of the $5.05 extraordinary cash dividend paid on each share of Class A and Class B common stock. See Note 1 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K for further discussion.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA FOR UNITED ARTISTS

        We present below selected historical financial data for United Artists, our predecessor company for accounting purposes. Effective March 1, 2001 United Artists emerged from protection under Chapter 11 of the United States Bankruptcy Code pursuant to a reorganization plan that provided for the discharge of significant financial obligations. In accordance with AICPA Statement of Position 90-7, United Artists adopted fresh start reporting whereby United Artists' assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of March 1, 2001, the date control was acquired by Anschutz. For the periods prior to March 2, 2001, the assets and liabilities of United Artists and the related consolidated results of operations are referred to below as "Historical Company," and for periods subsequent to March 1, 2001, the assets and liabilities of United Artists and the related consolidated results of operations are referred to as the "Reorganized Company."

        As a result of the above, the financial data of the Historical Company is not comparable to the financial data of the Reorganized Company. For this and other reasons, you should read the selected historical financial data provided below in conjunction with United Artists' consolidated financial statements and accompanying notes found in our Form 10-K, as amended, filed for our fiscal year ended December 26, 2002. As previously discussed, the results of operations of the Reorganized Company are included in the results of operations of Regal commencing March 2, 2001.

		Historical Company
	Reorganized Company
			For The Fiscal Years Ended(1)
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001	December 28, 2000	December 30, 1999
	(in millions)
Revenue:
Admissions	$322.2	$69.1	$372.4	$433.1
Concession sales	130.1	26.9	154.6	174.4
Other	19.2	3.2	23.3	23.9

Total revenue	471.5	99.2	550.3	631.4
Costs and expenses:
Film rental and advertising expenses	179.3	36.2	204.9	244.0
Direct concession costs	14.8	3.1	18.0	22.7
Other operating expenses	181.4	35.7	227.5	264.0
Sale and leaseback rentals	14.8	2.9	16.9	16.8
General and administrative	16.8	3.2	21.3	22.6
Depreciation and amortization	35.6	6.8	44.8	53.5
Asset impairments, lease exit and restructure costs(2)	2.9	1.1	55.1	61.6
Gain on disposition of assets, net	(2.1)	(4.6)	(14.4)	(4.5)

Total costs and expenses	443.5	84.4	574.1	680.7

Operating income (loss) from continuing operations	$28.0	$14.8	$(23.8)	$(49.3)

Net income (loss) available to common stockholders	$3.2	$534.4	$(123.6)	$(127.3)

		Historical Company
	Reorganized Company		For The Fiscal Years Ended(1)
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001	December 28, 2000	December 30, 1999
	(in millions, except operating data)
Other financial data:
Cash flow provided by (used in) operating activities	$38.8	$(2.7)	$(1.2)	$(9.5)
Cash flow provided by (used in) investing activities	6.1	2.7	1.5	(35.4)
Cash flow provided by (used in) financing activities	(22.0)	2.6	0.3	52.7
Balance sheet data at period end:
Cash and cash equivalents	$23.5	$7.5	$11.4	$16.0
Total assets	453.6	422.5	432.5	534.3
Total debt(3)	248.6	727.5	722.5	721.6
Stockholders' equity (deficit)	99.4	(519.3)	(519.3)	(394.1)
Operating data:
Theatre locations	205	214	220	291
Screens	1,574	1,590	1,625	2,049
Average screens per location	7.7	7.4	7.4	7.0
Attendance (in millions)	54.7	12.0	66.7	80.9
Average ticket price	$5.89	$5.76	$5.58	$5.35
Average concessions per patron	2.38	2.24	2.32	2.15

(1)
Beginning in 1999, United Artists changed its reporting period from the traditional calendar year to a 52/53 week presentation. The 2001 year contained 53 weeks and ended on January 3, 2002. The 2000 and 1999 years contained 52 weeks and ended on December 28 and December 30, respectively.

(2)
Includes non-cash charges for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, the non-cash write off of under-performing theatres, and costs related to United Artists' restructuring, exclusive of those amounts incurred subsequent to the petition date (September 5, 2000), which are classified as reorganization items.

(3)
Total debt at December 28, 2000 and at March 1, 2001 includes $716.4 million of debt that is a liability subject to compromise as part of United Artists' reorganization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the consolidated financial statements of Regal and the notes thereto included elsewhere in this report on Form 10-K.

Overview And Basis Of Presentation

        We conduct our operations primarily through our wholly owned subsidiaries, Regal Cinemas, United Artists, Edwards, Hoyts and Regal CineMedia. We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,045 screens in 550 theatres in 39 states as of January 1, 2004, with over 265 million annual attendees for the fifty-three week fiscal year ended January 1, 2004. Regal CineMedia focuses exclusively on the expansion of ancillary businesses, such as advertising, and the creation of new complementary business lines that leverage our existing asset and customer bases. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale in our theatre operations and capitalize on Regal CineMedia's ancillary revenue opportunities.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by on-screen advertisements, rental of theatres for business meetings and other events by Regal CineMedia, vendor marketing programs and electronic video games located adjacent to the lobbies of certain of our theatres. Film rental costs depend on the popularity of a film and the length of time since the film's release and generally decline as a percentage of admission revenues the longer a film is in exhibition. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to improve our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        Regal was created through a series of transactions during 2001 and 2002. Anschutz acquired controlling equity interests in United Artists (our predecessor for accounting purposes) upon the emergence from bankruptcy reorganization on March 2, 2001 of the United Artists Bankrupt Entities (as defined in Note 1 to the accompanying consolidated financial statements). In the same manner, on September 29, 2001, Anschutz acquired controlling equity interests in the Edwards Bankrupt Entities (as defined in Note 1 to the accompanying consolidated financial statements). On January 29, 2002, Anschutz acquired a controlling equity interest in Regal Cinemas, Inc. when the Regal Cinemas, Inc. Bankrupt Entities (as defined in Note 1 to the accompanying consolidated financial statements) emerged from bankruptcy reorganization. Anschutz exchanged its controlling equity interest in Regal Cinemas, Inc. for a controlling equity interest in Regal Cinemas immediately thereafter. In addition, Regal CineMedia was formed in February 2002 to focus on the development of ancillary revenues. Regal acquired the controlling equity interests of United Artists, Edwards, Regal Cinemas and Regal CineMedia through a series of transactions described in further detail in Note 1 to the accompanying consolidated financial statements. On April 17, 2002, Regal Cinemas, Inc. acquired the remaining outstanding capital stock of Edwards and, as a result, Edwards became a wholly owned subsidiary of Regal Cinemas, Inc. On March 28, 2003, Regal acquired Hoyts.

        The Company's financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas. These controlling equity interests have been recorded in the Company's financial statements at Anschutz's combined historical cost basis. The Company's financial statements for the period ended January 3, 2002 (the "Fiscal 2001 Period") reflect only the results of operations of United Artists from March 2, 2001 (approximately 10 months) and Edwards from September 30, 2001 to December 27, 2001 (approximately 3 months). The Company's financial statements for the fiscal year ended December 26, 2002 (the "Fiscal 2002 Period") include the results of operations of United Artists from January 4,

2002 (a full fiscal year less one week), Edwards from December 28, 2001 (a full fiscal year), and Regal Cinemas from January 24, 2002 (approximately 11 months). The results of operations of the acquired Hoyts theatre locations have been included in the Company's financial statements for the fiscal year ended January 1, 2004 (the "Fiscal 2003 Period") for the period subsequent to the acquisition date of March 28, 2003 (approximately 9 months).

        For a summary of industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Trends" above and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" below.

Results Of Operations

        The theatre exhibition industry fared better than expected against record 2002 box office results. Based on our results and our review of selected industry sources, we believe national box office revenues in calendar year 2003 approximated that of calendar year 2002. Management believes that 2003 box office results benefited from increased average ticket prices per patron, offset by a decline in national attendance. The increase in average ticket price per patron resulted from increases in ticket prices coupled with a favorable film product mix, which resulted in sales of a greater proportion of full-price tickets. Although the film mix favorably impacted average ticket prices per patron, it had a negative impact on concession revenue per patron. The fiscal 2003 film mix consisted of a higher proportion of R-rated and PG-13 rated films.

        Better than expected box office performance (consistent with industry trends), the acquisition of Hoyts, increases in Regal CineMedia advertising and business meetings and events revenues, the impact of week fifty-three and the other factors described below led to the increases in the Company's total revenues, net income, earnings per diluted share and EBITDA. The additional week in fiscal 2003 is significant in that it was the week between Christmas and New Years Day, which is a traditionally high attendance week for the Company and the industry and accounted for approximately 3.8% of the Fiscal 2003 Period total attendance. Total revenues for the Fiscal 2003 Period were $2,489.9 million, a 16.3% increase compared to total revenues of $2,140.2 million for the Fiscal 2002 Period. Net income increased 58.2% to $185.4 million for the Fiscal 2003 Period compared to net income of $117.2 million in the Fiscal 2002 Period. Earnings per diluted share increased 64.6% to $1.30 for the Fiscal 2003 Period compared to $0.79 in the Fiscal 2002 Period. EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $537.1 million for the Fiscal 2003 Period, an increase of 33.2% from the Fiscal 2002 Period and represented an EBITDA margin of 21.6%, an increase of 270 basis points over the Fiscal 2002 Period. Excluding the effects of week fifty-three and the results of Hoyts, the Fiscal 2003 Period total revenues, net income, earnings per diluted share and EBITDA would have increased over the Fiscal 2002 Period by 4.8%, 29.1%, 38.0% and 15.7%, respectively. A tabular reconciliation of net cash provided by operating activities to EBITDA and net income is provided below under "Results of Operations—EBITDA."

        During the Fiscal 2003 Period, the Company made significant progress with its strategic initiatives:

  •
  During the Fiscal 2003 Period, we demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends distributed to our stockholders during the fiscal year, including the $716.0 million extraordinary dividend paid in the third quarter of 2003, totaled approximately $799.3 million. In November 2003, we announced an increase to our quarterly Class A and Class B common stock dividend by 20% to $0.18 per share, which became effective for our first 2004 quarterly dividend, which was declared in February 2004.

  •
  We acquired certain Hoyts theatres in the second quarter of 2003 for an aggregate purchase price of approximately $213.1 million. During 2003, Hoyts contributed approximately 16.7 million attendees or 6.3% to our total attendance. The acquisition of Hoyts provides solid evidence of our commitment to creating growth opportunities with a prudent acquisition strategy.

  •
  In addition to the Hoyts acquisition, which consisted of 52 theatres representing 554 screens, we opened 4 theatres with 35 screens and closed 30 theaters with 208 screens, ending the Fiscal 2003 Period with 550 theaters and 6,045 screens. For the Fiscal 2003 Period, we invested approximately $94.8 million in capital expenditures to improve our theatre assets and strengthen our existing market position.

  •
  We continued to gain traction in our Regal CineMedia business and finished the Fiscal 2003 Period ahead of our revenue, EBITDA and EBITDA margin targets. We continued to expand our DCN and invested approximately $42.7 million in capital expenditures during the Fiscal 2003 Period.

  •
  We continued to operate the Company with a focus on increasing cash flow from operations and operating margins. During the Fiscal 2003 Period, our cash flows from operating activities increased 27.6% and we achieved a 190 basis point improvement in our operating margins. EBITDA totaled approximately $537.1 million, an increase of 33.2% over the prior year. Our EBITDA margins increased as we ended the Fiscal 2003 Period approximately 270 basis points ahead of the Fiscal 2002 Period. Our focus on maximizing operating efficiencies through the integration of Regal Cinemas, United Artists and Edwards and the acquisition of Hoyts, the growth of revenues in Regal CineMedia and controlling expenses where possible contributed to the cash flow and operating margin expansion.

        We remain optimistic regarding the 2004 film slate and share the view of a number of film studio executives who believe the industry is poised to benefit from another year of solid box office performance. Evidenced by the film studios' continued efforts to promote and market upcoming film releases, 2004 appears to be another year of an extended film release calendar consisting of high-profile releases such as The Passion of the Christ as well as a few key sequels, such as Harry Potter and the Prisoner of Azkaban, Shrek 2 and Spiderman 2. As a result of the breadth of the anticipated 2004 film product, the Company anticipates a slight increase in industry attendance for the 2004 calendar year as compared to the 2003 calendar year coupled with modest increases in ticket prices and concession revenues per patron.

        We intend to grow our theatre circuit through selective expansion and through accretive acquisition opportunities. With respect to capital expenditures, due in part to the timing of certain construction projects, we expect theatre capital expenditures to be in the range of $125 million to $130 million for fiscal 2004, consisting of new theatre development, expansion of existing theatre facilities, upgrades and maintenance. In addition, we are forecasting approximately $15 to $20 million of Regal CineMedia capital expenditures.

        We will continue to focus on a simple business strategy including continued evaluation of accretive acquisition opportunities to selectively consolidate a fragmented industry, enhancement of attractive business opportunities through Regal CineMedia, and continued pursuit of a growth strategy that will provide incremental returns to our stockholders. For an understanding of the significant factors that influenced our performance during the past three fiscal years, the preceding and following discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented in this Form 10-K.

        The following table sets forth the percentage of total revenues represented by certain items included in our consolidated statements of operations for the Fiscal 2003 Period, Fiscal 2002 Period and Fiscal 2001 Period (dollars and attendance in millions, except average ticket prices and average concession per patron):

	Fiscal 2003 Period		Fiscal 2002 Period		Fiscal 2001 Period		Percentage Increase (Decrease) in Dollar Amounts
	$	% of Revenue	$	% of Revenue	$	% of Revenue	2003 vs 2002	2002 vs 2001
Revenues:
Admissions	$1,690.0	67.9%	$1,453.7	67.9%	$382.5	68.7%	16.3%	*
Concessions	646.2	26.0	588.3	27.5	153.3	27.5	9.8	*
Other operating revenues	153.7	6.1	98.2	4.6	21.1	3.8	56.5	*

Total revenues	2,489.9	100.0	2,140.2	100.0	556.9	100.0	16.3	*
Operating expenses:
Film rental and advertising costs(1)	908.9	53.8	790.3	54.4	212.9	55.7	15.0	*
Cost of concessions(2)	92.9	14.4	84.4	14.3	18.1	11.8	10.1	*
Rent expense(3)	278.5	11.2	217.3	10.2	84.5	15.2	28.2	*
Other operating expense(3)	603.1	24.2	539.8	25.2	143.0	25.7	11.7	*
General and administrative expense(3)	62.1	2.5	65.1	3.1	21.4	3.8	(4.6)	*
Depreciation and amortization(3)	158.5	6.4	134.4	6.3	42.6	7.6	17.9	*
Merger and restructuring expenses and amortization of deferred stock compensation(3)	8.9	0.4	18.9	0.9	—	—	(52.9)	*
Loss (gain) on disposal and impairment of operating assets(3)	(2.1)	(0.1)	6.4	0.3	0.3	0.1	*	*

Total operating expenses(3)	2,110.8	84.8	1,856.6	86.8	522.8	93.9	13.7	*

Income from operations(3)	379.1	15.2	283.6	13.2	34.1	6.1	33.7	*

Interest expense, net(3)	72.0	2.9	61.7	2.9	21.4	3.8	16.7	*
Provision for income taxes(3)	121.2	4.9	89.8	4.2	3.6	0.6	35.0	*
Net income(3)	185.4	7.4	117.2	5.5	4.9	0.9	58.2	*
EBITDA(3),(6)	537.1	21.6	403.1	18.8	72.5	13.0	33.2	*
Attendance	265.6		241.4		63.9		10.0	*
Average ticket price(4)	$6.36		$6.02		$5.99		5.6	0.5%
Average concession per patron(5)	$2.43		$2.44		$2.40		(0.4)	1.7

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
Calculated as admissions revenue/attendance.

(5)
Calculated as concessions revenue/attendance.

(6)
EBITDA represents earnings before interest, taxes, depreciation and amortization. See "—Results of Operations—EBITDA" below for a tabular reconciliation of net cash provided by operating activities to EBITDA to net income.

Fiscal 2003 Period Compared to Fiscal 2002 Period

  Admissions

        Total admissions revenues increased $236.3 million, or 16.3%, to $1,690.0 million for the Fiscal 2003 Period, from $1,453.7 million for the Fiscal 2002 Period. The increase in admissions revenues in the Fiscal 2003 Period compared to the Fiscal 2002 Period was primarily attributable to a 10.0% increase in attendance, which is principally related to the inclusion of Regal Cinemas and United Artists for a full year in the Fiscal 2003 Period, the inclusion of Hoyts from March 28, 2003 and the impact of the 53rd week of operations, partially offset by the net closure of 180 screens during the

Fiscal 2003 Period. These box office results were favorably impacted by a 5.6% increase in average ticket prices, which reflected actual price increases and the impact of a favorable film product mix. The Fiscal 2002 Period includes the results of Edwards from December 28, 2001 (a full fiscal year), the results of United Artists from January 4, 2002 (a full fiscal year less one week) and Regal Cinemas from January 24, 2002 (approximately 11 months). Excluding the effects of the inclusion of Hoyts and the impact of week 53 during the Fiscal 2003 Period, attendance for the Fiscal 2003 Period was approximately 239.6 million, a 0.7% decrease from the Fiscal 2002 Period.

  Concessions

        Total concessions revenues increased $57.9 million, or 9.8%, to $646.2 million for the Fiscal 2003 Period, from $588.3 million for the Fiscal 2002 Period. The increase in concessions revenues in the Fiscal 2003 Period compared to the Fiscal 2002 Period was due to the 10.0% increase in attendance. Concessions revenue per patron declined 0.4% for the Fiscal 2003 Period. This decline is primarily attributable to film product mix, which was comprised of a higher proportion of R-rated and PG-13 rated films. These films typically result in lower concession revenue per patron.

  Other Operating Revenues

        Total other operating revenues increased $55.5 million, or 56.5%, to $153.7 million for the Fiscal 2003 Period, from $98.2 million for the Fiscal 2002 Period. Included in other operating revenues are on-screen advertising revenues, meetings and events, marketing revenues from our vendor marketing programs and game revenues. The increase in other operating revenues was primarily attributable to increases in advertising and meetings revenues generated by Regal CineMedia, the inclusion of Hoyts from March 28, 2003 and to a lesser extent, increases in our revenues from vendor marketing programs during the Fiscal 2003 Period.

  Film Rental and Advertising Costs

        Film rental and advertising costs increased $118.6 million, or 15.0%, to $908.9 million in the Fiscal 2003 Period, from $790.3 million in the Fiscal 2002 Period. Film rental and advertising costs as a percentage of admissions revenues decreased slightly to 53.8% in the Fiscal 2003 Period as compared to 54.4% in the Fiscal 2002 Period as a result of a decline in advertising expense and a lower percentage of box office revenues being derived from higher grossing films. The increase in film rental and advertising costs during the Fiscal 2003 Period was primarily attributable to the inclusion of Regal Cinemas and United Artists for a full year in the Fiscal 2003 Period, the inclusion of Hoyts from March 28, 2003 and the impact of week 53 during the Fiscal 2003 Period.

  Cost of Concessions

        Cost of concessions increased $8.5 million, or 10.1%, to $92.9 million in the Fiscal 2003 Period, from $84.4 million in the Fiscal 2002 Period. Cost of concessions as a percentage of concessions revenues increased slightly to 14.4% in the Fiscal 2003 Period as compared to 14.3% in the Fiscal 2002 Period. The increase in the cost of concessions in the Fiscal 2003 Period as a percentage of concessions revenues is primarily attributable to product mix, offset by the realization of operating efficiencies realized through the 2002 integration of Regal Cinemas, United Artists and Edwards.

  Rent Expense

        Rent expense increased $61.2 million, or 28.2%, to $278.5 million in the Fiscal 2003 Period from $217.3 million in the Fiscal 2002 Period. Rent expense as a percentage of total revenues was 11.2% and 10.2% for the Fiscal 2003 and Fiscal 2002 Periods, respectively. The increase in rent expense in the Fiscal 2003 Period was primarily attributable to the inclusion of Hoyts from March 28, 2003 and Regal

Cinemas and United Artists for a full year in the Fiscal 2003 Period and to a lesser extent, increases in contingent rent related to the impact of week 53 during the Fiscal 2003 Period.

  Other Operating Expenses

        Other operating expenses increased $63.3 million, or 11.7%, to $603.1 million in the Fiscal 2003 Period, from $539.8 million in the Fiscal 2002 Period. Other operating expenses as a percentage of total revenues declined to 24.2% in the Fiscal 2003 Period as compared to 25.2% in the Fiscal 2002 Period. The increase in total other operating expenses in the Fiscal 2003 Period was primarily attributable to incremental costs associated with the inclusion of Hoyts from March 28, 2003, the impact of week 53 and a full year of Regal Cinemas and United Artists during the Fiscal 2003 Period, coupled with incremental expenses associated with Regal CineMedia, which did not begin substantive operations until the second fiscal quarter of 2002. The decline in other operating expenses as a percentage of total revenues is primarily attributable to the fixed nature of various theatre operating expenses, coupled with an increase in total revenues.

  General and Administrative Expenses

        General and administrative expenses decreased $3.0 million, or 4.6%, to $62.1 million during the Fiscal 2003 Period, from $65.1 million in the Fiscal 2002 Period. As a percentage of total revenues, general and administrative expenses were approximately 2.5% and 3.1% in the Fiscal 2003 and Fiscal 2002 Periods, respectively. The decrease in general and administrative expenses as a percentage of total revenues during the Fiscal 2003 Period was primarily attributable to operating efficiencies realized through the 2002 integration of Regal Cinemas, United Artists and Edwards, coupled with an increase in total revenues.

  Depreciation and Amortization

        Depreciation and amortization increased $24.1 million, or 17.9%, to $158.5 million in the Fiscal 2003 Period, from $134.4 million in the Fiscal 2002 Period. The increase during the Fiscal 2003 Period in depreciation and amortization is primarily due to the inclusion of a full year of Regal Cinemas (including incremental capital expenditures associated with Regal CineMedia) for the Fiscal 2003 Period and the inclusion of Hoyts from March 28, 2003.

  Income from Operations

        Income from operations totaled approximately $379.1 million for the Fiscal 2003 Period, which represents an increase of $95.5 million, or 33.7% from $283.6 million in the Fiscal 2002 Period. The increase in operating income during the Fiscal 2003 Period is primarily attributable to the growth in total revenues as a result of the inclusion of Regal Cinemas and United Artists for a full year in the Fiscal 2003 Period, the results of Hoyts from March 28, 2003 and the impact of week 53 during the Fiscal 2003 Period, coupled with the realized benefits associated with the 2002 integration of Regal Cinemas, United Artists and Edwards. The increase in operating income during the Fiscal 2003 Period was also attributable to a reduction of merger and restructuring expenses, partially offset by increases in certain other operating expense items described in previous sections.

  Interest Expense

        Net interest expense increased $10.3 million, or 16.7%, to $72.0 million in the Fiscal 2003 Period, from $61.7 million in the Fiscal 2002 Period. The increase in interest expense in the Fiscal 2003 Period is principally due to higher outstanding indebtedness for the Fiscal 2003 Period as a result of the financing arrangements consummated in the second fiscal quarter of 2003 in connection with the extraordinary dividend transaction.

  Income Taxes

        The provision for income taxes of $121.2 million and $89.8 million for the Fiscal 2003 and Fiscal 2002 Periods reflect effective tax rates of approximately 39.5% and 43.4%, respectively. Excluding the effects of minority interest in earnings of consolidated subsidiaries recorded in the accompanying consolidated statements of operations for the Fiscal 2003 and Fiscal 2002 Periods, our effective tax rates were approximately 39.5% and 40.7%, respectively. The Fiscal 2002 Period effective tax rate reflects the impact of certain non-deductible merger expenses.

  Net Income

        Net income totaled $185.4 million for the Fiscal 2003 Period, which represents an increase of $68.2 million from $117.2 million in the Fiscal 2002 Period.

Fiscal 2002 Period Compared to Fiscal 2001 Period

        The Company believes its historical results prior to the Fiscal 2003 Period are not indicative of its current operations, and, as a result, has provided only the following summary analysis of such results. An in-depth comparison of the Fiscal 2002 Period results versus those for the Fiscal 2001 Period has not been presented because (i) the historical results do not reflect the results of operations for Regal Cinemas for the period ended January 3, 2002 and these results are significant to the Company, (ii) the historical results do not include a full year of operating results for Regal Cinemas or United Artists for the Fiscal 2002 Period, and (iii) the Company's capital structure has changed significantly subsequent to the Fiscal 2001 Period.

  Total Revenues

        Total revenues for the Fiscal 2002 Period increased $1,583.3 million, or 284.3% from the Fiscal 2001 Period. The increase in total revenues in the Fiscal 2002 Period was primarily attributable to the inclusion of the results of operations of United Artists from January 4, 2002 (a full fiscal year less one week), Regal Cinemas from January 24, 2002 (approximately 11 months) and Edwards from December 28, 2001 (a full fiscal year) as compared to the Fiscal 2001 Period, which included only the results of operations of United Artists from March 2, 2001 (approximately 10 months) and Edwards from September 30, 2001 (approximately 3 months). To a lesser extent, increases in average ticket prices of 0.5% and average concessions per patron of 1.7% contributed to the increase in total revenues for the Fiscal 2002 Period.

  Operating Expenses

        Total operating expenses for the Fiscal 2002 Period increased $1,333.8 million, or 255.1%, from the Fiscal 2001 Period. The increase in operating expenses in the Fiscal 2002 Period was principally related to the inclusion of the results of operations of United Artists from January 4, 2002 (a full fiscal year less one week), Regal Cinemas from January 24, 2002 (approximately 11 months) and Edwards from December 28, 2001 (a full fiscal year) as compared to the Fiscal 2001 Period, which included only the results of operations of United Artists from March 2, 2001 (approximately 10 months) and Edwards from September 30, 2001 (approximately 3 months). Total operating expenses as a percentage of total revenues decreased slightly to 86.8% in the Fiscal 2002 Period from 93.9% in the Fiscal 2001 Period, which is primarily attributable to the growth in total revenues and the realization of operating efficiencies associated with the 2002 integration of Regal Cinemas, United Artists and Edwards.

  Income from Operations

        Income from operations for the Fiscal 2002 Period increased $249.5 million from the Fiscal 2001 Period. The increase in operating income during the Fiscal 2002 Period is primarily attributable to the growth in total revenues as a result of the inclusion of the results of operations of United Artists from January 4, 2002 (a full fiscal year less one week), Regal Cinemas from January 24, 2002 (approximately 11 months) and Edwards from December 28, 2001 (a full fiscal year) as compared to the Fiscal 2001 Period, which included only the results of operations of United Artists from March 2, 2001 (approximately 10 months) and Edwards from September 30, 2001 (approximately 3 months). Such increase was coupled with the realized benefits associated with the 2002 integration of Regal Cinemas, United Artists and Edwards.

  Net Income

        Net income for the Fiscal 2002 Period increased $112.3 million from the Fiscal 2001 Period. The increase in net income during the Fiscal 2002 Period is primarily attributable to the factors described in previous sections, partially offset by increases in interest expense associated with long-term obligations of Regal Cinemas and an increase in the Fiscal 2002 Period prevision of income taxes over the Fiscal 2001 Period.

EBITDA

        EBITDA (earnings before interest, taxes, depreciation and amortization) was approximately $537.1 million, or 21.6% of total revenues, for the Fiscal 2003 Period, $403.1 million, or 18.8% of total revenues, for the Fiscal 2002 Period and $72.5 million, or 13.0% of total revenues, for the Fiscal 2001 Period. We believe EBITDA provides a useful measure of liquidity and financial performance for our investors because EBITDA is an industry comparative measure of liquidity and financial performance prior to the payment of interest and taxes and because it is a primary financial measure used by management to assess our performance and liquidity. EBITDA is not a measurement of liquidity or financial performance under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by EBITDA are available for management's discretionary use. For example, a substantial portion of such funds are subject to contractual restrictions and functional requirements for debt service, fund necessary capital expenditures and to meet other commitments from time to time as described in more detail in this Form 10-K. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of net cash provided by operating activities to EBITDA to net income is calculated as follows:

	Fiscal 2003 Period	Fiscal 2002 Period	Fiscal 2001 Period
	(in millions)
Net cash provided by operating activities	$476.1	$373.2	$61.6
Changes in working capital items and other	(97.0)	(89.6)	(27.5)

Income from operations	379.1	283.6	34.1
Depreciation and amortization	158.5	134.4	42.6
Minority interest and other, net	(0.5)	(14.9)	(4.2)

EBITDA	537.1	403.1	72.5
Depreciation and amortization	(158.5)	(134.4)	(42.6)
Interest expense, net	(72.0)	(61.7)	(21.4)
Provisions for income taxes	(121.2)	(89.8)	(3.6)

Net income	$185.4	$117.2	$4.9

Cash Flows

        The following table summarizes certain cash flow data for the Fiscal 2003, 2002 and 2001 Periods:

	Fiscal 2003 Period	Fiscal 2002 Period	Fiscal 2001 Period
	(in millions)
Net cash provided by operating activities	$476.1	$373.2	$61.6
Net cash provided by (used in) investing activities	(181.9)	(115.0)	9.4
Net cash provided by (used in) financing activities	(281.4)	(50.2)	21.5
Cash used in reorganization	—	—	(24.5)

Net increase in cash and cash equivalents	$12.8	$208.0	$68.0

  Fiscal 2003 Period Compared to Fiscal 2002 Period

        Cash flows generated from operating activities were approximately $476.1 million for the Fiscal 2003 Period compared to approximately $373.2 million for the Fiscal 2002 Period. The net increase was attributable to a $68.2 million increase in net income partially offset by a net decrease of $43.3 million in adjustments to reconcile net income to cash provided by operating activities. Such adjustments included a reduction in deferred income taxes of $47.1 million partially offset by an increase in depreciation and amortization of $24.1 million. In addition, a net increase of $78.0 million in changes in operating assets and liabilities contributed to the increase in net cash provided by operating activities. The net increase in operating assets and liabilities was primarily related to a $47.1 million increase in income taxes payable coupled with increases in the change in prepaid expenses and other current assets and accrued expenses and other liabilities. Capital expenditures were $137.5 million for the Fiscal 2003 Period compared to $108.2 million for the Fiscal 2002 Period. Such increase is primarily due to the inclusion of Hoyts from March 28, 2003 and a full twelve months of operations of Regal Cinemas and United Artists during the Fiscal 2003 Period coupled with incremental capital expenditures associated with Regal CineMedia, which did not begin substantive operations until the second fiscal quarter of 2002. Cash flows used in investing activities for the Fiscal 2003 Period also reflect approximately $97.6 million of net cash used to acquire Hoyts. Cash flows used in financing activities were approximately $281.4 million for the Fiscal 2003 Period compared to cash flows used in financing activities of approximately $50.2 million for the Fiscal 2002 Period. The net increase in cash flows used in financing activities during the Fiscal 2003 Period is primarily attributable to the financing transactions and related payment of the extraordinary dividend, which is discussed more fully under "Liquidity and Capital Resources."

  Fiscal 2002 Period Compared to Fiscal 2001 Period

        Cash flows generated from operating activities were approximately $373.2 million for the Fiscal 2002 Period compared to approximately $61.6 million for the Fiscal 2001 Period. The increase was attributable to the inclusion of Edwards, Regal Cinemas and United Artists in the Fiscal 2002 Period and to increases in net income and non-cash items and changes in working capital items. Capital expenditures were $108.2 million for the Fiscal 2002 Period compared to $20.8 million for the Fiscal 2001 Period. The increase is primarily due to the inclusion of Edwards, Regal Cinemas and United Artists in the Fiscal 2002 Period. In addition, Regal Cinemas, Inc. had approximately $166.7 million of cash on the date Anschutz acquired its controlling equity interest.

Liquidity and Capital Resources

        We expect our primary uses of cash to be for operating expenses, general corporate purposes related to corporate operations, debt service and the Company's quarterly dividend. Our principal sources of liquidity are from our operating subsidiaries. Our operating subsidiaries principal uses of cash are for operating expenses, capital expenditures, and debt service. The principal sources of liquidity for our subsidiaries are cash generated from operations, cash on hand and the revolving credit facilities provided for under Regal Cinemas' third amended and restated credit agreement.

        Our revenues are generally collected in cash through admissions and concessions revenues. Our operating expenses are primarily related to film and advertising costs, rent and occupancy, and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 days from purchase. Our current liabilities generally include items that will become due within twelve months and, as a result, at any given time, our balance sheet is likely to reflect a working capital deficit.

        We fund the cost of our operating subsidiaries' capital expenditures through internally generated cash flow, cash on hand and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre openings, adding new screens to existing theatres, development of our DCN, upgrading the Company's theatre facilities and replacing equipment. We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. We currently expect capital expenditures for theatre development, replacement, expansion, upgrading and maintenance to be in the range of $125 million to $130 million in fiscal 2004. In addition to capital expenditures associated with our theatre operations, we expect to incur capital expenditures of approximately $15 to $20 million in connection with Regal CineMedia during fiscal 2004. Regal CineMedia capital expenditures will be made in connection with the deployment of our DCN to provide advertising and promotional services and digital distribution content capabilities to additional markets coupled with expenditures for other in-lobby advertising and promotional initiatives. During the Fiscal 2003 Period, we invested an aggregate of approximately $137.5 million in capital expenditures.

        In May 2002, we sold 18.0 million shares of our Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of approximately $314.8 million.

        On August 16, 2002, REH acquired the remaining outstanding shares of common stock of United Artists held by the United Artists minority stockholders and warrants to acquire shares of common stock of United Artists held by various institutional holders for approximately $34.0 million. The $22.3 million difference between the carrying amount and purchase price of the minority interest was recorded as a component of goodwill.

        On March 28, 2003, we completed our acquisition of certain theatre operations of Hoyts representing a total of 52 theatres and 554 screens located in 10 states in the Northeastern United States for an aggregate purchase price of $213.1 million. The purchase price included cash of approximately $100.0 million, the issuance of 4,761,904 shares of Regal's Class A common stock to HUSH Holdings U.S. Inc. ("HUSH") with an aggregate fair value of $88.1 million and the assumption of certain capital lease obligations with an aggregate fair value of approximately $25.0 million.

        On May 23, 2003, all outstanding warrants held by Anschutz to purchase a total of 3,928,185 shares of Class B common stock and warrants held by certain other investors to purchase a total of 296,129 shares of Class A common stock were exercised at exercise prices of $8.88 per share. Proceeds from the transactions totaled approximately $37.5 million.

        On June 10, 2003, Regal declared an extraordinary cash dividend of $5.05 per share on each outstanding share of its Class A and Class B common stock. Stockholders of record at the close of business on June 20, 2003 were paid this dividend on July 1, 2003. Sources used to fund the approximate $716.0 million extraordinary dividend included cash on hand of approximately $190.6 million, the net proceeds of $310.8 million from the term loan under the amended and restated Regal Cinemas senior credit facility and the net proceeds of $214.6 million from the issuance by Regal of $240.0 million 3 3/4% Convertible Senior Notes. The dividend was recorded as a reduction of retained earnings (reduced to zero as of June 10, 2003) and additional paid-in capital upon declaration. As a result of this additional indebtedness, our principal and interest payment obligations will increase substantially. The degree to which we will be leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

        During the year ended January 1, 2004, we paid to our stockholders four quarterly cash dividends of $0.15 per share of Class A and Class B common stock, or $83.3 million in the aggregate. On March 12, 2004, the Company paid a cash dividend of $0.18 per share on each share of the Company's Class A and Class B common stock to our stockholders on February 26, 2004. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

        Concurrent with the issuance of our 3 3/4% Convertible Senior Notes, we entered into convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the notes into shares of our Class A common Stock. The net cost of the convertible note hedge and warrant transactions was approximately $18.8 million and is included as a component of stockholders' equity. See "Long-term Obligations" below and Note 7 to the accompanying consolidated financial statements included in this Form 10-K for further description of the above debt facilities and the related convertible note hedge and warrant transactions.

        The $240 million Convertible Senior Notes discussed in Note 7 allow us to settle any conversion, and we have the ability and intent to settle any conversion, by remitting to the note holder the accreted value of the note in cash, while settling the conversion spread (the excess conversion value over the accreted value) in the shares of our Class A common stock. Based upon our ability to generate cash flow from operations, our financial capacity and ability to raise capital and available cash on hand, we believe that we have the ability to generate the liquidity necessary to settle in cash the principal amount of the Convertible Senior Notes upon a conversion event.

        As of January 1, 2004, Regal Cinemas had $145 million available under its undrawn amended and restated senior revolving credit facility, $509.6 million outstanding under its senior secured term loan and $350 million principal amount of 9 3/8% senior subordinated notes due 2012. Regal Cinemas also maintains letters of credit of $30 million (of which approximately $15.9 million was outstanding as of January 1, 2004), which reduces the availability under its senior revolving credit facility.

Contractual Cash Obligations and Commitments

        The Company primarily leases its theatres pursuant to long-term non-cancelable operating leases. As of January 1, 2004, the Company's estimated contractual cash obligations and commercial commitments over the next several years are as follows (in millions):

	Payments Due By Period
	Total	Current	2-3 years	4-5 years	After 5 years
Contractual Cash Obligations
Long-term debt(1)	$1,099.6	$27.0	$54.0	$498.2	$520.4
Capital lease obligations(2)	25.4	0.9	2.1	3.4	19.0
Lease financing arrangements(2)	96.0	2.2	5.7	7.4	80.7
Bankruptcy claims and liabilities(3)	3.5	3.5	—	—	—
Operating leases(4)	3,647.6	253.4	498.1	494.2	2,401.9
Other long term and purchase obligations	9.7	3.8	2.7	2.5	0.7

Total contractual cash obligations	$4,881.8	$290.8	$562.6	$1,005.7	$3,022.7

	Amount of Commitment Expiration per Period
	Total Amounts Available	Current	2-3 years	4-5 years	After 5 years
Other Commercial Commitments
Total commercial commitments(5)	$145.0	—	—	—	$145.0

(1)
These amounts are included on our consolidated balance sheet as of January 1, 2004. A portion of this debt is backed by letters of credit as described in footnote (5) below. See Note 7 to the accompanying consolidated financial statements included in this Form 10-K for additional information about our long-term debt obligations and related matters.

(2)
The present value of these obligations, excluding interest, is included on our consolidated balance sheet as of January 1, 2004. See Note 7 to the accompanying consolidated financial statements included in this Form 10-K for additional information about our capital lease obligations and lease financing arrangements.

(3)
These amounts are included on our consolidated balance sheet as of January 1, 2004.    See Note 11 to the accompanying consolidated financial statements included in this Form 10-K for additional information about our bankruptcy related matters.

(4)
We enter into operating leases in the normal course of business. Such lease agreements provide us with the option to renew the leases at defined or then fair value rental rates for various periods. Our future operating lease obligations would change if we exercised these renewal options and if we enter into additional operating lease agreements. Our operating lease obligations are further described in Note 11 to the accompanying consolidated financial statements included in this Form 10-K.

(5)
As of January 1, 2004, Regal Cinemas had $145 million available under its undrawn senior revolving credit facility. Regal Cinemas also maintains letters of credit of $30 million (of which approximately $15.9 million was outstanding as of January 1, 2004), which reduces the availability under its senior revolving credit facility.

        The Company believes that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under its revolving credit facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for at least 12 months.

Ratings

        The Company is rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that the Company's current ratings will continue for any given period of time. A downgrade of the Company's debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of January 1, 2004.

Category	Moody's	Standard and Poor's
Regal 3 3/4% Convertible Senior Notes	B3	B
Regal Cinemas Senior Credit Facility	Ba2	BB-
Regal Cinemas 9 3/8% Senior Subordinated Notes	B2	B

Long-term Obligations

        The following is a description of the Company's material indebtedness as of January 1, 2004:

  Regal 3 3/4% Convertible Senior Notes

        On May 28, 2003, Regal issued $240.0 million aggregate principal amount of 3 3/4% Convertible Senior Notes due May 15, 2008. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2003. The notes are senior unsecured obligations of Regal and rank on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The notes are effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries have guaranteed any of our obligations with respect to the notes. On or after May 15, 2007, our note holders will have the option to convert their notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the current conversion price of $21.175 per share (which conversion price has been adjusted for the effect of the extraordinary dividend paid on July 1, 2003—see Note 1 to the accompanying consolidated financial statements included in this Form 10-K). Prior to May 15, 2007, our note holders will have the right, at their option, to convert their notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the current conversion price of $21.175 per share, subject to further adjustments described below, if:

  •
  the closing sale price of our Class A common stock on the previous trading day was 110% or more of the then current conversion price;

  •
  we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our Class A common stock on the day preceding the declaration of such distribution;

  •
  other than the extraordinary dividend paid on July 1, 2003, we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our Class A common stock on the day preceding the declaration for such distribution;

  •
  we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs, in each case, pursuant to which our common stock would be converted into cash, stock or other property unless, in the case of a consolidation or merger, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock, American Depositary Shares or other certificates representing common equity interests traded on a United States national securities exchange or quoted on The NASDAQ Stock Market, or will be so traded or quoted when issued or exchanged in connection with such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock or other certificates representing common equity interests; or

  •
  after any five consecutive trading-day period in which the average of the trading prices for the notes for that five trading-day period was less than 100% of the average of the conversion values for the notes during that period.

        At the current conversion price of $21.175, for each $1,000 of aggregate principal amount of notes converted, the Company would deliver approximately 47.2255 shares of our Class A common stock. Upon conversion, we may elect to deliver cash in lieu of shares of Class A common stock or a combination of cash and shares of Class A common stock. As explained above, with respect to the par amount of the conversion obligation, we intend to deliver cash to note holders upon conversion. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.

        In connection with the issuance of the notes, we used approximately $18.8 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the notes. We used the remainder of the net proceeds from this offering in partial payment of an extraordinary dividend of $5.05 per share of our Class A and Class B common stock to our stockholders of record as of June 20, 2003. See Note 1 to the accompanying consolidated financial statements included in this Form 10-K for further discussion related to our extraordinary dividend.

        Under the terms of the convertible note hedge arrangement (the "Convertible Note Hedge") with Credit Suisse First Boston ("CSFB"), we paid $36.2 million for a forward purchase option contract under which we are entitled to purchase from CSFB a fixed number of shares of our Class A common shares (at a current price per share of $21.175). In the event of the conversion of the notes, this forward purchase option contract allows us to purchase, at a fixed price equal to the implicit conversion price of shares issued under the convertible notes, a number of shares equal to the shares that we issue to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the notes. We accounted for the Convertible Note Hedge pursuant to the guidance in EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock." Accordingly, the $36.2 million purchase price of the forward stock purchase option contract was recorded as a debit to consolidated stockholders' equity.

        We also sold to CSFB a warrant (the "Warrant") to purchase shares of our Class A common stock. The Warrant is currently exercisable for 11,334,120 shares of our Class A common stock at a current exercise price of $24.43 per share. We received $17.4 million cash from CSFB in return for the sale of this forward share purchase option contract. CSFB cannot exercise the Warrant unless and until a conversion event occurs. We have the option of settling the Warrant in cash or shares of our Class A common stock. We accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $17.4 million sales price of the forward stock purchase option contract was recorded as a credit to consolidated stockholders' equity.

        The Convertible Note Hedge and the Warrant economically allow us to acquire sufficient Class A common shares from CSFB to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $24.43. When the fair value of our Class A common shares exceeds such price, the equity contracts have an offsetting economic impact, and accordingly will no longer be effective as a hedge of the dilutive impact of possible conversion.

  Amended and Restated Regal Cinemas Senior Credit Facility

        On August 27, 2003, Regal Cinemas entered into a new term loan facility ("New Term Loan D") under the third amended and restated credit agreement of Regal Cinemas for approximately $523.1 million to refinance, at a more favorable interest rate, the aggregate outstanding principal amount under the former Term Loan C and Term Loan D facilities. The amortization schedule under the New Term Loan D is equal to the sum of the scheduled quarterly amortization payments under the former Term Loan C and Term Loan D facilities. The New Term Loan D facility amortizes at a rate of 5.2% per annum for each of the first three years of the loan, with the remaining 84.4% of principal becoming due in years four through six of the loan, maturing June 30, 2009. The New Term Loan D facility is guaranteed by substantially all direct and indirect subsidiaries of Regal Cinemas and by substantially all real and personal property of Regal Cinemas and its subsidiaries, as set forth in the third amended and restated credit agreement. The third amended and restated credit agreement carries identical covenants to those in the Regal Cinemas credit agreement that was amended and restated. As of January 1, 2004, Regal Cinemas had $145 million available under its undrawn senior revolving credit facility. Regal Cinemas also maintains letters of credit of $30 million (of which approximately $15.9 million was outstanding as of January 1, 2004), which reduces the availability under its senior revolving credit facility.

        Borrowings under the term facility bear interest, at Regal Cinemas' option, at either the base rate or Eurodollar rate plus, in each case, an applicable margin, subject to adjustment based upon the consolidated total leverage ratio of Regal Cinemas. The base rate is a fluctuating interest rate equal to the higher of (a) the British Banking Association's prime rate or (b) the Federal Funds Effective Rate plus 0.5%. At January 1, 2004, the interest rate on the amended and restated senior credit facility was approximately 3.7%.

        Regal Cinemas may prepay borrowings under the third amended and restated senior credit agreement in whole or in part, in minimum amounts and subject to other conditions set forth in the third amended and restated senior credit agreement. Regal Cinemas is required to make mandatory prepayments to the lenders from:

  •
  the net cash proceeds from asset sales in particular circumstances specified in the third amended and restated senior credit agreement; and

  •
  the net cash proceeds from new debt issuances in particular circumstances specified in the third amended and restated senior credit agreement.

        The mandatory prepayment of the obligations under the third amended and restated senior credit agreement is subject to specified exceptions. The lenders under the term credit facility may elect to decline any mandatory prepayment.

        Regal Cinemas' obligations are secured by, among other things, the capital stock of most of its subsidiaries, mortgages on most of its properties and a security interest in substantially all of its assets.

        The amended and restated senior credit agreement includes several financial covenants. Regal Cinemas cannot permit, at the end of each applicable fiscal quarter:

  •
  its ratio of consolidated total debt to consolidated EBITDA for the trailing four quarters (as defined in the third amended and restated senior credit agreement) to exceed the ratio of

    (a) 3.5 to 1 for the third fiscal quarter in 2002 through the fourth fiscal quarter in 2004 and (b) 3.25 to 1 for the first fiscal quarter in 2005 through the fourth fiscal quarter in 2007 and thereafter;

  •
  its ratio of consolidated EBITDA plus consolidated rent expense to interest plus rent expense to be less than 1.50 to 1 for any period of four consecutive fiscal quarters;

  •
  its ratio of consolidated senior debt to consolidated EBITDA for the trailing four quarters to exceed the ratio of (a) 2.50 to 1 for the third fiscal quarter in 2002 through the fourth fiscal quarter in 2003, (b) 2.25 to 1 for the first fiscal quarter 2004 through the fourth fiscal quarter in 2004, and (c) 2.00 to 1 from the first fiscal quarter in 2005 through the fourth fiscal quarter in 2007, and thereafter;

  •
  its ratio of consolidated adjusted debt to consolidated EBITDA for the trailing four quarters plus consolidated rent expense for the trailing four quarters to exceed the ratio of (a) 5.50 to 1 for the third fiscal quarter in 2002 through the fourth fiscal quarter in 2004, and (b) 5.25 to 1 for the first fiscal quarter in 2005 through the fourth fiscal quarter in 2007 and thereafter; or

  •
  its capital expenditures as a percentage of the prior year's EBITDA to exceed 25% for fiscal 2002 and up to 35% for each year thereafter.

        The third amended and restated senior credit agreement also contains customary covenants, including limitations on Regal Cinemas' ability to incur debt, and events of default, including a change of control, as defined in the third amended and restated senior credit agreement. The third amended and restated senior credit agreement also limits Regal Cinemas' ability to pay dividends, to make advances to the Company or its other subsidiaries and otherwise to engage in intercompany transactions. These limitations will restrict its ability to fund operations outside of Regal Cinemas with funds generated at Regal Cinemas.

  Regal Cinemas Senior Subordinated Notes

        On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9 3/8% senior subordinated notes due 2012. Subsequently, on April 17, 2002, Regal Cinemas issued an additional $150.0 million aggregate principal amount of 9 3/8% senior subordinated notes due 2012 with identical terms. The January notes were initially purchased by Credit Suisse First Boston Corporation and Lehman Brothers Inc., and the April notes were initially purchased by Credit Suisse First Boston Corporation. In each instance, the notes were resold to various qualified institutional buyers and non-U.S. persons pursuant to Rule 144A and Rule 903 or Rule 904, respectively, under the Securities Act of 1933. Interest on the notes is payable semi-annually on February 1 and August 1 of each year, and the notes mature on February 1, 2012. The notes are guaranteed by most of Regal Cinemas' existing subsidiaries, and, under the circumstances specified in the indenture, future subsidiaries will also be required to guarantee the notes. The notes are unsecured and rank behind Regal Cinemas' obligations under its senior credit facility and any future senior indebtedness.

        Regal Cinemas has the option to redeem the notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest. At any time on or prior to February 1, 2005, Regal Cinemas may also redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of their principal amount, plus accrued interest, within 90 days of an underwritten public offering of common stock of Regal Cinemas or of a future underwritten public offering of the Company's common stock, the proceeds of which are used as a contribution to the equity of Regal Cinemas. Upon a change of control, as defined in the indenture pursuant to which the notes were issued, Regal Cinemas is required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued interest.

In addition, the indenture limits Regal Cinemas' and its subsidiaries' ability to, among other things, incur additional indebtedness and pay dividends on or repurchase capital stock.

        In May 2002, Regal Cinemas filed a registration statement (Registration No. 333-87930) under the Securities Act of 1933 pursuant to a registration rights agreement entered into in connection with the 9 3/8% senior subordinated notes offerings. The registration statement was declared effective by the Securities and Exchange Commission on July 10, 2002, enabling the eligible holders of the notes to exchange their notes for notes registered under the Securities Act of 1933. The transaction described in the registration statement, pursuant to which all of the note holders exchanged their notes for registered notes, closed on August 14, 2002. Regal Cinemas did not receive any proceeds from the transaction.

  Regal Cinemas, Inc. Leveraged Sale and Leaseback

        During 2000, Regal Cinemas, Inc. entered into a sale and leaseback transaction with an unaffiliated third party involving 15 of its owned theatres. Under the terms of this transaction, Regal Cinemas, Inc. sold the land and related improvements of the theatres for $45.2 million and leased them back for an initial lease term of 20 years, with an option to extend it for up to 20 additional years. Regal Cinemas accounts for these leases as operating leases.

  Regal Cinemas Lease Financing Arrangements

        For some of the Company's new theatre sites built in fiscal years 1999, 2000 and 2001, the Company was considered the owner (for accounting purposes) of the theatre during the construction period. In accordance with Emerging Issues Task Force No. 97-10, "The Effect of Lessee Involvement in Asset Construction," the Company is required to record the balance sheet obligations ($96.0 million at January 1, 2004) when the construction of the theatre was completed resulting in payments being recorded as interest expense and principal reduction rather than rent expense. These leases typically run for a period of 20 years.

  United Artists Leveraged Sale and Leaseback

        In December 1995, United Artists Theatre Circuit, Inc. ("UATC"), one of our subsidiaries, entered into a sale and leaseback transaction whereby the land and buildings underlying 27 of its operating theatres and four theatres and a screen addition under development were sold to and leased back from an unaffiliated third party. The transaction requires UATC to lease the underlying theatres for a period of 21 years and one month, with the option to extend for up to an additional 10 years. In conjunction with the transaction, the buyer of the properties issued publicly traded pass-through certificates. Several of its properties included in the sale and leaseback transaction have been determined by UATC to be economically obsolete for theatre use. As of January 1, 2004, 22 theatres were subject to the sale leaseback transaction. UATC amended the lease on March 7, 2001 to allow UATC to terminate the master lease with respect to the obsolete properties, to allow the owner trustee to sell those properties and pay down the underlying debt (at a discount to par through September 2002 and par thereafter) and to reduce the amount of rent paid by UATC on the lease. Included in the 2001 amendment is a $35.0 million cap on the ability to sell properties. Through January 1, 2004 approximately $22.2 million of this cap has been utilized through theatre sales. Three additional properties are no longer operational and are being marketed for sale. An evaluation of the remaining theatres is performed on an ongoing basis. Approximately $79.3 million in principal amount of pass-through certificates were outstanding as of January 1, 2004.

        In connection with the 1995 sale and leaseback transaction, UATC entered into a participation agreement that requires UATC to comply with various covenants, including limitations on indebtedness, restricted payments, transactions with affiliates, guarantees, issuances of preferred stock of subsidiaries and subsidiary distributions, transfer of assets and payment of dividends.

        On November 8, 1996, UATC entered into a sale and leaseback transaction, pursuant to which UATC sold three of its operating theatres and two theatres under development to an unaffiliated third party for approximately $21.5 million and leased back those theatres pursuant to a lease that terminates in 2017. The lease provides UATC with an option to extend the term of the lease for an additional 10 years. Two of the theatres have been determined by UATC to be economically obsolete and are no longer in operation.

  Bankruptcy Claims

        Regal Cinemas, Inc. and Edwards have bankruptcy claims that remain unsettled and are subject to ongoing negotiation and possible litigation. At January 1, 2004, Regal Cinemas had accrued approximately $3.5 million for the estimated costs to resolve such bankruptcy claims. In the opinion of management, based on its examination of these matters, its experience to date and discussions with legal counsel, the outcome of these legal matters, after taking into consideration the amounts already accrued, is not expected to have a material effect on the Company's liquidity or results of operations. To the extent claims are allowed by the bankruptcy court, they will be funded with cash on hand, cash flow from operations or borrowings under Regal Cinemas' revolving credit facility.

Critical Accounting Estimates

        Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet as well as the reported amounts of revenues and expenses during the reporting period. We routinely make estimates and judgments about the carrying value of our assets and liabilities that are not readily apparent from other sources. We evaluate and modify on an ongoing basis such estimates and assumptions, which includes, but are not limited to, those related to film costs, property and equipment, goodwill, income taxes and reorganization and purchase accounting. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities. Actual results, under conditions and circumstances different from those assumed, may differ materially from estimates. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed within Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as in the notes to the Consolidated Financial Statements, if applicable, where such estimates, assumptions, and accounting policies affect our reported and expected results. Management has discussed the development and selection of its critical accounting estimates with the audit committee of our Board of Directors and the audit committee has reviewed our related disclosures herein.

        We believe the following accounting policies are critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  We applied the principles of purchase and reorganization accounting when recording the acquisitions of controlling equity interests by Anschutz and the exchange of stock for minority interests and the emergence from bankruptcy of the theatre companies and the subsequent acquisition of Hoyts. These accounting principles require that we estimate the fair value of the individual assets and liabilities, including estimates of bankruptcy-related claims and the related deferred tax assets and liabilities related to such amounts. The estimation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ materially from the actual amounts.

  •
  We adopted SFAS 142, "Goodwill and Other Intangible Assets" in 2002. SFAS 142 specifies that goodwill and indefinite-lived intangible assets will no longer be amortized but instead will be subject to an annual impairment assessment. Based on our annual impairment assessment conducted during the fourth quarter of fiscal 2003, we were not required to record a charge for goodwill impairment. In assessing the recoverability of the goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets in future periods.

  •
  We estimate our film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. Such adjustments have been historically insignificant. Actual film costs and film costs payable could differ materially from those estimates. For the fiscal years ended January 1, 2004, December 26, 2002 and the period ended January 3, 2002, there were no significant changes in our film cost estimation and settlement procedures.

  •
  We depreciate and amortize the components of our property and equipment on a straight-line basis over the estimated useful lives of the assets. Each owned theatre consists of a building structure, structural improvements, seating and concession and film display equipment. While we have assigned an estimated useful life of less than 30 years to certain acquired facilities, we estimate that our newly constructed buildings generally have an average economic useful life to us of 30 years. Certain of our buildings have been in existence for more than forty years. With respect to equipment (e.g., concession stand, point-of-sale equipment and certain DCN assets), a substantial portion is depreciated over seven years or less, which has been our historical replacement period. Seats and projection equipment generally have a longer useful economic life, and their depreciable lives (12-15 years) are based on our experience and replacement practices. The estimates of the assets' useful lives require our judgment and our knowledge of the assets being depreciated and amortized. Further, we review the economic useful lives of such assets annually and make adjustments thereto as necessary. Actual economic lives may differ materially from these estimates.

  The majority of our properties were appraised as part of the bankruptcy process. Such appraisals supported the estimated lives being used for depreciation and amortization purposes. Furthermore, our analysis of our historical capital replacement program is consistent with our depreciation policies. Finally, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Such analysis evaluates assets for impairment on an individual theatre basis. When the future undiscounted cash flows of the operations to which the assets relate do not exceed the carrying value of the assets, such assets are written down to fair value. Our experience indicates that theatre properties become impaired primarily due to market or competitive factors rather than physical (wear and tear) or functional (inadequacy or obsolescence) factors. In this regard, we do not believe the frequency or volume of facilities impaired due to these market factors are significant enough to impact the useful lives used for depreciation periods.

    For the fiscal years ended January 1, 2004 and December 26, 2002 and the period ended January 3, 2002, no significant changes have been made to the depreciation and amortization rates applied to operating assets, the underlying assumptions related to estimates of depreciation and amortization, or the methodology applied. For the fiscal year ended January 1, 2004, consolidated depreciation and amortization expense was $158.5 million, representing 6.4% of consolidated total revenues. If the estimated lives of all assets being depreciated were increased by one year, the consolidated depreciation and amortization expense would have decreased by approximately $11.7 million or 7.4%. If the estimated lives of all assets being depreciated were decreased by one year, the consolidated depreciation and amortization expense would have increased by approximately $13.7 million or 8.6%.

  •
  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards based on their probable tax treatment. In addition, income tax rules and regulations are subject to interpretation and require judgment by us and may be challenged by the tax authorities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance if it is deemed more likely than not that our deferred income tax assets will not be realized. We reassess the need for such allowance on an ongoing basis. Should we ultimately realize a benefit from tax assets in excess of the amount recorded that relate to pre-acquisition periods, goodwill would be reduced.

    For the fiscal year ended January 1, 2004, our provision for income taxes was $121.2 million. Changes in management's estimates and assumptions regarding the enacted tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could potentially impact the provision for income taxes. Changes in these assumptions could potentially change the effective tax rate. A one percent change in the effective tax rate from 39.5% to 40.5% would have increased the current year income tax provision by approximately $3.0 million.

Quarterly Results

        Regal was created through a series of transactions during 2001 and 2002. Anschutz acquired controlling equity interests in United Artists and Edwards upon the emergence from bankruptcy reorganization on March 2, 2001 of the United Artists Bankrupt Entities and on September 29, 2001 of the Edwards Bankrupt Entities. On January 29, 2002, Anschutz acquired a controlling equity interest in Regal Cinemas, Inc. when the Regal Cinemas, Inc. Bankrupt Entities emerged from bankruptcy reorganization. Anschutz exchanged its controlling equity interest in Regal Cinemas, Inc. for a controlling equity interest in Regal Cinemas immediately thereafter. Regal Cinemas, Inc. is a wholly owned subsidiary of Regal Cinemas. In addition, Regal CineMedia was formed in February 2002 to focus on the development of ancillary revenues and became our wholly owned subsidiary on April 12, 2002. On April 17, 2002, Regal Cinemas, Inc. acquired all of the outstanding capital stock of Edwards and, as a result, Edwards became a wholly owned subsidiary of Regal Cinemas, Inc. On March 28, 2003, Regal acquired Hoyts. Accordingly, the results of operations of the acquired Hoyts theatre locations have been included in the accompanying consolidated financial statements for the periods subsequent to the acquisition date of March 28, 2003.

        The Company's financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas. These controlling equity interests have been recorded in the Company's financial statements at Anschutz's combined historical cost basis. The Company's financial statements for the year ended December 26, 2002 include the results of operations of United Artists (from January 4, 2002), Edwards (from December 28, 2001), and Regal Cinemas (from January 24, 2002). The Company's financial statements for the year ended January 1, 2004 include the results of operations of United Artists, Edwards and Regal Cinemas from December 27, 2002 and Hoyts from March 28, 2003. The comparability of our results between quarters is impacted by the inclusion from such dates of the results of operations of each of such entities and to a lesser extent, seasonality.

        The following tables set forth selected unaudited quarterly results for the eight quarters ended January 1, 2004. The quarterly financial data as of each period presented below have been derived from Regal's unaudited consolidated financial statements for those periods. Results for these periods are not necessarily indicative of results for the full year. The quarterly financial data should be read in conjunction with the consolidated financial statements of Regal and notes thereto included in this Form 10-K.

	Jan. 1, 2004(1)	Sept. 25, 2003		June 26, 2003	Mar. 27, 2003	Dec. 26, 2002	Sept. 26, 2002	June 27, 2002	Mar. 28, 2002
	In millions (except per share data)
Total revenues	$683.8	$629.9		$648.1	$528.1	$547.3	$571.5	$607.3	$414.1
Operating income	117.7	95.5		93.3	72.6	66.5	77.3	94.5	45.3
Net income	58.8	44.2		47.1	35.3	31.9	36.1	38.7	10.5
Diluted earnings per share	0.40	0.30		0.33	0.26	0.23	0.27	0.09	0.19
Dividends per common share	$0.15	$5.20	(2)	$0.15	$0.15	$0.15	$—	$—	$—

(1)
The fourth quarter of the Fiscal 2003 Period includes one additional week of operations.

(2)
Includes the July 1, 2003 payment of the $5.05 extraordinary cash dividend paid on each share of Class A and Class B common stock. See Note 1 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K for further discussion.

Inflation

        The Company does not believe that inflation has had a material impact on its financial position or results of operations.

Seasonality

        The Company's revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, studios release the most marketable motion pictures during the summer and the holiday seasons. The unexpected emergence of a "hit" film during other periods can alter the traditional pattern. The timing of movie releases can have a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of the results for the next or any other quarter. The seasonality of motion picture exhibition, however, has become less pronounced in recent years as studios have begun to release major motion pictures somewhat more evenly throughout the year.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 2 to the accompanying consolidated financial statements, which information is incorporated herein by reference.

Forward-looking Statements

        Some of the information in this Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Form 10-K, including, without limitation, certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" may constitute forward-looking statements. In some cases you can identify these "forward-looking statements" by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" below.

Risk Factors

        Investing in our securities involves a significant degree of risk. In addition to the other information contained in this annual report, you should consider the following factors before investing in our securities.

  Our substantial lease and debt obligations could impair our financial condition

        We have substantial lease and debt obligations. For fiscal 2003, our total rent expense and net interest expense were approximately $278.5 million and $72.0 million, respectively. As of January 1, 2004, we had total long-term obligations of $1,227.2 million. As of January 1, 2004, we had current contractual cash obligations of approximately $4,881.8 million. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments" provided above.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our lease and debt service obligations could cause us to default on those obligations. Many of our lease agreements and the agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a lease or debt instrument, we would be in default under that instrument, which could, in turn, result in defaults under other leases and debt instruments. Any such defaults could materially impair our financial condition and liquidity.

  Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        In recent years, motion picture exhibitors have been upgrading their asset bases to an attractive megaplex format which features stadium seating, improved projection quality and superior sound systems. Generally, a modern megaplex is preferred by patrons over a slope-floored multiplex theatre, which was the dominant theatre-type built prior to 1996. Although, as of January 1, 2004, approximately 61% of our screens were located in theatres featuring stadium seating, we still serve many markets with profitable sloped-floored multiplex theatres. These theatres may be more vulnerable to competition than our modern megaplex theatres, and should our competitors choose to build and operate modern megaplex theatres in these markets, the performance of our theatres in these markets may be significantly and negatively impacted. In addition, should our competitors return to the aggressive building strategies undertaken from 1996 to 1999, our attendance, revenue and operating income per screen could decline substantially.

        We believe that in the foreseeable future, another evolution of theatre formats beyond the current megaplex is unlikely to occur. Accordingly, we do not believe that additional major amenities will be required to enhance the movie-going experience meaningfully. However, an unforeseen change in consumer preferences or technology may cause increased competition, require us to make large capital expenditures and adversely affect our operations.

  Our in-theatre advertising business operates in a competitive environment.

        Regal CineMedia's in-theatre advertising operations must compete with a number of other cinema advertising companies and advertising mediums including, most notably, television advertising. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that Regal CineMedia's in-theatre advertising format will be favorably received by the theatre-going public. If Regal CineMedia is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, and its results of operations may be adversely affected.

  We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike), these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

  We may not benefit from our acquisition strategy.

        We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our results of operations and profitability would be adversely affected. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that any acquired theatres or theatre circuit operators do not perform as expected.

  We depend on our relationships with film distributors.

        The film distribution business is highly concentrated, with nine major film distributors reportedly accounting for 94% of admissions revenues and 49 of the 50 top grossing films during 2002. Our business depends on maintaining good relations with these distributors. In addition, we are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the nine major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

  No assurance of a supply of motion pictures.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

  We must comply with the ADA.

        Our theatres must comply with the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Noncompliance with the ADA, including with respect to "lines of sight" requirements currently in dispute as described in greater detail in Note 11 to the accompanying consolidated financial statements included in this Form 10-K, could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance. Any such imposition of injunctive relief, fines, damage awards or capital expenditures could materially adversely affect our business and results of operations.

  United Artists', Edwards' and Regal Cinemas Inc.'s reorganizations under the United States Bankruptcy Code may make it difficult for us to borrow or access the capital markets in the future.

        Each of United Artists, Edwards and Regal Cinemas, Inc. filed for bankruptcy protection and were reorganized in accordance with the United States Bankruptcy Code. A significant cause of those bankruptcies was the emphasis by theatre circuits on the development of large megaplexes. The strategy of aggressively building megaplexes was adopted throughout the industry and generated significant competition and resulted in an oversupply of screens in the North American motion picture exhibition industry. If these aggressive building strategies again become prevalent or if an unforeseen change in consumer preferences or technology requires us to make large capital expenditures or adversely affects our operations, our prior history may make it difficult for us to borrow money or access the capital markets on terms favorable to us, if at all. Our failure to raise capital when needed could harm our business, financial condition and results of operations and as a result, the market price of our securities may be adversely affected.

  Our operating companies lack a combined operating history.

        Regal Cinemas, United Artists, Edwards and Hoyts operated as separate motion picture exhibitors until we acquired them. In addition, Regal Cinemas, Inc., United Artists and Edwards operated at a loss prior to their emergence from bankruptcy reorganization. As a result, we have limited historical financial and operating data upon which you can evaluate our business.

  We have a substantial investment in developing ancillary revenue opportunities that we may be unable to achieve.

        We have invested and will continue to invest in upgrading our DCN software and distribution network, and we have developed a sales force to sell various marketing and content products that use the assets in which we have invested. While revenue growth during 2003 resulting from these investments is encouraging, we may be unable to continue to attract significant interest in the products and services offered by Regal CineMedia. If we are unable to generate sufficient revenue from the sale of advertising in our theatres, sell tickets to non-film events such as concerts, or create additional revenue from alternative products and services, we may not maintain the level of profitability we hope to achieve, and our results of operations may be adversely affected.

  An increase in the use of alternative film delivery methods may drive down movie theatre attendance and limit ticket prices.

        We also compete with other movie delivery vehicles, including cable television, downloads via the Internet, video disks and cassettes, satellite and pay-per-view services. Further, new technologies for movie delivery (such as video on demand) could have a material adverse effect on our business and results of operations. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

  Development of digital technology will increase our capital expenses.

        The industry is in the early stages of conversion from film-based media to electronic based media. There are a variety of constituencies associated with this anticipated change, which may significantly impact industry participants, including content providers, distributors, equipment providers and exhibitors. Should the conversion process rapidly accelerate and the major studios not finance the conversion as expected, we may have to raise additional capital to finance the conversion costs associated with this potential change. The additional capital necessary may not, however, be available to us on attractive terms, if at all. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from physical media to electronic media.

  We depend on our senior management.

        Our success depends upon the retention of our senior management, including Michael Campbell and Kurt Hall, our Co-Chairmen and Co-Chief Executive Officers. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man life insurance for any of our employees. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

  A prolonged economic downturn could materially affect our business by reducing consumer spending on movie attendance.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. Motion picture theatre attendance may be affected by prolonged negative trends in the general economy that adversely affect consumer spending, including such trends resulting from terrorist attacks on, or wars or threatened wars involving, the United States. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations.

  Our results of operations fluctuate on a seasonal basis and may be unpredictable, which could increase the volatility of our stock price.

        Our revenues are usually seasonal because of the way the major film distributors release films. Generally, the most marketable movies are released during the summer and the holiday season. Poor performance of these films, or a disruption in the release of films during these periods, could hurt our results for the entire fiscal year. An unexpected "hit" film during other periods can alter the traditional trend. The timing of movie releases can have a significant effect on our results of operations, and our results of operations for one fiscal period are not necessarily indicative of our results of operations for any other fiscal period. These variations in results could cause increased volatility in our stock price.

  The interests of our controlling stockholders may conflict with your interests.

        Anschutz and Oaktree's Principal Activities Group own all of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, as of January 1, 2004, Anschutz and Oaktree's Principal Activities Group controlled approximately 94.4% of the combined voting power of all of our outstanding common stock. For as long as Anschutz and Oaktree's Principal Activities Group continue to own shares of common stock representing more than 50% of the combined voting power of our common stock, they will be able to elect all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Anschutz and Oaktree's Principal Activities Group will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to Anschutz and Oaktree's Principal Activities Group but not to other stockholders. In addition, Anschutz and Oaktree's Principal Activities Group and their affiliates have controlling interests in companies in related and unrelated industries, including interests in the sports, motion picture production and music entertainment industries. In the future, they may combine our company with one or more of their other holdings.

  Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders.

  We are a holding company with no operations of our own

        We are a holding company with no operations of our own. Consequently, our ability to service our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. The distribution of those earnings, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations.

  Our issuance of shares of preferred stock could delay or prevent a change of control of our company.

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

  Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

  Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

  Our stock price may be volatile and decline substantially

        The stock market in general has experienced extreme price and volume fluctuations in recent years. These broad market fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. You may be unable to resell your shares at or above the purchased market price because of a number of factors, including actual or anticipated quarterly fluctuations in our operating results; changes in expectations of future financial performance or changes in estimates of securities analysts; changes in the market valuations of other companies; announcements relating to strategic relationships, acquisitions or industry consolidation; and general economic, market and political conditions not related to our business.

  A substantial number of restricted shares are eligible for sale which could cause the market price for our Class A common stock to decline.

        We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our

Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline.

        As of March 10, 2004, we had outstanding 18,049,272 shares of Class A common stock and 89,216,142 shares of Class B common stock that may convert into Class A common stock on a one-for-one basis, all of which shares of common stock constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, 95,827,755 of these restricted securities are currently freely tradable. The rest of such restricted securities will become freely tradable, subject to the volume limits and other conditions prescribed under Rule 144, on or prior to September 28, 2004.

        Anschutz, Oaktree's Principal Activities Group and certain other significant stockholders are able to sell their shares pursuant to the registration rights that we have granted as described in "Description of Capital Stock—Registration Rights." We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Anschutz, Oaktree's Principal Activities Group or our directors or executive officers of their shares of our common stock.

        Additionally, as of January 1, 2004, approximately 10,626,377 shares of our Class A common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through September 8, 2013, with exercise prices ranging from $3.4851 to $20.12. Of such options, as of January 1, 2004, 396,819 were exercisable. All of such shares subject to options are registered and will be freely tradable when the option is exercised unless such shares are acquired by an affiliate of Regal, in which case the affiliate may only sell the shares subject to the volume limitations imposed by Rule 144 of the Securities Act.

  Hedging transactions and other transactions

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held at the time the $240 million convertible notes were issued by Credit Suisse First Boston International. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the notes. In connection with these hedging arrangements, Credit Suisse First Boston International has taken positions in our Class A common stock in secondary market transactions and/or entered into various derivative transactions after the pricing of the notes. Such hedging arrangements could increase the price of our Class A common stock. Credit Suisse First Boston International is likely to modify its hedge positions from time to time prior to conversion, redemption or maturity of the notes by purchasing and selling shares of our Class A common stock, other securities of Regal or other instruments we may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock. For further description of the convertible note hedge and warrant transactions, see Note 7 to the accompanying consolidated financial statements included in this Form 10-K

  The sale of a substantial number of shares may make it difficult for us to sell equity securities in the future.

        Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. If we are unable to sell equity securities at times and prices that we deem appropriate, our ability to fund growth could be adversely affected.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's market risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The third amended and restated credit agreement provides for variable rate interest that could be adversely affected by an increase in interest rates. As of January 1, 2004, term borrowings of $509.6 million under the third amended and restated credit agreement were outstanding. Borrowings under this facility bear interest, at the Company's option, at either a base rate (which is the higher of the prime rate of British Banking Association's or the federal funds rate plus 0.5%) or the Eurodollar rate plus, in each case, an applicable margin. The applicable margin can range from 1.50% to 3.25% for the revolving credit facility and 2.25% to 2.50% for the term loan facility. The borrowings outstanding under the New Term Loan D facility bore interest of approximately 3.7% as of January 1, 2004. A one-half percent rise in the interest rate on the Company's variable rate indebtedness held at January 1, 2004, would have increased reported interest expense by approximately $2.5 million for the year ended January 1, 2004.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Regal Entertainment Group:

        We have audited the accompanying consolidated balance sheets of Regal Entertainment Group and subsidiaries as of January 1, 2004 and December 26, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended January 1, 2004 and December 26, 2002, and the related combined statements of operations, parent's investment and cash flows for the period under common control (March 2, 2001 to January 3, 2002). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regal Entertainment Group and subsidiaries as of January 1, 2004 and December 26, 2002, and the results of their operations and their cash flows for each of the years in the two-year period ended January 1, 2004 and the period ended January 3, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the accompanying consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets during the year ended December 26, 2002.

/s/ KPMG LLP

Nashville, Tennessee
February 6, 2004

REGAL ENTERTAINMENT GROUP (NOTE 1)

CONSOLIDATED BALANCE SHEETS

	January 1, 2004	December 26, 2002
	(in millions, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$288.8	$276.0
Restricted cash	0.6	22.5
Trade and other receivables, net	34.9	30.5
Inventories	6.6	6.7
Prepaid expenses and other current assets	32.8	39.7
Assets held for sale	7.1	9.7
Deferred income tax asset	5.8	4.7

TOTAL CURRENT ASSETS	376.6	389.8
PROPERTY AND EQUIPMENT:
Land	132.7	134.7
Buildings, leasehold improvements and equipment	1,981.4	1,674.3
Construction in progress	8.9	6.5

Total property and equipment	2,123.0	1,815.5
Accumulated depreciation and amortization	(305.1)	(160.0)

Total property and equipment, net	1,817.9	1,655.5
GOODWILL	197.3	227.5
DEFERRED TAX ASSET	35.9	—
OTHER NON-CURRENT ASSETS	44.1	37.4

TOTAL ASSETS	$2,471.8	$2,310.2

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term obligations	$31.1	$17.0
Accounts payable	194.4	154.0
Accrued expenses	71.7	60.0
Income taxes payable	47.0	—
Deferred revenue	65.1	49.4
Bankruptcy claims and liabilities	3.5	23.6

TOTAL CURRENT LIABILITIES	412.8	304.0
LONG-TERM DEBT	1,077.8	561.5
LEASE FINANCING ARRANGEMENTS	93.8	96.0
CAPITAL LEASE OBLIGATIONS	24.5	3.9
DEFERRED TAX LIABILITY	—	21.3
OTHER NON-CURRENT LIABILITIES	64.1	49.9

TOTAL LIABILITIES	1,673.0	1,036.6
MINORITY INTEREST	3.9	2.8
STOCKHOLDERS' EQUITY:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 52,774,904 and 46,448,382 shares issued and outstanding at January 1, 2004 and December 26, 2002, respectively	—	—
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 89,216,142 and 85,287,957 shares issued and outstanding at January 1, 2004 and December 26, 2002, respectively	0.1	0.1
Preferred stock, $0.001 par value; none issued and outstanding	—	—
Additional paid-in capital	744.5	1,216.1
Unamortized deferred stock compensation	(14.1)	(19.5)
Retained earnings	64.4	74.1

TOTAL STOCKHOLDERS' EQUITY	794.9	1,270.8

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,471.8	$2,310.2

See accompanying notes to financial statements.

REGAL ENTERTAINMENT GROUP (NOTE 1)

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in millions, except share and per share data)

	Year Ended January 1, 2004	Year Ended December 26, 2002	Period Ended January 3, 2002
REVENUES:
Admissions	$1,690.0	$1,453.7	$382.5
Concessions	646.2	588.3	153.3
Other operating revenue	153.7	98.2	21.1

TOTAL REVENUE	2,489.9	2,140.2	556.9
OPERATING EXPENSES:
Film rental and advertising costs	908.9	790.3	212.9
Cost of concessions	92.9	84.4	18.1
Rent expense	278.5	217.3	84.5
Other operating expenses	603.1	539.8	143.0
General and administrative expenses	62.1	65.1	21.4
Depreciation and amortization	158.5	134.4	42.6
Merger and restructuring expenses and amortization of deferred stock compensation	8.9	18.9	—
Loss (gain) on disposal and impairment of operating assets	(2.1)	6.4	0.3

TOTAL OPERATING EXPENSES	2,110.8	1,856.6	522.8

INCOME FROM OPERATIONS	379.1	283.6	34.1
OTHER EXPENSE (INCOME):
Interest expense, net	72.0	61.7	21.4
Loss on extinguishment of debt	—	1.5	—
Minority interest in earnings of consolidated subsidiaries	0.6	13.4	(0.4)
Other, net	(0.1)	—	4.6

TOTAL OTHER EXPENSE, NET	72.5	76.6	25.6

INCOME BEFORE INCOME TAXES	306.6	207.0	8.5
PROVISION FOR INCOME TAXES	121.2	89.8	3.6

NET INCOME	$185.4	$117.2	$4.9

LOSS ON REDEMPTION OF PREFERRED STOCK	—	28.2	—

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$185.4	$89.0	$4.9

EARNINGS PER SHARE:
Basic	$1.34	$0.83	$0.30
Diluted	1.30	0.79	0.28
AVERAGE SHARES OUTSTANDING (in thousands)
Basic	138,576	107,738	16,104
Diluted	142,792	112,284	17,368

See accompanying notes to financial statements.

REGAL ENTERTAINMENT GROUP (NOTE 1)

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
AND PARENT'S INVESTMENT

(in millions, except per share data)

	Class A Common Stock		Class B Common Stock
					Contributed Capital	Additional Paid-In Capital	Deferred Stock Compensation	Retained Earnings
	Shares	Amount	Shares	Amount					Total
Balances, March 2, 2001	—	$—	$—	$—	$—	$—	$—	$—	$—
Contribution of controlling equity interest in United Artists, Edwards, and Regal Cinemas	—	—	—	—	378.1	—	—	—	378.1
Net income and comprehensive income	—	—	—	—	—	—	—	4.9	4.9

Balances, January 3, 2002	—	—	—	—	378.1	—	—	4.9	383.0
Contribution of additional United Artists common stock	—	—	—	—	28.6	—	—	—	28.6
Contribution of Regal CineMedia	—	—	—	—	10.0	—	—	—	10.0
Contribution of additional Edwards common stock	—	—	—	—	31.1	—	—	—	31.1
Exchange of equity interests in United Artists, Edwards, Regal Cinemas, and Regal CineMedia for common stock of Regal	27.5	—	84.6	0.1	(447.8)	881.6	(22.9)	—	411.0
Contribution of additional equity interests in United Artists in exchange for common stock of Regal	—	—	0.7	—	—	10.3	—	—	10.3
Loss on redemption of redeemable preferred stock	—	—	—	—	—	—	—	(28.2)	(28.2)
Initial public offering, net of costs	18.0	—	—	—	—	314.8	—	—	314.8
Amortization of deferred stock compensation	—	—	—	—	—	—	2.8	—	2.8
Exercise of stock options	1.0	—	—	—	—	6.8	—	—	6.8
Tax benefit from exercise of stock options	—	—	—	—	—	3.2	—	—	3.2
Forfeiture of stock options	—	—	—	—	—	(0.6)	0.6	—	—
Cash dividends declared, $0.15 per share	—	—	—	—	—	—	—	(19.8)	(19.8)
Net income and comprehensive income	—	—	—	—	—	—	—	117.2	117.2

Balances, December 26, 2002	46.5	—	85.3	0.1	—	1,216.1	(19.5)	74.1	1,270.8
Issuance of common stock to acquire Hoyts	4.8	—	—	—	—	88.1	—	—	88.1
Proceeds from exercise of stock purchase warrants, $8.88 per share	0.3	—	3.9	—	—	37.5	—	—	37.5
Net payment of convertible hedge and warrants	—	—	—	—	—	(18.8)	—	—	(18.8)
Tax effect of convertible hedge and warrants	—	—	—	—	—	14.4	—	—	14.4
Extraordinary cash dividend declared, $5.05 per share	—	—	—	—	—	(604.2)	—	(111.8)	(716.0)
Amortization of deferred stock compensation	—	—	—	—	—	—	5.3	—	5.3
Exercise of stock options	1.2	—	—	—	—	10.4	—	—	10.4
Tax benefit from exercise of stock options	—	—	—	—	—	1.1	—	—	1.1
Forfeiture of stock options	—	—	—	—	—	(0.1)	0.1	—	—
Cash dividends declared, $0.15 per share	—	—	—	—	—	—	—	(83.3)	(83.3)
Net income and comprehensive income	—	—	—	—	—	—	—	185.4	185.4

Balances, January 1, 2004	52.8	$—	89.2	$0.1	$—	$744.5	$(14.1)	$64.4	$794.9

See accompanying notes to financial statements.

REGAL ENTERTAINMENT GROUP (NOTE 1)

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Year Ended January 1, 2004	Year Ended December 26, 2002	Period Ended January 3, 2002
	(in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$185.4	$117.2	$4.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	158.5	134.4	42.6
Amortization of deferred stock compensation	5.3	2.8	—
Loss on extinguishment of debt	—	1.5	—
Minority interest in earnings of consolidated subsidiaries	0.6	13.4	(0.4)
Deferred income tax expense	26.4	73.5	(2.4)
(Gain) loss on disposal and impairment of operating assets	(2.1)	6.4	0.3
Changes in operating assets and liabilities (excluding effects of acquisition and reorganization):
Trade and other receivables	(13.6)	(10.9)	(3.0)
Inventories	0.7	0.8	—
Prepaid expenses and other current assets	13.1	(3.9)	(2.7)
Accounts payable	29.8	28.2	11.1
Income taxes payable	47.1	(6.0)	5.9
Accrued expenses and other liabilities	24.9	15.8	5.3

NET CASH PROVIDED BY OPERATING ACTIVITIES	476.1	373.2	61.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(137.5)	(108.2)	(20.8)
Proceeds from disposition of assets	22.1	10.1	19.5
Cash used to acquire Hoyts, net of cash acquired	(97.6)
Cash used to purchase outstanding United Artists minority interest	—	(34.0)	—
Decrease in other assets and assets held for sale	—	9.5	2.0
Decrease in reimbursable construction advances	9.2	1.9	—
Decrease in restricted cash	21.9	5.7	8.7

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(181.9)	(115.0)	9.4
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock purchase warrants	37.5	—	—
Proceeds from Regal Cinemas senior credit facility	315.0	—	—
Proceeds from convertible notes offering	240.0	—	—
Net payment on convertible notes hedge and warrants	(18.8)	—	—
Payment of debt acquisition costs	(12.7)	(10.5)	—
Cash used to pay dividends	(799.3)	(19.8)	—
Proceeds from stock option exercises	10.4	6.9	—
Net payment on long term obligations	(31.1)	(53.1)	(13.2)
Payment of bankruptcy claims and liabilities	(22.4)	(104.3)	—
Cash of subsidiaries at acquisition date	—	167.1	36.2
Cash used to redeem Edwards preferred stock	—	(75.3)	—
Cash used to redeem Edwards senior subordinated notes	—	(11.3)	—
Cash used to payoff Edwards term loan	—	(180.0)	—
Cash used to payoff United Artists term credit facility	—	(240.0)	—
Net proceeds from senior subordinated notes offering	—	155.3	—
Net proceeds from initial public offering	—	314.8	—
Decrease in cash overdraft	—	—	(1.5)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(281.4)	(50.2)	21.5

NET CASH USED IN REORGANIZATION	—	—	(24.5)
NET INCREASE IN CASH AND CASH EQUIVALENTS	12.8	208.0	68.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	276.0	68.0	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	288.8	276.0	68.0

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	36.9	17.1	0.1

Cash paid for interest	69.7	42.8	6.1
SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES
Issuance of common stock to acquire Hoyts	88.1	—	—

Exchange of minority shares in Regal Cinemas for Regal Entertainment Group	—	361.9	—

Exchange of minority shares in Edwards for Regal Entertainment Group	—	44.4	—

Contribution of additional shares purchased from minority interests	—	80.0	—

See accompanying notes to financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

JANUARY 1, 2004

1.     THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the "Company" or "Regal") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries and United Artists Theatre Company ("United Artists") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards"), Regal CineMedia Corporation ("Regal CineMedia"), Hoyts Cinemas Corporation ("Hoyts") and United Artists Theatre Group ("UATG"). The terms Regal or the Company, REH, Regal Cinemas, United Artists, Edwards, Regal CineMedia, Hoyts and UATG shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities.

        Regal operates the largest theatre circuit in the United States, consisting of 6,045 screens in 550 theatres in 39 states as of January 1, 2004. Regal CineMedia focuses on the development of ancillary revenues. The Company formally operates on a 52-week fiscal year with each quarter generally consisting of 13 weeks, unless otherwise noted. The Company's fiscal year ends on the first Thursday after December 25, which in certain years (such as Fiscal 2003) results in a 53-week fiscal year.

        During 2000 and 2001, United Artists and a majority of its subsidiaries at that time (the "United Artists Bankrupt Entities"), Edwards Theatre Circuit Affiliated Group and its subsidiaries at that time (the "Edwards Bankrupt Entities"), and Regal Cinemas, Inc. and its subsidiaries at that time (the "Regal Cinemas, Inc. Bankrupt Entities") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Courts identified below, as well as joint plans of reorganization. The joint plans of reorganization, as amended, for the United Artists Bankrupt Entities and the Edwards Bankrupt Entities were approved by the United States Bankruptcy Courts for the District of Delaware and the Central District of California, respectively. Such joint plans of reorganization became effective on March 2, 2001 ("UA Effective Date") for the United Artists Bankrupt Entities and September 29, 2001 ("Edwards Effective Date") for the Edwards Bankrupt Entities. The United States Bankruptcy Court for the Middle District of Tennessee approved the Regal Cinemas, Inc. Bankrupt Entities' joint plan of reorganization on December 7, 2001, and it became effective on January 29, 2002. Also on that date, Anschutz and the other stockholders of Regal Cinemas, Inc. exchanged their equity interests in Regal Cinemas, Inc. for equity interests in Regal Cinemas and as a result, Regal Cinemas, Inc. became a wholly owned subsidiary of Regal Cinemas. Regal Cinemas was formed for the primary purpose of acquiring and holding the shares of common stock of Regal Cinemas, Inc. Edwards was formed in connection with the reorganization of the Edwards Bankrupt Entities to, among other things, effect the substantive consolidation of the Edwards Bankrupt Entities through their merger into Edwards. As a result of the merger transaction, Edwards succeeded to all of the assets and liabilities of the Edwards Bankrupt Entities.

        Anschutz acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon each of the entities' emergence from bankruptcy reorganization. Anschutz's contributions of these equity interests to the Company were recorded in the financial statements of the Company at the combined historical cost basis of Anschutz, which represents Anschutz's net cost to acquire certain debt of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities prior to their filing voluntary petitions for relief under Chapter 11. Anschutz exchanged such debt holdings for controlling equity interests following the emergence from bankruptcy of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities. As a result of the acquisition by Anschutz, Regal's fiscal 2001 results of operations include only the results of operations of United Artists from the UA Effective Date to January 3, 2002, and of Edwards from the Edwards Effective Date to December 27, 2001 (fiscal year

2001). Accordingly, Regal's statements of operations for the period ended January 3, 2002 do not include the results of operations of Regal Cinemas, Inc. and only include the results of operations of United Artists and Edwards from the UA Effective Date and the Edwards Effective Date, respectively.

        While the actual date that Regal Cinemas, Inc. emerged from bankruptcy and Anschutz acquired its controlling equity interest in Regal Cinemas was January 29, 2002, for financial reporting purposes the date is deemed to have occurred on January 24, 2002. As such, the Company's fiscal 2002 results of operations include the results of operations of United Artists (from January 4, 2002), Edwards (from December 28, 2001), and Regal Cinemas (from January 24, 2002).

        Commencing in 2002, the Company elected to adopt the fiscal year end of Regal Cinemas, Inc.. which in 2001 ended on December 27, 2001. As a result of the election to conform the reporting periods, United Artists' results of operations reflected in the accompanying consolidated financial statements reflect operating results from January 4, 2002. For the period from December 28, 2001 through January 3, 2002 (the date of United Artists' fiscal 2001 year end), United Artists recorded revenue of approximately $17.8 million and net income of approximately $2.5 million.

        On March 5, 2002, Anschutz acquired a controlling equity interest in a digital video advertising company, Next Generation Network, Inc. ("NGN"), for approximately $2.8 million in an out-of-court restructuring of NGN's indebtedness. Anschutz funded approximately $7.2 million to NGN through bridge loans and other consideration. As described below, on April 12, 2002, Anschutz contributed all of its capital stock of NGN, representing approximately 95% of the outstanding capital stock of NGN, and the outstanding principal balances of such bridge loans and other consideration to Regal CineMedia in exchange for 100,000 shares of capital stock of Regal CineMedia, which was then exchanged for the Company's Class B common stock in the exchange transaction described below.

        On April 12, 2002, through a series of transactions, Regal issued (1) 70,538,017 shares of Class B common stock to Anschutz in exchange for its controlling equity interests in Regal Cinemas, United Artists, Edwards and Regal CineMedia, (2) 14,052,320 shares of Class B common stock to Oaktree's Principal Activities Group in exchange for its contribution of capital stock of Regal Cinemas and Edwards, and (3) 27,493,575 shares of Class A common stock to the other stockholders of Regal Cinemas, United Artists, Edwards and Regal CineMedia party to the exchange agreement in exchange for their capital stock of Regal Cinemas, United Artists, Edwards and Regal CineMedia.

        Upon the closing of the exchange transaction, the holders of outstanding options of United Artists and Regal Cinemas received replacement options to purchase 8,832,147 shares of Regal Class A common stock at prices ranging from $4.44 to $12.87 per share. In connection with the extraordinary cash dividend paid on July 1, 2003 described below, the exercise prices and number of shares of Class A common stock subject to options held by such option holders, as well as all other option holders as of such date, were adjusted to prevent dilution and restore their economic position to that immediately before the extraordinary dividend. The antidilution adjustments made with respect to the replacement options resulted in a decrease in the range of exercise prices, from $3.4851 to $10.1015 per share, and increased the aggregate number of shares issuable upon exercise of such replacement options by 1,846,631. Regal also granted to certain holders of United Artists warrants in exchange for their contribution to Regal of outstanding warrants to purchase 3,750,000 shares of United Artists common stock, warrants to purchase 3,928,185 shares of Class B common stock at $8.88 per share and warrants to purchase 296,129 shares of Class A common stock at $8.88 per share. These warrants were exercised as described below prior to the payment of the extraordinary cash dividend; accordingly, no antidilution adjustments were made with respect to them.

        Following the exchange transaction, Anschutz transferred beneficial ownership of 1,455,183 shares of Class B common stock to Oaktree's Principal Activities Group. In addition, Anschutz acquired an additional 697,620 shares of Class B common stock in May 2002.

        On April 17, 2002, Regal Cinemas, Inc. acquired all of the outstanding capital stock of Edwards from REH for an aggregate purchase price of approximately $272.5 million. As a result of Regal Cinemas, Inc. being under common control with Edwards, the transaction was accounted for as a contribution of Edwards to Regal Cinemas, Inc. by REH, at the historical cost basis of Edwards. In connection with the acquisition of Edwards, Regal Cinemas issued $150 million principal amount of 9 3/8% senior subordinated notes due 2012, under the indenture pursuant to which Regal Cinemas sold $200 million principal amount of 9 3/8% senior subordinated notes due 2012 in January 2002. The proceeds of the notes issued on April 17, 2002, together with cash on hand at Regal Cinemas, Inc., were used by Regal Cinemas, Inc. to acquire Edwards from REH. REH used the proceeds from its sale of Edwards to repay approximately $180.7 million of senior bank debt, including accrued interest, of Edwards, to redeem approximately $12.0 million of Edwards Subordinated Notes (as defined below), including accrued interest, primarily held by Anschutz and Oaktree's Principal Activities Group, and to redeem approximately $75.3 million of redeemable preferred stock of Edwards held by Anschutz, Oaktree's Principal Activities Group and members of the Edwards family. The difference between the carrying amount and redemption price of the redeemable preferred stock of $28.2 million was recorded as a charge to equity and is reflected as a reduction of net income available to common stockholders in the accompanying consolidated statement of operations for the year ended December 26, 2002. In addition, the Company recorded an extraordinary loss of approximately $1.5 million as a result of the early redemption of the Edwards Subordinated Notes. As a result of Regal Cinemas, Inc.'s acquisition of Edwards, Edwards became a wholly owned subsidiary of Regal Cinemas, Inc. and became a guarantor under Regal Cinemas' senior credit facility and Regal Cinemas' 9 3/8% senior subordinated notes.

        In May 2002, the Company sold 18.0 million shares of its Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of $314.8 million.

        On August 16, 2002, REH acquired the remaining outstanding shares of common stock of United Artists held by the United Artists minority stockholders and warrants to acquire shares of common stock of United Artists held by various institutional holders for approximately $34.0 million. The $22.3 million difference between the carrying amount and purchase price of the minority interest was recorded as a component of goodwill.

        On March 28, 2003, Regal acquired certain theatre operations of Hoyts representing a total of 52 theatres and 554 screens located in 10 states in the Northeastern United States, pursuant to a stock purchase agreement dated February 3, 2003, among Regal, HUSH Holdings U.S. Inc. ("HUSH") and Hoyts for an aggregate purchase price of $213.1 million. The results of operations of the acquired theatre locations have been included in the accompanying consolidated financial statements for the periods subsequent to the acquisition date of March 28, 2003. See Note 3—"Acquisition" for further discussion of this transaction.

        On May 23, 2003, all outstanding warrants held by Anschutz to purchase a total of 3,928,185 shares of Class B common stock and warrants held by certain other investors to purchase a total of 296,129 shares of Class A common stock were exercised at exercise prices of $8.88 per share. Proceeds from the transactions totaled approximately $37.5 million.

        On June 10, 2003, Regal declared an extraordinary cash dividend of $5.05 per share on its Class A and Class B common stock. Stockholders of record at the close of business on June 20, 2003 were paid this dividend on July 1, 2003. The dividend was recorded as a reduction of retained earnings (reduced to zero as of June 10, 2003) and additional paid-in capital upon declaration. Sources used to fund the approximate $716.0 million extraordinary dividend included cash on hand of approximately $190.6 million, the net proceeds of $310.8 million from the term loan under the amended and restated Regal Cinemas senior credit facility and the net proceeds of $214.6 million from the issuance by Regal of $240.0 million 3 3/4% Convertible Senior Notes. Concurrent with the issuance of Regal's 3 3/4% Convertible Senior Notes, Regal entered into convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the notes into shares of our Class A common stock. As described further in Note 7—"Long-term Obligations," the convertible note hedge and warrant economically allow us to acquire sufficient Class A common shares from our counterparty to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $24.43. When the fair value of our Class A common shares exceeds such price, the equity contracts have an offsetting economic impact, and accordingly will no longer be effective as a hedge of the dilutive impact of possible conversion. The net cost of the convertible note hedge and warrant transactions was approximately $18.8 million and is included as a reduction of stockholders' equity in the consolidated balance sheet. See Note 7 for further description of the related debt facilities and the convertible note hedge and warrant transactions.

        On July 7, 2003, Regal acquired an aggregate of 2,451,441 shares of its Class A common stock from LB I Group Inc. and Edwards Affiliated Holdings, LLC. Thereafter, on July 9, 2003, Regal issued for the price it paid for those shares those same 2,451,441 shares of its Class A common stock to one of its stockholders, GSCP Recovery, Inc. ("GSCP"). In June 2003, GSCP offered Regal the option to issue shares of Class A common stock in lieu of paying GSCP cash in respect of the extraordinary dividend described in the preceding paragraph. Regal exercised its option on July 7, 2003. The number of shares of Class A common stock outstanding did not change as a result of the transactions and Regal's aggregate sales and purchase prices for the shares in the transactions were identical.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Combination

        The consolidated financial statements include the accounts of Regal and the combined financial statements include companies under the common control of Anschutz through April 12, 2002. All significant intercompany accounts and transactions have been eliminated in consolidation. The portion of United Artists equity relating to shares not owned by the Company and the related earnings or losses were included in minority interest.

  Revenue Recognition

        Revenues are generated principally through admissions and concessions sales with proceeds received in cash at the point of sale. Other operating revenues consist primarily of product advertising (including vendor marketing programs) and other ancillary revenues which are recognized as income in the period earned. We recognize payments received attributable to the marketing and advertising services provided by us under certain vendor programs as revenue in the period in which the related impressions are delivered. Such impressions are measured by the concession product sales volume, which is a mutually agreed upon proxy of attendance and reflects our marketing and advertising services delivered to our vendors. Proceeds received from advance ticket sales and gift certificates are recorded as deferred revenue. The Company recognizes revenue associated with gift certificates and advanced ticket sales at such time as the items are redeemed, they expire or redemption becomes unlikely. The determination of the likelihood of redemption is based on an analysis of our historical redemption trends.

  Cash Equivalents

        The Company considers all unrestricted highly liquid debt instruments and investments purchased with an original maturity of three months or less to be cash equivalents. At January 1, 2004, the

Company held substantially all of its cash in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

  Restricted Cash

        On the Edwards Effective Date, Edwards funded a $35.0 million cash reserve for the payment of certain allowed unsecured claims. The cash reserve is permitted to reduce to the lesser of (i) $20 million; or (ii) the sum of the unpaid: (a) disputed claims that have elected the cash option; and (b) allowed claims that have elected the cash option. The restricted cash has been placed in a segregated account in which the holders of these allowed claims that have elected the cash option have a first priority security interest. The restricted cash is classified as a current asset as the related claims are classified as current liabilities.

  Reimbursable Construction Advances

        Reimbursable construction advances consist of amounts due from landlords to fund a portion of the construction costs of new theatres that the Company will operate pursuant to lease agreements. The landlords repay the amounts either during construction on a percentage of completion basis, or upon completion of the theatre. Reimbursable construction advances are presented as a component of trade and other receivables in the accompanying balance sheets.

  Inventories

        Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

  Prepaid Occupancy Costs

        Prepaid expenses and other current assets include prepaid occupancy costs, which are deferred according to the monthly payment terms underlying the Company's occupancy agreements (generally one month in advance) and amortized over the period in which such occupancy costs are incurred. As of January 1, 2004 and December 26, 2002, the Company had recorded approximately $22.1 million and $19.0 million related to such occupancy costs.

  Property and Equipment

        The Company states property and equipment at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets, are expensed currently. Gains and losses from disposition of property and equipment are included in income and expense when realized. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Buildings	20-30 years
Equipment	3-20 years
Leasehold improvements	Lesser of term of lease or asset life

        Included in property and equipment is $109.5 million and $94.2 million of assets accounted for under capital leases and lease financing arrangements as of January 1, 2004 and December 26, 2002, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

  Goodwill

        The changes in the carrying amount of goodwill for the years ended January 1, 2004 and December 26, 2002 are as follows:

	Year ended January 1, 2004	Year ended December 26, 2002
Balance at beginning of year	$227.5	$136.2
Exchange of minority shares in Regal Cinemas and Edwards for Regal Entertainment Group	—	82.4
Contribution of additional shares of United Artists and Edwards purchased from minority security holders	—	72.3
Adjustments related to certain pre-acquisition deferred tax assets of Regal Cinemas, United Artists and Edwards	(37.1)	(63.7)
Other	6.9	0.3

Balance at end of year	$197.3	$227.5

        SFAS No. 142, "Goodwill and Other Intangible Assets," became effective for the Company in the first quarter of fiscal 2002. This standard revised the financial accounting and reporting for goodwill and certain intangible assets. Among the revisions were the discontinuation of the amortization of goodwill and certain intangible assets and the periodic testing (at least annually) for the impairment of goodwill at a reporting unit level and additional financial statement disclosures. The Company has identified its reporting units under SFAS No. 142 to be the designated market areas in which the Company conducts its theatre operations. The fair value of the Company's identified reporting units were estimated using the expected present value of associated future cash flows and market values of the underlying theatres within each reporting unit. The Company's annual goodwill impairment assessment for the Fiscal 2003 Period indicated that the fair value of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired. As required by SFAS No. 142, the discontinuation of goodwill (excess reorganization value) amortization has not been retroactively applied to the results for the period prior to adoption. Amortization relating to goodwill was $9.6 million for the period ended January 3, 2002. The following is pro-forma information of the Company assuming that SFAS No. 142 had been in effect in during the period ended January 3, 2002 and goodwill amortization expense had not been recorded (in millions, except for share data):

Period ended January 3, 2002
Net income available to common stockholders, as reported:	$4.9
Add: Goodwill amortization, net of related tax effect	5.8

Adjusted pro forma net income	$10.7
Diluted earnings per share:
As reported	$0.28
Pro forma	$0.62

  Impairment of Long-Lived Assets

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose.

  Debt Acquisition Costs

        Other non-current assets include debt acquisition costs, which are deferred and amortized over the terms of the related agreements using the straight-line method which approximates the effective interest method. Debt acquisition costs as of January 1, 2004 and December 26, 2002 were $31.9 million and $26.3 million, respectively, net of accumulated amortization of $7.2 million and $2.7 million, respectively.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. In addition, income tax rules and regulations are subject to interpretation and require judgment by the Company and may be challenged by the taxation authorities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred income tax assets will not be realized.

        The Company expects that certain deferred income tax assets are not more likely than not to be recovered and therefore, has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred income taxes on an ongoing basis. Should the Company realize certain tax assets with a valuation allowance that relate to pre-acquisition periods, goodwill would be reduced.

  Deferred Revenue

        Deferred revenue relates primarily to vendor programs, gift certificates and advance ticket sales, and we recognize such amounts as revenue as described above in this Note 2 under "Revenue Recognition."

  Deferred Rent

        The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other non-current liabilities.

  Film Costs

        The Company estimates its film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. Such adjustments have been historically insignificant.

  Advertising and Start-Up Costs

        The Company expenses advertising costs as incurred. Start-up costs associated with a new theatre are also expensed as incurred.

  Stock-based Compensation

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No.148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to SFAS No. 123's fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No.123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Under SFAS No. 123, entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period and alternatively allows entities to continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and provide pro forma net income or loss and earnings or loss per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied.

        The Company has elected to continue accounting for its stock option grants under its 2002 Stock Incentive Plan using the intrinsic value method in accordance with the provisions of APB No. 25, which requires compensation costs to be recognized for the excess of the fair value of options on the date of grant over the option exercise price. Had the fair value of options granted under the Company's stock option plan described in Note 12—"Capital Stock and Stock Option Plan" been recognized in accordance with SFAS No. 123, as compensation expense on a straight-line basis over the vesting period of the grants, the Company's reported net income and diluted earnings per share would have been recorded in the amounts indicated below (in millions, except per share data):

	Year ended January 1, 2004	Year ended December 26, 2002	Period ended January 3, 2002
Net income available to common stockholders, as reported:	$185.4	$89.0	$4.9
Less additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3.0)	(3.1)	(0.6)

Pro forma net income	182.4	85.9	4.3
Diluted earnings per share:
As reported	$1.30	$0.79	$0.28
Pro forma	$1.28	$0.77	$0.25

        The pro forma results do not purport to indicate the effects on reported net income for recognizing compensation expense that is expected to occur in future years. The fair value of each option grant is estimated on the date of grant using (1) the minimum value method for options granted prior to the exchange transaction and (2) the Black-Scholes option pricing model for the exchanged options and all options issued after the exchange transaction.

        The weighted-average grant-date fair value of options granted in 2003, 2002 and 2001 were estimated using the Black-Scholes option pricing model with the following assumptions:

	Year ended January 1, 2004	Year ended December 26, 2002	Period ended January 3, 2002
Risk-free interest rate	3.0-3.9%	4.0-4.9%	5.4%
Expected life (years)	7.5	7.5	10.0
Expected volatility	0.38-0.39	0.0-0.39	0.0
Expected dividend yield	3.0%	0.0-3.0%	0.0%
Weighted average grant date fair value	$6.36	$6.21	5.81

  Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The Company applied the principles of purchase and reorganization accounting when recording the acquisitions of controlling equity interests by Anschutz and the exchange of stock for minority interests and the emergence from bankruptcy of the theatre companies. These accounting principles require that the Company estimate the fair value of the individual assets and liabilities including estimates of bankruptcy-related claims. The valuation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ significantly from actual amounts.

  Segments

        The Company manages its business under one reportable segment—theatre exhibition operations.

  Comprehensive Income

        Net income and comprehensive income are the same for all periods presented.

  Reclassifications

        Certain reclassifications have been made to the 2001 and 2002 financial statements to conform to the 2003 presentation.

  Recent Accounting Pronouncements

        Effective December 27, 2002, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for recognition and measurement of the fair value of obligations associated with the retirement of long-lived assets when there is a legal obligation to incur such costs. Under SFAS No. 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises and will be amortized to expense over the life of the asset. The adoption of SFAS No. 143 did not have a material impact on the Company's consolidated financial position or results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements including the rescission of Statement 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion

No. 30 will now be used to classify those gains and losses. As a result of the Company's adoption of SFAS No. 145 on December 27, 2002, the $1.5 million extraordinary loss from debt extinguishment during fiscal 2002 has been reclassified to earnings from continuing operations.

        Effective December 27, 2002, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses significant issues relating to the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities, and nullifies the guidance in Emerging Issues Task Force ("EITF") Issue No. 94-3 (EITF 94-3), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Retroactive application of SFAS No. 146 is prohibited and, accordingly, liabilities recognized prior to the initial application of SFAS No. 146 will continue to be accounted for in accordance with EITF 94-3 or other applicable preexisting guidance. Such adoption did not have a material impact on the Company's consolidated financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation will significantly change current practice in the accounting for, and disclosure of, guarantees. Guarantees meeting the characteristics described in the interpretation are required to be initially recorded at fair value, which is different from general current practice of recognition of a liability only when loss is probable and reasonably estimable, as prescribed in SFAS No. 5, "Accounting for Contingencies." The interpretation also requires a guarantor to make significant new disclosures for virtually all guarantees even if the likelihood of the guarantor's having to make payments under the guarantee is remote. The disclosure requirements in this interpretation were effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The adoption of this interpretation did not have a material impact on the Company's consolidated financial position or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. Certain new disclosure requirements apply to all financial statements issued after January 31, 2003. The adoption of this interpretation is not expected to have a material impact on the Company's consolidated financial position or results of operations.

        In November of 2002, the EITF reached a consensus on Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"). EITF 02-16 addresses the accounting for cash consideration given to a reseller of a vendor's products from a vendor. EITF 02-16 indicates that cash consideration received by a customer from a vendor is presumed to be a reduction in the price of the vendor's products or services and should, therefore, be characterized as a reduction of cost of sales when recognized in the customer's income statement. The EITF indicated that such presumption is overcome when the consideration is either (a) a reimbursement of costs incurred by the customer to sell the vendor's products, in which case the cash consideration should be characterized as a reduction of that cost when recognized in the customer's income statement, or (b) a payment for assets or services delivered to the vendor, in which case the cash consideration should be characterized as revenue when recognized in the customer's income statement. The EITF also reached a consensus that a rebate or refund of a specified amount of cash consideration that is payable only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund, provided the amounts are reasonably estimable. On December 27, 2002, the Company adopted EITF 02-16, effective with arrangements entered into or after November 21, 2002. Such adoption did not have a material impact on the Company's consolidated financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. Many of these instruments previously were classified as equity or temporary equity and as such, SFAS No. 150 represents a significant change in practice in the accounting for a number of mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003. The Company's adoption of SFAS No. 150 did not have a material impact on its consolidated financial position, cash flows or results of operations.

3.     ACQUISITION

        On March 28, 2003, Regal acquired 52 Hoyts theatres representing 554 screens located in 10 states in the Northeastern United States, pursuant to a stock purchase agreement dated February 3, 2003, among Regal, HUSH and Hoyts. The purchase price of approximately $213.1 million includes cash of approximately $100.0 million, the issuance of 4,761,904 shares of Regal's Class A common stock to HUSH with an aggregate fair value of $88.1 million as of the date of issuance, and the assumption of certain capital lease and other obligations with an aggregate fair value of approximately $25.0 million. The value of the 4,761,904 Class A common shares issued was determined based on the closing market price of Regal's common shares on February 4, 2003, the date on which the terms of the acquisition were agreed to and announced. The transaction has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the date of acquisition, with the remaining balance allocated to goodwill. The results of operations of the acquired theatre operations have been included in the accompanying consolidated financial statements for the periods subsequent to the acquisition date of March 28, 2003.

        The following is a summary of the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Current assets	$1.1
Buildings, leasehold improvements and equipment, net	200.2
Goodwill	0.9
Deferred income tax asset	33.0
Other assets	0.2
Current liabilities	(22.0)
Other liabilities	(0.3)

Total purchase price	$213.1

        The following unaudited pro forma results of operations assume the acquisition occurred as of the beginning of fiscal 2002. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the date indicated, or which may occur in the future.

	Year Ended January 1, 2004	Year Ended December 26, 2002
	(In millions, except per share amounts)
Revenues	$2,535.8	$2,340.1
Income from operations	385.4	313.2
Net income	188.8	133.8
Net income available to common stockholders	188.8	105.6
Earnings per share:
Basic	$1.35	$0.94
Diluted	$1.31	$0.90

4.     CHAPTER 11 PROCEEDINGS

        Prior to and during the reorganization proceedings of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities, Anschutz acquired claims of creditors of the United Artists Bankrupt Entities, and Anschutz and Oaktree's Principal Activities Group acquired claims of creditors of the Edwards and Regal Cinemas, Inc. Bankrupt Entities that allowed Anschutz to actively negotiate the terms upon which the companies would emerge from reorganization.

        The reorganization proceedings of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities had significant effects on the operations and financial condition of the companies. The United Artists and Regal Cinemas, Inc. Bankrupt Entities adjusted their assets, liabilities and capital structure to reflect estimated fair values at the time of their emergence from their reorganization proceedings and the acquisition of a controlling equity interest by Anschutz. In addition, in connection with their reorganizations, each of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities were able to selectively close under-performing theatres and negotiate rent reductions and lease termination rights, which improved the financial performance of their asset bases.

  Edwards Reorganization

        On August 23, 2000, the Edwards Bankrupt Entities filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Central District of California (the "California Bankruptcy Court"). On May 24, 2001, the Edwards Bankrupt Entities filed a plan of reorganization and related disclosure statement, as amended (the "Edwards Plan"). On September 24, 2001, the California Bankruptcy Court confirmed the Edwards

Plan. On September 29, 2001, all conditions required for the effectiveness of the Edwards Plan were met, and the Edwards Plan became effective. Pursuant to the Edwards Plan, Anschutz and Oaktree's Principal Activities Group agreed to exchange (i) approximately $14.6 million of their pre-petition secured claims and cash of $41.4 million for $56.0 million in Edwards' Series A preferred stock and 51% of Edwards' newly-issued common stock and (ii) $10.0 million of senior secured debt for $10.0 million of senior unsecured subordinated notes (the "Edwards Subordinated Notes"). For a discussion of Edwards related bankruptcy claims and other related party transactions, see Note 13—"Related Party Transactions."

        The Edwards Plan also provided that the Edwards Bankrupt Entities' senior secured lenders receive a payment of $9.5 million of principal and all pre-petition and post-petition accrued and unpaid interest at the applicable non-default rate. In connection with the Edwards Plan, the Edwards Subordinated Notes were issued and the existing secured lenders established a $180.0 million restructured term loan. General unsecured creditors were entitled to receive, at their option, either a cash distribution equal to 90% of the holder's allowed claim or an unsecured seven year note equal to 100% of the allowed claim. The seven year notes provide for semi-annual interest payments, in arrears, beginning on the six-month anniversary of the effective date at a rate of 9% per annum, compounded annually. The notes also require semi-annual principal reduction payments beginning on the six-month anniversary of the Edwards Effective Date. The amounts recorded based upon the acquisition of control by Anschutz of the Edwards Bankrupt Entities were initially allocated to current assets ($76.7 million), property and equipment ($295.7 million), current liabilities ($102.1 million), debt and lease obligations ($207.0 million), other non-current liabilities ($47.1 million) and minority interest ($11.1 million).

  United Artists Reorganization

        On September 5, 2000, the United Artists Bankrupt Entities, including United Artists Theatre Circuit, Inc., all as debtors, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the "Delaware Bankruptcy Court"), as well as a joint plan of reorganization. On January 22, 2001, the joint plan of reorganization, as amended (the "UA Plan"), was approved by the Delaware Bankruptcy Court and declared effective by the debtors on March 2, 2001. As a consequence of the UA Plan, on March 2, 2001, United Artists' reorganized capital structure consisted of approximately $252.1 million of debt under a restructured bank credit facility (the "United Artists Term Credit Facility"), $57 million of convertible preferred stock and $39.1 million in common equity. Anschutz converted 100% of its senior debt of United Artists into a combination of convertible preferred stock, common stock and warrants to purchase common stock (at an exercise price of $10.00 per share), which, in aggregate, represented approximately 54% of the fully diluted common equity of United Artists. Other senior lenders under United Artists' pre-petition credit facility received common stock in United Artists representing approximately 29% of the fully diluted common equity and subordinated lenders received warrants to purchase common stock at an exercise price of $10.00 per share, which, in the aggregate, represented approximately 7% of the fully diluted common equity, with the remaining 10% of the fully diluted common equity reserved for management stock options.

        In addition, a pool of $5.0 million in cash and $1.1 million in payment-in-kind notes was established for distribution on a pro rata basis to unsecured creditors. The payment-in-kind notes earn "in-kind" interest at 8% with one-third of the principal payable during March 2005, one-third payable during March 2006 and the remaining one-third, along with all accrued interest, payable during March 2007.

        On the UA Effective Date, United Artists adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). For accounting purposes, the inception date of the reorganized company was deemed to be March 2, 2001. Under fresh-start reporting, the reorganization value of United Artists, which represents the fair value of all of the assets (net of liabilities), was determined through negotiations between the United Artists' management and its pre-petition creditors and was initially allocated to United Artists' assets based on their relative fair values. The amounts recorded based upon the acquisition of control by Anschutz the United Artists Bankrupt Entities were allocated to current assets ($93.0 million), property and equipment ($228.9 million), deferred taxes and other assets ($143.2 million), current liabilities ($95.9 million), debt and lease obligations ($256.3 million), other non-current liabilities ($6.8 million) and minority interest ($25.8 million).

  Regal Cinemas, Inc. Reorganization

        On October 11, 2001, the Regal Cinemas, Inc. Bankrupt Entities filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Middle District of Tennessee (the "Tennessee Bankruptcy Court") under case numbers 301-11305 through 301-11320, seeking court supervision of the Regal Cinemas, Inc. Bankrupt Entities' restructuring efforts. Pursuant to the plan of reorganization (the "Regal Plan"), certain holders of its senior credit facilities (including Anschutz and Oaktree's Principal Activities Group) agreed to exchange approximately $725 million of their pre-petition claims for 100% of Regal Cinemas, Inc.'s newly-issued common stock. Other principal terms of the Regal Plan included:

  •
  cash payment in full of principal and accrued and unpaid interest existing under Regal Cinemas, Inc.'s then existing senior credit facility for certain holders;

  •
  cash payment in full of all other secured claims, relating primarily to Regal Cinemas, Inc.'s equipment financing facility;

  •
  satisfaction and retirement of Regal Cinemas, Inc.'s outstanding subordinated debt by a cash payment equal to approximately 20% of the claims amount; and

  •
  distributions to the holders of general unsecured claims of 100% of such holder's allowed claim.

        On December 7, 2001, the Tennessee Bankruptcy Court confirmed the Regal Plan and as a result, Regal Cinemas, Inc. commenced appropriate actions to consummate the Regal Plan and emerged from bankruptcy on January 29, 2002. Also on January 29, 2002, Regal Cinemas, Inc. became a wholly owned subsidiary of Regal Cinemas. The transaction was accomplished by the issuance of 7,500,000 shares of Regal Cinemas common stock in exchange for 100% of the outstanding common stock of Regal Cinemas, Inc. As a result of this exchange, Anschutz and Oaktree's Principal Activities Group acquired approximately 75% of the Regal Cinemas common stock issued upon emergence.

        Approximately $1.8 billion of Regal Cinemas, Inc. long-term debt plus approximately $196 million of accrued and unpaid interest was discharged under the terms of the Regal Plan in exchange for total payments of approximately $575.3 million. Regal Cinemas funded these payments through (i) cash on hand, (ii) a term loan ($270.0 million) borrowed under new senior credit facilities, and (iii) the issuance of new senior subordinated notes ($200.0 million).

        In connection with Regal Cinemas, Inc.'s emergence from bankruptcy and acquisition of a controlling interest by Anschutz, Regal Cinemas, Inc. made certain adjustments in accordance with SOP 90-7 to reflect its emergence from bankruptcy and simultaneously allocated Anschutz's cost basis to Regal Cinemas, Inc.'s assets and liabilities. The impact of these adjustments resulted in a $511.1 million write-down of Regal Cinemas, Inc.'s assets. The amounts recorded based on the acquisition of control by Anschutz of Regal Cinemas, Inc. were initially allocated to current assets ($194.0 million), property and equipment ($1,131.8 million), deferred taxes and other assets ($86.7 million), debt and lease obligations ($574.5 million), other amounts and non-current liabilities ($191.3 million) and minority interest ($309.9 million).

5.     INTEGRATIONS

        During the first quarter of 2002, the Company commenced a plan to restructure certain of its operations to facilitate the integration of Regal Cinemas, United Artists and Edwards. The restructuring principally involved the closing of certain Edwards and United Artists corporate facilities and relocation of the theatre management operations of United Artists and Edwards to Regal Cinemas' offices in Knoxville, Tennessee. The restructuring plan was communicated by Company management to Edwards and United Artists corporate employees during the first quarter of 2002. Such restructuring did not result in any theatre closings.

        With respect to the Edwards restructuring plan, the Company terminated 78 corporate employees located in the Edwards Newport Beach, California corporate offices. Of the total Edwards restructuring charge of $3.1 million for the year ended December 26, 2002, approximately $1.1 million related to employee termination benefits and approximately $2.0 million related to other direct exit costs (principally lease termination fees) associated with the closing of Edwards' corporate offices. The United Artists restructuring plan provided for the termination of 102 administrative employees located in the Centennial, Colorado corporate offices along with closure of a film office located in New York City. Total United Artists restructuring charges were $2.9 million for the year ended December 26, 2002, of which approximately $2.0 million related to employee termination benefits and approximately $0.9 million related to direct exit costs for the closure of the New York City film office and certain legal and professional fees.

        Integration costs and reorganization expenses ($10.1 million) and stock compensation amortization ($2.8 million) are also included in "Operating Expenses—Merger and restructuring expenses" in the accompanying consolidated statements of operations for the year ended December 26, 2002. Such integration costs and reorganization expenses are principally related to legal and professional fees ($4.5 million) associated with the bankruptcy proceedings of the several bankrupt entities and other costs ($5.6 million) described above that are associated with the integration of Regal Cinemas, United Artists and Edwards. The Company completed the Edwards and United Artists integration during the second quarter of 2002. As of January 1, 2004, the Company has paid approximately $3.7 million of Edwards and United Artists restructuring expenses.

6.     PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)

        On a pro forma basis, assuming (i) a full first quarter of post-bankruptcy operating results for Regal Cinemas, United Artists and Edwards, (ii) the contribution by Anschutz and the exchange by several minority stockholders of their equity interests in United Artists, Edwards, Regal Cinemas and Regal CineMedia for shares of the Company, (iii) the issuance of $350 million of 9 3/8% senior subordinated notes due 2012, (iv) the repayment of Edwards indebtedness and the redemption of Edwards preferred stock, (v) the effects of the Company's initial public offering in May 2002, and (vi) the Company's acquisition of the minority interest of United Artists, total revenues, operating income and net income would have been $2,266.4 million, $310.7 million and $150.2 million for the year ended December 26, 2002 and $2,013.5 million, $155.3 million and $56.3 million for the period ended January 3, 2002.

7.     LONG-TERM OBLIGATIONS

        Long-term obligations at January 1, 2004 and December 26, 2002 consist of the following:

	January 1, 2004	December 26, 2002
	(In millions)
Regal 3 3/4% Convertible Senior Notes	$240.0	$—
Regal Cinemas Senior Credit Facility	509.6	219.4
Regal Cinemas 9 3/8% Senior Subordinated Notes	350.0	350.0
Lease financing arrangements, 11.5%, maturing in various installments through 2021	96.0	97.8
Capital lease obligations	25.4	4.1
Other	6.2	7.1

Total long-term obligations	1,227.2	678.4
Less current maturities	(31.1)	(17.0)

Total long-term obligations, net	$1,196.1	$661.4

        Regal 3 3/4% Convertible Senior Notes—On May 28, 2003, Regal issued $240.0 million aggregate principal amount of 3 3/4% Convertible Senior Notes due May 15, 2008. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2003. The notes are senior unsecured obligations of Regal and rank on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The notes are effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries have guaranteed any of our obligations with respect to the notes. On or after May 15, 2007, our note holders will have the option to convert their notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the current conversion price of $21.175 per share (which conversion price has been adjusted for the effect of the extraordinary dividend paid on July 1, 2003—see Note 1—"The Company and Basis of Presentation"). Prior to May 15, 2007, our note holders will have the right, at their option, to convert their notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the current conversion price of $21.175 per share, subject to further adjustments described below, if:

  •
  the closing sale price of our Class A common stock on the previous trading day was 110% or more of the then current conversion price;

  •
  we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our Class A common stock on the day preceding the declaration of such distribution;

  •
  other than the extraordinary dividend paid on July 1, 2003, we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our Class A common stock on the day preceding the declaration for such distribution;

  •
  we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs, in each case, pursuant to which our common stock would be converted into cash, stock or other property unless, in the case of a consolidation or merger, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock, American Depositary Shares or other certificates representing common equity interests traded on a United States national securities exchange or quoted on The NASDAQ Stock Market, or will be so traded or quoted when issued or exchanged in connection with such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock or other certificates representing common equity interests; or

  •
  after any five consecutive trading-day period in which the average of the trading prices for the notes for that five trading-day period was less than 100% of the average of the conversion values for the notes during that period.

        At the current conversion price of $21.175, for each $1,000 of aggregate principal amount of notes converted, the Company would deliver approximately 47.2255 shares of our Class A common stock. Upon conversion, we may elect to deliver cash in lieu of shares of Class A common stock or a combination of cash and shares of Class A common stock. As explained above, with respect to the par amount of the conversion obligation, we intend to deliver cash to note holders upon conversion. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.

        In connection with the issuance of the notes, we used approximately $18.8 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the notes. We used the remainder of the net proceeds from this offering in partial payment of an extraordinary dividend of $5.05 per share of our Class A and Class B common stock to our stockholders of record as of June 20, 2003. See Note 1 for further discussion related to our extraordinary dividend.

        Under the terms of the convertible note hedge arrangement (the "Convertible Note Hedge") with Credit Suisse First Boston ("CSFB"), we paid $36.2 million for a forward purchase option contract under which we are entitled to purchase from CSFB a fixed number of shares of our Class A common shares (at a current price per share of $21.175). In the event of the conversion of the notes, this forward purchase option contract allows us to purchase, at a fixed price equal to the implicit conversion price of shares issued under the convertible notes, a number of shares equal to the shares that we issue to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the notes. We accounted for the Convertible Note Hedge pursuant to the guidance in EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock." Accordingly, the $36.2 million purchase price of the forward stock purchase option contract was recorded as a debit to consolidated stockholders' equity.

        We also sold to CSFB a warrant (the "Warrant") to purchase shares of our Class A common stock. The Warrant is currently exercisable for 11,334,120 share of our Class A common stock at a current exercise price of $24.43 per share. We received $17.4 million cash from CSFB in return for the sale of this forward share purchase option contract. CSFB cannot exercise the Warrant unless and until a conversion event occurs. We have the option of settling the Warrant in cash or shares of our Class A common stock. We accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $17.4 million sales price of the forward stock purchase option contract was recorded as a credit to consolidated stockholders' equity.

        The Convertible Note Hedge and the Warrant economically allow us to acquire sufficient Class A common shares from CSFB to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $24.43. When the fair value of our Class A common shares exceeds such price, the equity contracts have an offsetting economic impact, and accordingly will no longer be effective as a hedge of the dilutive impact of possible conversion.

        Amended and Restated Regal Cinemas Senior Credit Facility—On August 27, 2003, Regal Cinemas entered into a new term loan facility ("New Term Loan D") under the third amended and restated credit agreement of Regal Cinemas for approximately $523.1 million to refinance, at a more favorable interest rate, the aggregate outstanding principal amount under the former Term Loan C and Term Loan D facilities. The amortization schedule under the New Term Loan D is equal to the sum of the scheduled quarterly amortization payments under the former Term Loan C and Term Loan D facilities. The New Term Loan D facility amortizes at a rate of 5.2% per annum for the first three years of the loan, with the remaining 84.4% of principal becoming due in years four through six of the loan, maturing June 30, 2009. The New Term Loan D facility is guaranteed by substantially all direct and indirect subsidiaries of Regal Cinemas and by substantially all real and personal property of Regal Cinemas and its subsidiaries, as set forth in the third amended and restated credit agreement. The third amended and restated credit agreement carries identical covenants to those in the Regal Cinemas credit agreement that was amended and restated. As of January 1, 2004, Regal Cinemas had $145 million available under its undrawn senior revolving credit facility. Regal Cinemas also maintains letters of credit of $30 million (of which approximately $15.9 million was outstanding as of January 1, 2004), which reduces the availability under its senior revolving credit facility.

        Borrowings under the term facility bear interest, at Regal Cinemas' option, at either the base rate or Eurodollar rate plus, in each case, an applicable margin, subject to adjustment based upon the consolidated total leverage ratio of Regal Cinemas. The base rate is a fluctuating interest rate equal to the higher of (a) the British Banking Association's prime rate or (b) the Federal Funds Effective Rate plus 0.5%. At January 1, 2004, the interest rate on the amended and restated senior credit facility was approximately 3.7%.

        Regal Cinemas may prepay borrowings under the third amended and restated senior credit facility in whole or in part, in minimum amounts and subject to other conditions set forth in the third amended and restated senior credit agreement. Regal Cinemas is required to make mandatory prepayments to the lenders from the net cash proceeds from asset sales and new debt issuances, in particular circumstances specified in the third amended and restated senior credit agreement.

        Regal Cinemas' obligations are secured by, among other things, the capital stock of most of its subsidiaries, mortgages on most of its properties and a security interest in substantially all of its assets.

        The third amended and restated senior credit agreement includes various financial covenants such as certain leverage and coverage ratios. The third amended and restated senior credit agreement also contains customary covenants, including limitations on Regal Cinemas' ability to incur debt, and events of default, including a change of control, as defined in the third amended and restated senior credit agreement. The third amended and restated senior credit agreement also limits Regal Cinemas' ability to pay dividends, to make advances and otherwise to engage in intercompany transactions.

        Regal Cinemas Senior Subordinated Notes—On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9 3/8% senior subordinated notes due 2012. Interest on the notes is payable semi-annually on February 1 and August 1 of each year, and the notes mature on February 1, 2012. The notes are guaranteed by most of Regal Cinemas' existing subsidiaries and are unsecured, ranking behind Regal Cinemas' obligations under its senior credit facility and any future senior indebtedness.

        On April 17, 2002, Regal Cinemas sold an additional $150.0 million principal amount of 9 3/8% senior subordinated notes due 2012, which were issued under the indenture pursuant to which Regal Cinemas sold its senior subordinated notes in January 2002.

        Regal Cinemas has the option to redeem the notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest.

At any time on or prior to February 1, 2005, Regal Cinemas may also redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of their principal amount, plus accrued interest, within 90 days of an underwritten public offering of common stock of Regal Cinemas or of a future underwritten public offering of the Company's common stock, the proceeds of which are used as a contribution to the equity of Regal Cinemas. Upon a change of control, as defined in the indenture pursuant to which the notes were issued, Regal Cinemas is required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued interest. In addition, the indenture limits Regal Cinemas' and its subsidiaries' ability to, among other things, incur additional indebtedness and pay dividends on or repurchase capital stock.

        Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting from the requirements of Emerging Issues Task Force No. 97-10, The Effect of Lessee Involvement in Asset Construction, released in fiscal 1998.

        Maturities of Long-Term Obligations—The Company's long-term debt, capital lease obligations, and lease financing arrangements are scheduled to mature as follows:

	Long-Term Debt and Other	Capital Leases	Lease Financing Arrangements	Total
	(in millions)
2004	$28.0	$0.9	$2.2	$31.1
2005	28.1	1.0	2.7	31.8
2006	27.9	1.1	3.0	32.0
2007	147.5	1.8	3.5	152.8
2008	353.2	1.6	3.9	358.7
Thereafter	521.1	19.0	80.7	620.8

Totals	$1,105.8	$25.4	$96.0	$1,227.2

8.     SALE-LEASEBACK TRANSACTIONS

  Regal Cinemas, Inc. Leveraged Sale and Leaseback

        During 2000, Regal Cinemas, Inc. entered into a sale and leaseback transaction with an unaffiliated third party involving 15 of its owned theatres. Under the terms of this transaction, Regal Cinemas, Inc. sold the land and related improvements of the theatres for $45.2 million and leased them back for an initial lease term of 20 years, with an option to extend it for up to 20 additional years. Regal Cinemas accounts for these leases as operating leases.

  United Artists Leveraged Sale and Leaseback

        In December 1995, UATC entered into a sale and leaseback transaction whereby the land and buildings underlying 27 of its operating theatres and four theatres and a screen addition under development were sold to and leased back from an unaffiliated third party. The transaction requires UATC to lease the underlying theatres for a period of 21 years and one month, with the option to extend for up to an additional 10 years. In conjunction with the transaction, the buyer of the properties issued publicly traded pass-through certificates. Several of its properties included in the sale and leaseback transaction have been determined by UATC to be economically obsolete for theatre use. As of January 1, 2004, 22 theatres were subject to the sale leaseback transaction. UATC amended the lease on March 7, 2001 to allow UATC to terminate the master lease with respect to the obsolete properties, to allow the owner trustee to sell those properties and pay down the underlying debt (at a discount to par through September 2002 and par thereafter) and to reduce the amount of rent paid by UATC on the lease. Included in the 2001 amendment is a $35.0 million cap on the ability to sell properties.

Through January 1, 2004 approximately $22.2 million of this cap has been utilized through theatre sales. Three additional properties are no longer operational and are being marketed for sale. An evaluation of the remaining theatres is performed on an ongoing basis. Approximately $79.3 million in principal amount of pass-through certificates were outstanding as of January 1, 2004.

        In connection with the 1995 sale and leaseback transaction, UATC entered into a participation agreement that requires UATC to comply with various covenants, including limitations on indebtedness, restricted payments, transactions with affiliates, guarantees, issuances of preferred stock of subsidiaries and subsidiary distributions, transfer of assets and payment of dividends.

        On November 8, 1996, UATC entered into a sale and leaseback transaction, pursuant to which UATC sold three of its operating theatres and two theatres under development to an unaffiliated third party for approximately $21.5 million and leased back those theatres pursuant to a lease that terminates in 2017. The lease provides UATC with an option to extend the term of the lease for an additional 10 years. Two of the theatres have been determined by UATC to be economically obsolete and are no longer in operation.

        The UATC 1995 and 1996 sale and leaseback transactions resulted in UATC having two separate master lease agreements, each covering multiple properties. Each agreement provides for a single lease payment to be made to the landlord with respect to all of the properties subject to the respective master lease without regard to any lease rate that might otherwise be attributable to a specific leased property.

        In connection with United Artists' adoption of fresh-start reporting upon its emergence from bankruptcy, United Artists and UATC assessed the lease payment obligations under the two master lease agreements and concluded that such aggregate obligations provided economically consistent returns on the underlying leased properties as compared with similar leased facilities. As such, the amount of rent currently being paid under the master lease agreements is substantially attributable to the value of the key theatres. Accordingly, the Company has accounted for the total rent paid under these agreements as expense and have included the future annual rental due under the master lease agreements in rent commitments (See Note 11—"Commitments and Contingencies").

9.     INCOME TAXES

        The components of the provision for (benefit from) income taxes for income from operations are as follows (in millions):

	Year ended January 1, 2004	Year ended December 26, 2002	Period ended January 3, 2002
Federal:
Current	$78.1	$11.7	$5.4
Deferred	22.2	61.0	(2.2)

Total Federal	100.3	72.7	3.2
State:
Current	16.7	4.6	0.6
Deferred	4.2	12.5	(0.2)

Total State	20.9	17.1	0.4

Total income tax provision	$121.2	$89.8	$3.6

        At January 1, 2004 and December 26, 2002, a current tax benefit of $1.1 million and $3.2 million, respectively, was allocated directly to stockholders' equity for the exercise of stock options.

        A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income before taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows (in millions):

	Year ended January 1, 2004	Year ended December 26, 2002	Period ended January 3, 2002
Provision calculated at federal statutory income tax rate	$107.3	$72.9	$2.3
State and local income taxes, net of federal benefit	13.7	11.1	0.2
Minority interest expense	0.2	4.8	—
Reorganization costs	—	1.0	—
Fresh start adjustments	—	—	0.7
Other	—	—	0.4

Total income tax provision	$121.2	$89.8	$3.6

        Significant components of the Company's net deferred tax (liability) consisted of the following at:

	January 1, 2004	December 26, 2002
	(in millions)
Deferred tax assets:
Net operating loss carryforward	$92.8	$39.6
Excess of tax basis over book basis of intangible assets	18.6	27.0
Deferred rent	20.2	13.0
Bankruptcy related liabilities	1.4	7.8
Deferred revenue	1.2	4.9
Other	5.1	—
Accrued expenses	2.8	—
Excess of tax basis over book basis of convertible bonds	13.0	—

Total deferred tax assets	155.1	92.3
Valuation allowance	(48.9)	(59.4)

Total deferred tax assets after valuation allowance	106.2	32.9
Deferred tax liabilities:
Excess of book basis over tax basis of fixed assets	(63.6)	(46.0)
Other	(0.9)	(3.5)

Total deferred liabilities	(64.5)	(49.5)

Net deferred tax asset (liability)	$41.7	$(16.6)

        At January 1, 2004, the Company has net operating loss carryforwards for federal income tax purposes of approximately $251.8 million with expiration commencing during 2007. The Company's net operating loss carryforwards were generated by the entities of United Artists, Edwards and Hoyts. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize the net operating losses acquired from United Artists, Edwards and Hoyts may be impaired as a result of the "ownership change" limitations.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at January 1, 2004 and December 26, 2002, totaling $48.9 million and $59.4 million, respectively, as management believes it is more likely than not that the deferred tax assets would not be realized in future tax periods. The valuation allowance relates to pre-acquisition deferred tax assets of Edwards, United Artists and Hoyts. During the quarter ended June 26, 2003 and in connection with the Company's payment of the extraordinary dividend, United Artists sold certain assets at fair market value to other companies within our consolidated group, resulting in a deferred taxable gain. Based on this transaction, the Company determined it was more likely than not that certain deferred tax assets of United Artists would be realized, and, accordingly reduced the valuation allowance by the amount of $25.3 million. The reduction in the valuation allowance reduced goodwill related to the United Artists acquisition. Accordingly, future reductions in the valuation allowance will reduce goodwill related to these respective acquisitions.

        For federal income tax purposes, the Company has carryover tax basis in certain assets acquired in the Hoyts acquisition described in Note 3—"Acquisition." Such acquired entities had net operating loss carryforwards totaling approximately $155.4 million as of the date of acquisition. Pursuant to certain IRS limitations, the Company's allowable annual deduction with respect to the Hoyts net operating loss carryforwards is limited to approximately $8.6 million. During fiscal year ended January 1, 2004, the Company recorded deferred tax assets in the amount of approximately $33.0 million, net of a valuation allowance of approximately $14.8 million, in connection with the Hoyts acquisition.

10.   MANDATORY REDEEMABLE PREFERRED STOCK

        Prior to April 17, 2002, Edwards had authorized and issued 56,000 shares (44,000 shares to Anschutz and 12,000 shares to Oaktree's Principal Activities Group) of $0.001 par value, mandatory redeemable Series A preferred stock and 15,000 shares of Edwards' mandatory redeemable Series B preferred stock, $0.001 par value, to three other stockholders.

        As described in Note 13—"Related Party Transactions," on April 17, 2002, the Company redeemed approximately $75.3 million or 100% of the mandatory redeemable Series A and Series B preferred stock of Edwards that was held by Anschutz, Oaktree's Principal Activities Group and members of the Edwards family. The difference between the carrying amount and redemption price of $28.2 million was recorded as a charge to equity and is reflected as a reduction of net income available to common stockholders in the accompanying consolidated statement of operations for the year ended December 26, 2002.

11.   COMMITMENTS AND CONTINGENCIES

  Leases

        The Company accounts for a majority of its leases as operating leases. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions that have been accounted for on a straight-line basis over the initial term of the leases. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of January 1, 2004, are summarized for the following fiscal years (in thousands):

2004	$253.4
2005	250.5
2006	247.6
2007	246.9
2008	247.3
Thereafter	2,401.9

        Rent expense under such operating leases amounted to $278.5 million, $217.3 million and $84.5 million for the years ended January 1, 2004 and December 26, 2002 and the period ended January 3, 2002, respectively. Contingent rent expense was $18.7 million, $13.6 million and $3.5 million for the years ended January 1, 2004 and December 26, 2002 and the period ended January 3, 2002, respectively.

  Bankruptcy Claims

        Regal Cinemas, Inc. and Edwards have bankruptcy claims that remain unsettled and are subject to ongoing negotiation and possible litigation. At January 1, 2004, Regal Cinemas had accrued approximately $3.5 million for the estimated costs to resolve such bankruptcy claims. In the opinion of management, based on its examination of these matters, its experience to date and discussions with legal counsel, the outcome of these legal matters, after taking into consideration the amounts already accrued, is not expected to have a material effect on the Company's liquidity or results of operations. To the extent claims are allowed by the bankruptcy court, they will be funded with cash on hand, cash flow from operations or borrowings under Regal Cinemas' revolving credit facility.

  Other

        Regal Cinemas, Inc., Edwards and United Artists are defendants in a number of claims arising from their decision to file voluntary petitions for bankruptcy relief and to close theatre locations or to cease construction of theatres on sites for which such entities had contractual obligations to lease such property. We are also presently involved in various legal proceedings arising in the ordinary course of our business operations, including personal injury claims, employment and contractual matters and other disputes. We believe we have adequately provided for the settlement of such matters. Management believes any additional liability with respect to the above proceedings will not be material in the aggregate to our consolidated financial position, results of operations or cash flows.

        On March 18, 2003, Reading International, Inc., Citadel Cinemas, Inc. and Sutton Hill Capital, LLC (collectively, the "Plaintiffs") filed a complaint and demand for jury trial in the United States District Court for the Southern District of New York against Oaktree Capital Management LLC, Onex Corporation, Regal, United Artists, United Artists Theatre Circuit, Inc., Loews Cineplex Entertainment Corporation, Columbia Pictures Industries, Inc., The Walt Disney Company, Universal Studios, Inc., Paramount Pictures Corporation, Metro-Goldwyn-Mayer Distribution Company, Fox Entertainment

Group, Inc., Dreamworks LLC, Stephen Kaplan and Bruce Karsh (collectively, the "Defendants") alleging various violations by the Defendants of federal and state antitrust laws and New York common law. The Plaintiffs allege, among other things, that the consolidation of the theatre industry and alleged agreements between and among Regal, movie distributors, and Loews, have adversely impacted their ability to exhibit first-run industry-anticipated top-grossing commercial films at their Village East theatre in Lower Manhattan, and are seeking, among other things, a declaration that the Defendants' conduct is in violation of antitrust laws, damages, and equitable relief enjoining Defendants from engaging in future anticompetitive conduct. On December 10, 2003, the court granted Defendants' motion to dismiss in part, thereby dismissing several of Plaintiffs' claims and dismissing Sutton Hill as a plaintiff. On December 24, 2003, Plaintiffs amended their complaint to add Village East Limited Partnership as a Plaintiff. Management believes that the remaining allegations and claims are without merit and intends to defend vigorously the Plaintiffs' claims.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants and additional capital expenditures to remedy such non-compliance. United Artists and several of its subsidiaries and UATG are subject to a consent decree arising from a lawsuit captioned Connie Arnold et. al. v. United Artists Theatre Circuit, Inc. et. al. The plaintiffs alleged nationwide violations with the ADA for failure to remove barriers to access at existing theatres in a timely manner. In 1996, the parties involved in the case entered into a settlement agreement in which United Artists agreed to remove physical barriers to access at its theatres prior to July 2001. In January 2001, the settlement agreement was amended to, among other things, extend the completion date for barrier removal to July 2006 and require minimum expenditures of $250,000 a year for barrier removal.

        On August 13, 2003, the United States Court of Appeals for the Ninth Circuit reversed the United States District Court for the District of Oregon's award of summary judgment in favor of our subsidiaries identified below with respect to an ADA claim on appeal before it, and remanded the case to the district court with instructions to enter summary judgment in favor of the plaintiffs (other than Oregon Paralyzed Veterans of America, which did not join in the appeal). The lawsuit was originally filed in the district court on April 11, 2000 by the Oregon Paralyzed Veterans of America, Kathy Stewmon, Tina Smith and Kathy Braddy against Regal Cinemas, Inc. and Eastgate Theatre Inc. dba Act III Theatre, Inc. The plaintiffs alleged, among other things, that the "stadium seating" plans in six of the defendants' movie theatres violate the ADA and the related regulations of the Department of Justice. The appellate court did not address specific changes, if any, that might be required to bring the stadium-style theatres into compliance with its interpretation of the ADA, and its decision conflicts with a recent decision, based upon substantially similar facts, of the United States Court of Appeals for the Fifth Circuit captioned Lara v. Cinemark USA, Inc. We believe we are in compliance with the ADA regulation with respect to the subject theatres and as such have appealed the Ninth Circuit's decision to the Supreme Court of the United States. No decision has been made by the Supreme Court of the United States on whether or not it will hear our appeal.

        We believe that we are in substantial compliance with all current applicable regulations relating to accommodations for the disabled. We intend to comply with future regulations in this regard, and except as set forth above, we do not currently anticipate that compliance will require us to expend substantial funds. Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

12.   CAPITAL STOCK AND STOCK OPTION PLAN

        As of January 1, 2004, the Company's authorized capital stock consisted of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18,000,000 shares were offered in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "RGC." As of January 1, 2004, 52,774,904 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 89,216,142 shares were outstanding as of January 1, 2004, all of which are held by Anschutz and Oaktree's Principal Activities Group. Each share of Class B common stock converts into one share of Class A Common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Of the authorized shares of the preferred stock, no shares are issued and outstanding as of January 1, 2004. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock will vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company's remaining assets available for distribution to the stockholders in the event of the Company's liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

        The Company's certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of the common stock. As of January 1, 2004, no shares of preferred stock are outstanding. The Company's board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock.

Options and Warrants

        Other than disclosed in Note 7—"Long-term Obligations," no warrants to acquire the Company's common stock were outstanding at January 1, 2004.

2002 Stock Incentive Plan

        In 2002, the Company established the 2002 Stock Incentive Plan (the "Plan") for a total of 11,194,354 authorized shares, which provides for the granting of incentive stock options and non-qualified stock options to principally officers and employees of the Company. The Plan also provides for grants of restricted stock that are subject to restrictions and risks of forfeiture. To date, no grants of restricted stock have been made.

        In conjunction with the exchange transaction on April 12, 2002 (see Note 1—"The Company and Basis of Presentation"), the holders of outstanding options of United Artists and Regal Cinemas received under the Plan replacement options to purchase 8,832,147 shares of Regal Class A common stock at prices ranging from $4.44 to $12.87 per share. As a result, stock option information presented herein prior to the exchange of options has been retroactively restated to reflect the effects of the exchange transaction. Deferred stock compensation totaling approximately $22.9 million was recorded based on the intrinsic value of the options exchanged using the value of the exchange transaction ($11.06 per share).

        In connection with the July 1, 2003 extraordinary cash dividend described more fully in Note 1—"The Company and Basis of Presentation," and pursuant to the antidilution adjustment terms of the 2002 Stock Incentive Plan, the exercise price and the number of shares of Class A common stock subject to options held by the Company's option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the extraordinary dividend. The antidilution adjustments made with respect to such options resulted in a decrease in the range of exercise prices, from $3.4851 to $18.2494 per share, an increase in the aggregate number of shares issuable upon exercise of such options by 2,298,067, and an increase in the total number of authorized shares under the Plan to 13,492,421. As of January 1, 2004 and after giving effect to the antidilution adjustments, the Company had outstanding options to purchase a total of 10,626,377 shares of Class A common stock under the Plan, and 642,748 shares remaining available for future issuance under the Plan. Stock option information presented herein has been adjusted to give effect to the extraordinary dividend. There were no accounting consequences for changes made to reduce the exercise prices and increase the number of shares underlying options as a result of the extraordinary cash dividend because (1) the aggregate intrinsic value of the awards immediately after the extraordinary dividend was not greater than the aggregate intrinsic value of the awards immediately before the extraordinary dividend and (2) the ratio of the exercise price per share to the market value per share was not reduced.

        Stock options granted in connection with the exchange transaction are generally exercisable in installments of 20% per year from the original grant date of the exchanged options and expire no later than 10 years from the date of grant. Stock option grants issued subsequent to the exchange transaction have been established at prices not less than the fair market value as of the date of grant and are exercisable in installments of 20% per year and expire no later than 10 years from the date of grant. For the year ended January 1, 2004 and the period from April 12, 2002 through December 26, 2002, the Company recorded compensation expense of $5.3 million and $2.8 million, related to such options.

        The following table summarizes information about stock options outstanding as of January 1, 2004 as restated for the effects of the exchange transaction:

	Options Outstanding	Weighted Average Exercise Shares Price	Weighted Average Grant Date Fair Value	Options Exercisable At Year End
Under option at March 2, 2001	—
Options granted in 2001 at fair value	2,287,552	$5.37	$5.81
Options exercised in 2001	—
Options canceled in 2001	—

Under option at January 3, 2002	2,287,552	5.37
Options granted in 2002 above fair value	298,900	21.89	6.21
Options granted in 2002 at fair value	7,825,296	11.00	5.00
Options exercised in 2002	(954,807)	7.19
Options canceled in 2002	(231,784)	12.88

Under option at December 26, 2002	9,225,157	10.60		157,163
Options granted in 2003 at fair value	548,067	19.56	6.36
Options exercised in 2003	(1,268,489)	8.18
Options canceled in 2003	(176,425)	17.05
Antidilution adjustments made to outstanding options in connection with the July 1, 2003 extraordinary dividend	2,298,067	8.45

Under option at January 1, 2004	10,626,377	8.70		396,819

        The following table summarizes information about the Plan's stock options at January 1, 2004, including the weighted average remaining contractual life and weighted average exercise price:

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at 01/01/04	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable at 01/01/04	Weighted Average Exercise Price
$3.4851 - 6.9702	8,242,591	8.34	$6.37	120,620	$6.09
$10.1015 - 14.9136	910,369	8.66	$14.09	64,538	$10.29
$15.8627 - 20.12	1,473,417	8.69	$18.37	211,661	$18.17

	10,626,377			396,819

13.   RELATED PARTY TRANSACTIONS

Edwards Bankruptcy Claims

        Under the Edwards Plan, Anschutz and Oaktree's Principal Activities Group have agreed to contribute to Edwards $0.90 for each $1.00 of allowed general unsecured claims in excess of $55.0 million, up to $13.5 million. For each $900 contributed, Anschutz and Oaktree's Principal Activities Group will receive $1,044, up to a maximum of $15,663,333, from Ms. Carole Ann Ruoff and Ms. Joan Edwards Randolph, both former stockholders of Edwards, and from Edwards Affiliated Holdings, LLC, a company controlled by Mr. W. James Edwards, another former stockholder of Edwards. Regal will also acquire up to 331,451 shares of its Class A common stock from Edwards Affiliated Holdings, LLC, based on the dollar amount contributed by Anschutz and Oaktree's Principal

Activities Group. Anschutz and Oaktree's Principal Activities Group will, in turn, receive the same number of shares from Regal, and will also receive from Ms. Ruoff and Ms. Randolph an aggregate of up to $7,384,469 in cash, in each instance based on the amount contributed and allocated between Anschutz and Oaktree's Principal Activities Group in relation to their respective contributions.

        In addition, Anschutz and Oaktree's Principal Activities Group will contribute to Edwards $0.90 for each $1.00 of allowed general unsecured claims in excess of $70.0 million. In exchange for these contributions, Regal will acquire up to 1,383,461 shares of its Class A common stock from Edwards Affiliated Holdings, LLC based on the amount contributed by Anschutz and Oaktree's Principal Activities Group. Anschutz and Oaktree's Principal Activities Group will, in turn, receive the same number of shares from Regal, and will also receive from Ms. Ruoff and Ms. Randolph up to an aggregate of $5,935,531 in cash, in each instance based on the amount contributed and allocated between Anschutz and Oaktree's Principal Activities Group in relation to their respective contributions.

Redemption of Edwards' Series A Preferred Stock and Series B Preferred Stock

        In connection with the formation of Regal, Edwards issued 135,000 shares of its Class A common stock to the holders of Edwards' Series A preferred stock and 115,000 shares of its Class B common stock to the holders of Edwards' Series B preferred stock in consideration for the elimination of voting rights on such preferred stock.

        On April 17, 2002, Regal used a portion of the proceeds from REH's sale of Edwards to Regal Cinemas, Inc. to cause Edwards to redeem its Series A and Series B preferred stock. Anschutz received $47.8 million and Oaktree's Principal Activities Group received $11.9 million in the redemption of Edwards' Series A preferred stock held by them. The holders of the Edwards Series B preferred stock, who are members of or entities controlled by the Edwards family, received an aggregate of $15.7 million in the redemption of the Edwards Series B preferred stock held by them.

Payment of Edwards' Subordinated Notes

        On April 17, 2002, Regal used a portion of the proceeds from REH's sale of Edwards to Regal Cinemas, Inc. to cause Edwards to redeem from Anschutz and from Oaktree's Principal Activities Group approximately $9.6 million and $2.4 million, respectively, owed on the Edwards subordinated notes issued by Edwards to Anschutz and Oaktree's Principal Activities Group.

Warrant Exercises

        On May 23, 2003, all outstanding warrants held by Anschutz to purchase a total of 3,928,185 shares of Class B common stock, Craig Slater, a Regal director, to purchase a total of 6,696 shares of Class A common stock and Michael F. Bennet, a former Regal director, to purchase a total of 13,392 shares of Class A common stock were exercised at exercise prices of $8.88 per share.

Bridge Facility

        During December 2001, Regal Cinemas, Inc. entered into a bridge facility with Anschutz and an affiliate of Oaktree's Principal Activities Group. Under the terms of the bridge facility, Regal Cinemas, Inc. paid commitment fees during January 2002 of $1.6 million to Anschutz and $400,000 to an affiliate of Oaktree's Principal Activities Group, which in the aggregate was 1% of the total amount of available commitments under the bridge facility. This bridge facility was not drawn and terminated upon Regal Cinemas, Inc.'s emergence from bankruptcy.

Other Transactions

        During the year ended December 26, 2002, as members of the class of holders of Regal Cinemas, Inc.'s former senior credit facilities, Anschutz, Oaktree's Principal Activities Group and GSCP, received $33.6 million, $5.6 million and $6.0 million, respectively, in respect of accrued but unpaid interest. As members of the class of holders of Regal Cinemas Inc.'s subordinated debt, Anschutz received cash payments of approximately $129.5 million, Oaktree's Principal Activities Group received cash payments of approximately $29.7 million and GSCP received cash payments of approximately $5.5 million in satisfaction of these claims, which payments equaled approximately 20% of the principal amount of subordinated debt held by them. Anschutz received cash payments of approximately $3.2 million, Oaktree's Principal Activities Group received cash payments of approximately $800,000 from Regal and GSCP received cash payments from Regal Cinemas, Inc. of approximately $50,000 in respect of certain expenses incurred in connection with Regal Cinemas' restructuring. In addition, Regal paid GSCP $1.0 million for restructuring services.

        On July 7, 2003, Regal acquired an aggregate of 2,451,441 shares of its Class A common stock from two stockholders and thereafter, on July 9, 2003, issued those same shares for the same purchase price to another of its stockholders, GSCP. Alfred C. Eckert III, one of our directors, is a limited partner of GSCP (NJ), L.P. and an executive officer of GSCP (NJ), L.P.'s general partner, GSCP (NJ), Inc., each of which entities reports shared beneficial ownership with GSCP with respect to such shares. Mr. Eckert disclaims beneficial ownership of these shares. For a more detailed description of this transaction, see Note 1—"The Company and Basis of Presentation."

        During the year ended January 1, 2004, Regal CineMedia incurred approximately $2.7 million of expenses payable to an Anschutz affiliate for reimbursement of telecommunication services. Additionally, Regal CineMedia has recorded revenue of $0.7 million from certain affiliates of Anschutz and Oaktree's Principal Activities Group related to marketing and business meeting services provided by Regal CineMedia to these affiliates. During the year ended December 26, 2002, Regal CineMedia incurred approximately $1.3 million of expenses payable to certain Anschutz affiliates for reimbursement of travel, marketing and telecommunication expenses.

        During the year ended January 1, 2004, United Artists remitted approximately $250,000 to Anschutz in satisfaction of amounts due under an insurance arrangement formerly held by Anschutz and United Artists.

14.   EMPLOYEE BENEFIT PLAN

        The Company sponsors an employee benefit plan, the Regal Entertainment Group 401(k) Profit sharing plan (the "plan") under section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. The plan currently matches an amount equal to 40% of the participant's contributions up to 6% of the participant's compensation. Employee contributions are invested in various investment funds based upon elections made by the employee.

        In conjunction with the exchange transaction in April 2002 (see Note 1—"The Company and Basis of Presentation"), Regal Cinemas', United Artists' and Edwards' management and operations were combined. Accordingly, during May 2002, United Artists transferred all plan assets (approximately $19.9 million) under the United Artists Theatre Circuit 401(k) Savings Plan to the plan. The Company made discretionary contributions of approximately $1.1 million, $1.0 million and $1.1 million to the plan in 2003, 2002 and 2001, respectively.

15.   EARNINGS PER SHARE

        Basic earnings per share is computed on the basis of the weighted average number of the common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of potentially dilutive common stock options and warrants. The components of basic and diluted earnings per share are as follows (in millions, except share data):

	Year ended January 1, 2004	Year ended December 26, 2002	Period ended January 3, 2002
Net income	$185.4	$117.2	$4.9
Less:
Loss on redemption of preferred stock	—	28.2	—

Net income available to common stockholders	$185.4	$89.0	$4.9
Weighted average shares outstanding (in thousands):
Basic:	138,576	107,738	16,104
Add common stock equivalents	4,216	4,546	1,264

Diluted:	142,792	112,284	17,368
Earnings per share
Basic:	$1.34	$0.83	$0.30
Diluted:	$1.30	$0.79	$0.28

        On April 17, 2002, Regal used a portion of the proceeds from REH's sale of Edwards to Regal Cinemas, Inc. to redeem approximately $75.3 million of redeemable preferred stock of Edwards held by Anschutz, Oaktree's Principal Activities Group and members of the Edwards family. The difference between the carrying amount and redemption price of the redeemable preferred stock of $28.2 million was recorded as a charge to equity and is reflected as a reduction of net income available to common stockholders in the accompanying consolidated statement of operations for the year ended December 26, 2002.

        The $240 million convertible notes discussed in Note 7—"Long-term Obligations" allow us to settle any conversion, and we have the intent to settle any conversion, by remitting to the note holder the accreted value of the note in cash, while settling the conversion spread (the excess conversion value over the accreted value) in the shares of our Class A common stock. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument C as set forth in EITF 90-19, "Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion." It is our intent to settle the notes' conversion obligations consistent with Instrument C. Because the accreted value of the notes will be settled for cash upon the conversion, only the conversion spread (the excess conversion value over the accreted value), which will be settled in stock, will result in potential dilution in our earnings-per-share computations.

        Common stock equivalents consist of principally stock options and warrants. Stock options and warrants to purchase 7.4 million shares and 0.8 million shares of common stock for the years ended January 1, 2004 and December 26, 2002 respectively, were not included in the computation of diluted earnings per share because their inclusion would have been antidilutive.

16.   FAIR VALUE OF FINANCIAL INSTRUMENTS

        The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long term obligations, excluding capital lease obligations and lease financing arrangements:

        The fair value of the Regal Cinemas senior credit facility, which consists of a term loan and revolving credit facility, is estimated based on quoted market prices as of December 26, 2002. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the Regal Entertainment Group Convertible Senior Notes and Regal Cinemas Senior Subordinated Notes are estimated based on quoted market prices for these issuances as of January 1, 2004. The fair value of the Company's other debt obligations were based on recent financing transactions for similar debt issuances and carrying value approximates fair value. The aggregate carrying amounts and fair values of long-term debt at January 1, 2004 and December 26, 2002 consist of the following:

	January 1, 2004	December 26, 2002
	(In millions)
Carrying amount	$1,105.8	$576.5
Fair value	$1,182.7	$599.0

17.   SUBSEQUENT EVENTS

        On March 12, 2004, the Company paid a cash dividend of $0.18 per share on each share of the Company's Class A and Class B common stock to stockholders of record on February 26, 2004.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

REGAL ENTERTAINMENT GROUP

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 12, 2004
12:00 p.m. (Eastern Time)

Regal Entertainment Group	proxy

Proxy solicited on Behalf of the Board of Directors
For the Annual Meeting of Stockholders to be held on May 12, 2004

The undersigned stockholder of Regal Entertainment Group hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the 2004 Annual Meeting of Stockholders to be held at 12:00 p.m. (Eastern Time) on May 12, 2004, at Regal Entertainment Group's offices located at 7132 Regal Lane, Knoxville, Tennessee 37918, and hereby appoints Peter B. Brandow and Amy E. Miles, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Class A and Class B common stock of Regal Entertainment Group registered in the name provided herein which the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as directed hereby or, in the absence of any direction, in accordance with the board of directors' recommendations on each of the proposals set forth in said Proxy Statement, which proposals are set forth below.

        Proposal 1: To elect two Class II directors to serve for three-year terms on our board of directors, and

        Proposal 2: To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 30, 2004.

SEE REVERSE SIDE: If you wish to vote in accordance with the board of directors' recommendations, just sign on the reverse side. You need not mark any boxes.

PLEASE SIGN AND DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED,
POSTAGE PRE-PAID (IF MAILED IN THE UNITED STATES) RETURN ENVELOPE.

SEE REVERSE SIDE. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1 and 2. This proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of Annual Meeting of Stockholders to the undersigned. Please mark your votes with an "X".

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of two Class II directors to serve on our board of directors until 2007:	Class II	01 Thomas D. Bell, Jr. 02 Craig D. Slater	☐	FOR all nominees (except as marked)	☐	WITHHELD from all nominees
(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of the audit committee's selection of KPMG LLP as our independent auditors for the fiscal year ending December 30, 2004:	☐	For	☐	Against	☐	Abstain

By signing this proxy the signatory authorizes its transmission to Regal Entertainment Group or the proxies by electronic means, including telecopy. The undersigned hereby authorizes the proxies, and each of them, in their direction, to vote on any other business as may properly be brought before the 2004 Annual Meeting of Stockholders or any adjournment thereof.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Signature(s) must agree with the name(s) shown hereon. Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. Attorneys should submit powers of attorney. When shares are held by joint tenants, both must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.